     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             ESCHELON TELECOM, INC.
                  (FORMERLY ADVANCED TELECOMMUNICATIONS, INC.)
             (Exact Name of Registrant as specified in its charter)

             DELAWARE                              4813                             41-1843131
 (State or other jurisdiction of       (Primary Standard Industrial               (IRS Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                         730 SECOND AVENUE, SUITE 1200
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 376-4400
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                           --------------------------

                              CLIFFORD D. WILLIAMS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             ESCHELON TELECOM, INC.
                         730 SECOND AVENUE, SUITE 1200
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 376-4400
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                           --------------------------

                                   COPIES TO:

           EDWIN M. MARTIN, JR., ESQUIRE                          JOHN D. WATSON, JR., ESQUIRE
             THOMAS L. HANLEY, ESQUIRE                                  LATHAM & WATKINS
         PIPER MARBURY RUDNICK & WOLFE LLP                          1001 PENNSYLVANIA AVENUE
               1200 19(TH) STREET, NW                                      SUITE 1300
                WASHINGTON, DC 20036                                  WASHINGTON, DC 20004
                   (202) 861-3900                                        (202) 637-2200

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSEDMAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE             AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)(2)   REGISTRATION FEE
Common Stock, par value $.01 per share......................     $172,500,000             $45,540

(1) Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 14, 2000.

                                           Shares

                                     [LOGO]

                                  Common Stock

                                  -----------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $             and $             per share. We have applied to list our
common stock on The Nasdaq Stock Market's National Market under the symbol
"ESCH".

    The underwriters have an option to purchase a maximum of       additional
shares of common stock to cover over-allotments of shares.

    Investing in the common stock involves risks. See "Risk Factors" on page
        .

                                                                        Underwriting    Proceeds to
                                                          Price to     Discounts and      Eschelon
                                                           Public       Commissions    Telecom, Inc.
                                                       --------------  --------------  --------------
Per Share............................................        $               $               $
Total................................................  $               $               $

    Delivery of the shares of common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

              Bear, Stearns & Co. Inc.

                             J.P. Morgan & Co.

                                           Banc of America   Securities LLC

                  The date of this prospectus is       , 2000.

                           [INSIDE FRONT COVER PAGE]

           DESCRIPTION OF GRAPHICS ON THE INSIDE FRONT GATEFOLD TO BE
                             SUPPLIED BY AMENDMENT.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
SUMMARY...............................      1
RISK FACTORS..........................      6
USE OF PROCEEDS.......................     19
DIVIDEND POLICY.......................     19
CAPITALIZATION........................     20
DILUTION..............................     21
SELECTED CONSOLIDATED FINANCIAL AND
  OTHER DATA..........................     22
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     26
BUSINESS..............................     34
GOVERNMENT REGULATION.................     51
MANAGEMENT............................     60

                                          PAGE
                                        --------
RELATED PARTY TRANSACTIONS............     69
DESCRIPTION OF INDEBTEDNESS...........     72
PRINCIPAL STOCKHOLDERS................     73
DESCRIPTION OF CAPITAL STOCK..........     75
SHARES ELIGIBLE FOR FUTURE SALE.......     79
CERTAIN UNITED STATES FEDERAL TAX
  CONSIDERATIONS TO NON-U.S.
  HOLDERS.............................     80
UNDERWRITING..........................     83
NOTICE TO CANADIAN RESIDENTS..........     85
VALIDITY OF THE SHARES................     87
EXPERTS...............................     87
ADDITIONAL INFORMATION................     87
INDEX TO FINANCIAL STATEMENTS.........     F1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL       , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND OUR COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

    We are a rapidly growing integrated communications provider offering facilities-based broadband voice and data services to small and medium-sized business customers in select markets within the western United States. Our single source approach integrates local telephone, long distance and data services, including digital subscriber lines or DSL, high speed Internet access, private lines web hosting and virtual private network services. We complement our voice and data services with business telephone systems sales that allow us to market, sell, install, service, bill and account for a complete product and service set. For the quarter ended March 31, 2000, we generated $25.2 million in annualized voice and data services revenue and $24.2 million in annualized business telephone systems revenue. As of March 31, 2000, we were serving over 6,500 voice and data services customers representing over 38,000 access lines in service.

    We are deploying a technologically advanced telecommunications network with the flexibility to meet the current and future needs of our customers. Our network incorporates leading technology including high capacity Nortel voice and asynchronous transfer mode, or ATM, switches and colocation equipment capable of integrating voice and data traffic over the same access line. Our network will allow us to serve customers using voice-over DSL and, with incremental network expansion, voice-over Internet protocol, or IP. Recently we acquired Fishnet.com, an Internet service provider, which will accelerate our deployment of advanced data services, including the hosting of applications services over our network.

    We have a phased deployment strategy beginning with four of the largest markets in the western United States. We currently have deployed two voice switches, two advanced data switches and 17 colocations in Minneapolis, St. Paul and Portland. By the end of 2000, we expect to have deployed four additional voice switches, five additional advanced data switches and 106 additional colocations in eight new markets, including Seattle, Denver, Phoenix and Salt Lake City. By the end of 2001, we plan to have deployed a total of 12 voice switches, 13 advanced data switches and 191 colocations in 26 markets throughout the western United States. In addition, in our largest markets we plan to deploy our own intra-city fiber optic network that will connect many of the central offices where we are colocated. We also plan to interconnect our markets using an ATM backbone consisting of our own switches and leased or purchased long-haul transport capacity.

    We also sell business telephone systems to address our customers' needs for telecommunications hardware. By offering these systems, we create a strong relationship with our customers and a detailed understanding of their current and future telecommunications requirements, enhancing our ability to cross-sell our products and services. Since our inception in 1996, we have acquired four business telephone systems companies serving six of our initial markets. These acquisitions have allowed us to establish our market presence more rapidly and build on an existing customer base and sales and service infrastructure. We intend to continue acquiring business telephone systems companies as we enter additional markets to accelerate our customer penetration and growth. As of March 31, 2000, we were serving over 7,000 business telephone systems customers representing an estimated 80,000 access lines, which we intend to target for sales of voice and data services over our network.

    We have assembled a team of experienced telecommunications senior executives. Our top 15 officers have a combined total of 224 years of industry experience. Our founder, Chairman and Chief Executive Officer, Cliff Williams, has 29 years of industry experience including as President and Chief Executive Officer of Enhanced Telemanagement, an integrated communications provider to small and medium-sized businesses that was acquired by Frontier in 1995. Our President and Chief Operating Officer, Richard Smith, has 28 years of experience managing telecommunications businesses, including overseeing the local telephone service operations of Frontier and Rochester Telephone. These executives are supported by almost 600 employees and 25 key management and operational personnel who have held positions at major telecommunications companies, including AT&T, Frontier, Global Crossing, WorldCom, MFS, Logix and US WEST.

    To fund our phased growth strategy, we have raised a total of $76.0 million in cash equity capital from investors, including affiliates of Bain Capital, Stolberg Equity Partners, JP Morgan, GE Capital and FleetBoston. Of this amount, senior management has invested approximately $3.6 million. We also have a $65.0 million credit facility led by GE Capital, and we expect to receive commitments to increase this facility by an additional $70.0 million. Other lenders in this facility include affiliates of Firstar, FleetBoston, JP Morgan and Coast Development Credit.

                               BUSINESS STRATEGY

    The key elements of our business strategy are to:

    - focus on underserved small and medium-sized business customers in select western United States markets;

    - deploy a flexible, technologically advanced network in a capital-efficient manner;

    - provide a complete telecommunications solution at a competitive price with superior customer service;

    - capitalize on business telephone systems sales to drive revenue growth and maintain customer loyalty;

    - employ team sales approach to cross-sell multiple products and services;
      and

    - leverage our network to expand advanced data and IP service offerings.

                                  THE OFFERING

Common stock offered.................................  shares

Common stock to be outstanding after this offering...  shares

Use of proceeds......................................  To fund capital expenditures for the deployment of our network, to fund operating
                                                       losses in connection with the expansion of our
                                                       business and for working capital and other
                                                       general corporate purposes.

Proposed Nasdaq National Market symbol...............  ESCH

    The number of shares of common stock that will be outstanding after this offering is based on 2,826,897 shares of common stock outstanding as of April 14, 2000, plus:

    -          shares of common stock to be sold by us in this offering; and

    - 21,245,692 shares of common stock to be issued at the completion of this offering upon the automatic conversion of all of the currently outstanding shares of our convertible preferred stock.

    The number of shares of common stock that will be outstanding after this offering excludes:

    - shares of common stock issuable pursuant to the underwriters' over-allotment option;

    - 4,400,000 shares of common stock issuable upon the exercise of outstanding
      options at a weighted average exercise price of $          as of
                ;

    - shares of common stock reserved for issuance in connection with future grants under our stock option plan; and

    - 440,500 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.01 per share. Warrants Covering 214,250 of these Shares of Common Stock will be canceled upon completion of this offering.

                            ------------------------

    We are a Delaware corporation with principal offices at 730 2nd Avenue, Minneapolis, Minnesota 55402. In April 2000, we changed our name from Advanced Telecommunications, Inc. to Eschelon Telecom, Inc. Our telephone number is
(612) 376-4400, and our website address is www.eschelon.com (formerly www.aticomm.com). Information on our website does not constitute part of this prospectus.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table presents our summary consolidated financial and other data for the periods indicated. This data should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.

    EBITDA consists of net income (loss) excluding net interest, taxes and depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increase in debt and to satisfy capital requirements. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of operating performance nor as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.

    The pro forma net loss per share data presented below gives effect to the automatic conversion of all of our convertible preferred stock into common stock as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to the sales of our capital stock since December 31, 1999. The pro forma as adjusted balance sheet data gives effect to these sales as well as to the automatic conversion of our convertible preferred stock into common stock, the automatic termination of the put right on warrants
held by one of our lenders and the issuance and sale of             shares of
common stock in this offering as if these transactions occurred on December 31, 1999.

                                                                   ESCHELON TELECOM, INC.
                                                              ---------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                  DATA AND OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:

  Voice and data services...................................   $ 2,420     $ 9,885    $ 18,725
  Business telephone systems................................    16,367      18,624      22,991
                                                               -------     -------    --------
Total revenue...............................................    18,787      28,509      41,716
Gross profit................................................     8,823      10,532      14,750
Operating loss..............................................    (2,959)     (5,899)     (9,372)
Net loss....................................................    (3,321)     (7,015)    (10,982)
Net loss applicable to common stockholders..................    (3,321)     (7,015)    (12,256)
Net loss per share applicable
  to common stockholders--
  basic and diluted.........................................     (3.68)      (5.50)      (6.18)
Pro forma net loss per
  share-basic and diluted...................................                             (0.99)

                                                                   ESCHELON TELECOM, INC.
                                                              ---------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                  DATA AND OPERATING DATA)
OTHER FINANCIAL DATA:
Capital expenditures........................................   $ 1,530     $   604    $ 18,256
Cash flows provided by (used in) operating activities.......    (2,395)     (6,133)     (7,610)
Cash flows provided by (used in) investing activities.......    (2,795)     (1,575)    (17,090)
Cash flows provided by (used in) financing activities.......     7,907       5,636      58,159
EBITDA......................................................    (2,021)     (4,613)     (7,529)

                                                                     DECEMBER 31,
                                                            ------------------------------   MARCH 31,
                                                              1997       1998       1999        2000
                                                            --------   --------   --------   ----------
OPERATING DATA:
Voice access lines in service(1)..........................    6,983     20,099      30,288      36,227
Data access line equivalents in service(1)(2).............       --         --          --       1,826
                                                            -------    -------    --------    --------
  Total access lines in service...........................    6,983     20,099      30,288      38,053
Colocations installed.....................................       --         --          --          17
Markets in operation......................................        6          7           7           7
Voice switches in service.................................       --         --           1           2
Data switches in service..................................       --         --          --           2
Total employees...........................................      225        289         441         590

                                                                    DECEMBER 31, 1999
                                                              ------------------------------
                                                                                      PRO
                                                                                     FORMA
                                                                           PRO         AS
                                                               ACTUAL     FORMA     ADJUSTED
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $34,473    $47,662    $
Property and equipment, net.................................   19,801     19,801     19,801
Working capital.............................................   35,750     48,939
Total assets................................................   77,277     90,466
Capital lease obligations and notes payable, including
  current portion...........................................   25,355     25,355     25,355
Total stockholders' equity..................................   41,539     54,728

------------------------

(1) Each access line and access line equivalent is equal to one 64 kilobit customer line.

(2) Does not include approximately 1,400 lines for dial-up Internet access customers. We also do not include these customers in the total number of our voice and data services customers presented elsewhere in this prospectus.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS AND UNCERTAINTIES AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE INVESTING IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF THE COMMON STOCK COULD DECLINE AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

    OUR LIMITED OPERATING HISTORY IN PROVIDING FACILITIES-BASED
    TELECOMMUNICATIONS SERVICES MAKES PREDICTING OUR FUTURE PERFORMANCE
    DIFFICULT.

    In March 2000, we began operating as a facilities-based integrated communications provider and for the first time began offering telecommunications services over our own network. Prior to that, we provided voice and data services only through the use of networks of other integrated communications providers. As a result of our limited operating history as a facilities-based integrated communications provider, you have limited operating and financial data on which you can predict our future performance and base your investment decision. We cannot assure you that we can successfully operate as a facilities-based integrated communications provider.

    WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

    We have incurred significant operating and net losses in the past and expect to continue to incur losses in the future as we deploy our network, expand our service offerings and enter new markets. For the year ended December 31, 1999, we had an operating loss of $9.4 million and a net loss of $11.0 million. As of December 31, 1999, we also had an accumulated deficit of $21.7 million. As we expand our network, we expect our negative cash flow, operating losses and net losses to continue for the foreseeable future. We cannot assure you that our revenues will grow or that we will achieve profitability in the future. If we continue to generate losses without obtaining additional funding, our ability to pursue our business strategy may be restricted.

    THE LEVEL OF OUR OUTSTANDING DEBT MAY EXCEED THE LEVEL OF OUR REVENUE AND STOCKHOLDERS' EQUITY, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR FINANCIAL OBLIGATIONS.

    As of December 31, 1999, we had $23.2 million of outstanding debt and the capacity to borrow an additional $42.6 million under our existing credit facilities. We are obtaining commitments to increase our borrowing capacity by an additional $70.0 million. We anticipate incurring substantial additional indebtedness to finance the deployment of our network and our entry into new markets. Our substantial indebtedness could significantly affect our business and our ability to fulfill our financial obligations. For example, a high level of indebtedness could:

    - make it more difficult for us to satisfy our current and future debt obligations;

    - limit our ability to borrow additional funds or obtain other forms of financing;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund working capital, capital expenditures and other general corporate requirements out of future operating cash flows or additional debt or equity financing;

    - limit our flexibility in planning for, or reacting to, changes in our business or our industry;

    - place us at a disadvantage to competitors with less debt; and

    - make us vulnerable to interest rate fluctuations because a material portion of our indebtedness bears interest at variable rates.

    OUR EXISTING CREDIT FACILITY INCLUDES RESTRICTIVE AND FINANCIAL COVENANTS THAT LIMIT OUR OPERATING FLEXIBILITY.

    Our existing credit facility contains covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These include restrictions on our ability to:

    - incur additional debt;

    - pay dividends or distributions on, or redeem or repurchase, capital stock;

    - create liens with respect to our assets;

    - make investments, loans or advances;

    - amend, restate or modify our certificate of incorporation or by-laws;

    - prepay specified indebtedness;

    - enter into transactions with affiliates;

    - merge, consolidate, reorganize or sell our assets; and

    - engage in any business other than activities related or complementary to telecommunications.

    In addition, our credit facility imposes financial covenants that require us to comply with specified financial ratios and tests, including minimum quarterly revenues, minimum quarterly EBITDA, maximum quarterly EBITDA losses, senior debt to total capitalization, maximum capital expenditures, maximum leverage ratios and minimum interest coverage ratios. We cannot assure you that we will be able to meet these requirements or satisfy these covenants in the future. If we fail to do so, our debts could become immediately payable at a time when we are unable to pay them. This could adversely affect our ability to carry out our business plan and would have a negative effect on our financial condition.

    WE MAY NOT BE ABLE TO OBTAIN SIGNIFICANT ADDITIONAL FUNDS, WHICH COULD DELAY OUR NETWORK DEPLOYMENT OR PREVENT US FROM EXPANDING OUR BUSINESS.

    In order to develop and expand our business, we will need to make significant capital expenditures and fund our anticipated operating losses and debt service requirements. Although we believe the proceeds from this offering, together with our cash resources on hand and funds available under our credit facilities, will fund the initial phases of our network deployment and our other activities, we anticipate that we will need additional funding for future capital expenditures and other purposes, including:

    - continuing to deploy our network;

    - entering new markets;

    - offering new telecommunications services;

    - paying scheduled principal and interest payments on our outstanding indebtedness;

    - refinancing existing debt;

    - financing acquisitions and strategic alliances; and

    - financing operating losses.

    The actual amount and timing of our future capital requirements may differ from our current estimates. Competitive developments, changes in technology, changes in the regulatory environment and other events may cause us to alter the currently estimated timing and amount of our expenditures.

These and other factors may also cause our actual revenues and costs to differ from what we currently anticipate, which could affect the timing and amount of our additional financing needs.

    Sources of additional financing may include the private or public sale of equity or debt securities, commercial bank debt financing, vendor financing or lease financing. If we raise additional funds through the issuance of equity, existing stockholders will experience dilution of their ownership interests represented by their shares of common stock. If we meet our funding needs through debt financing, our interest and debt service obligations will increase, and we may become subject to restrictive covenants that could impair our ability to implement our business plan. We cannot assure you that any additional financing we may need will be available to us on favorable terms or at all. If we do not obtain needed financing, our ability to implement our business plan will be impaired.

    DEPLOYMENT OF OUR NETWORK COULD INCREASE OUR ESTIMATED COSTS AND DELAY SCHEDULED COMPLETION.

    The deployment of our network is a significant undertaking. This will require that we install and operate additional facilities, switches and related equipment and develop, introduce and market new products and services, including data services. In addition, the deployment of additional data services may require modifications to our network architecture. The development and expansion of some of our data services offerings will also require us to obtain and install our equipment in the incumbent telephone companies' central office colocation space. Administrative, technical, operational, regulatory and other problems that could arise may be more difficult to address and solve due to the scope and complexity of our planned expansion. We are also dependent on timely performance by third party suppliers and contractors, particularly Nortel. Many of these factors and problems are beyond our control. As a result, our network deployment may not be completed as planned or for the costs and in the time frame that we currently estimate. We may be materially adversely affected as a result of any significant increase in the estimated cost of the network deployment or any significant delay in its anticipated completion.

    OUR RECENT NAME CHANGE COULD CAUSE US TO LOSE CUSTOMERS.

    In April 2000, we changed our name to Eschelon Telecom. Prior to that we operated under a holding company named Advanced Telecommunications and operating subsidiaries named Cady Communications, American Telephone Technology, Electrotel and Intellecom. While we believe that we have created an excellent reputation and achieved name recognition for each of our operating subsidiaries over the last four years of operations as an integrated communications provider, we cannot assure you that we will be able to transfer that reputation and name recognition to our new name. If we are unable to do so, we may lose customer confidence and ultimately lose customers.

    THE TELECOMMUNICATIONS MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST COMPANIES THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO, WHICH COULD CAUSE US TO LOSE CUSTOMERS AND IMPEDE OUR ABILITY TO ATTRACT NEW CUSTOMERS.

    The telecommunications industry is highly competitive and is affected by the introduction of new services by, and the market activities of, major industry participants. US WEST, GTE, Nevada Bell and our other current competitors are substantially larger and have greater financial, technical and marketing resources than we do. We have not achieved, and do not expect to achieve, a significant market share for any of the broadband telecommunications services we offer. In particular, US WEST, GTE, Nevada Bell, AT&T, Worldcom and other large competitors have the following advantages over us:

    - long-standing relationships and brand recognition with customers;

    - financial, technical, marketing, personnel and other resources substantially greater than ours;

    - more funds to deploy telecommunications services;

    - potential to lower prices of competitive telecommunications services that compete with ours;

    - fully deployed and operational networks; and

    - benefits from existing regulations that favor the incumbent telephone companies.

    We face, and expect to continue to face, competition from current and potential market entrants, including:

    - long distance providers seeking to enter, re-enter or expand entry into the local telecommunications marketplace; and

    - other domestic and international broadband integrated communications providers, resellers, Internet companies, cable television companies and electric utilities and municipalities, which are using their rights-of-way and other assets to enter the telecommunications services market.

    In addition, a continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors, which could cause us to lose customers and impede our ability to attract new customers.

    RESISTANCE BY POTENTIAL CUSTOMERS TO ENTER INTO SERVICE ARRANGEMENTS WITH US MAY REDUCE OUR ABILITY TO INCREASE OUR REVENUE.

    The success of our telecommunications service offerings will be dependent upon, among other things, the willingness of customers to accept us as a new provider of broadband voice and data services. Many of our potential customers have entered into term contracts with incumbent telephone providers that have penalties for early termination, which our potential customers may not want to incur. In addition, potential customers may not want to change their existing service providers for a variety of reasons such as:

    - longstanding service relationships with existing providers;

    - potential service interruptions in switching to a new provider; and

    - existing providers having financial, technical, marketing and other resources that are substantially greater than ours.

    We cannot assure you that we will be successful in overcoming the resistance of customers to change their current integrated communications providers, particularly those that purchase services from incumbent telephone companies. The lack of such success would reduce our ability to increase our revenue.

    OUR CURRENT CUSTOMERS MAY BE RELUCTANT TO CHANGE TO OUR NEW FACILITIES-BASED OPERATIONS, WHICH MAY IMPEDE OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.

    We are deploying a technologically advanced network comprised of our own data and telephone switches as part of our business plan to transition our current customers from resale services to our new integrated communications service offerings. Our current customers may decide not to purchase our new service offerings because of, among other things, a lack of familiarity with our new name and potential technological challenges in using a newly-deployed network, which would impede our ability to implement a key component of our business plan. Even if our customers agree to transition to our network, we may experience difficulty in migrating those customers and they may experience difficulty in using our services, which could cause them to change providers. In addition, we may not be able to migrate our customers onto our network as quickly or efficiently as we expect, which could impair our operating results.

    IF OUR BACK OFFICE AND CUSTOMER SERVICE SYSTEMS ARE UNABLE TO MEET OUR NEEDS, WE MAY NOT BE ABLE TO BILL OUR CUSTOMERS EFFICIENTLY OR PROVIDE AN ADEQUATE LEVEL OF CUSTOMER SERVICE.

    Sophisticated back office processes and information management systems are vital to our growth and our ability to bill customers accurately, install access lines, achieve operating efficiencies and improve our operating margins. Our plans to develop and implement these back office and customer service systems rely, for the most part, on choosing products and services offered by third-party vendors and integrating these products and services into our operations. We cannot assure you that these systems will perform as expected as we grow our customer base. In addition, our right to use these systems depends upon license agreements with third-party vendors. If these vendors elect to cancel or not renew some or all of these license agreements, our business may be adversely affected. Some of the risks associated with our back office and customer service systems include:

    - the failure by third-party vendors to deliver their products and services in a timely and effective manner and at acceptable costs;

    - our failure to identify key information and processing needs;

    - our failure to integrate our various information management systems effectively;

    - our failure to maintain and upgrade systems as necessary; and

    - our failure to attract and retain qualified systems support personnel.

    IF WE ARE UNABLE TO ATTRACT AND RETAIN MANAGEMENT AND KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

    We believe that our success is due, in part, to our experienced management team, including Messrs. Williams and Smith. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts, and possibly prevent us from further improving our operational, financial and information management systems and controls. As we continue to grow, we will need to hire and retain qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel.

    In addition, competition for qualified telecommunications services employees has intensified in recent years, and it may become even more intense in the future. We believe that there are a limited number of persons with experience comparable to the experience of the members of our management team. Our ability to implement our business plan is dependent on our ability to hire and retain a large number of qualified new employees each year. If we are unable to hire sufficient qualified personnel, our customers could experience inadequate customer service and delays in the installation and maintenance of access lines.

    OUR FAILURE TO PROPERLY MANAGE OUR EXPECTED GROWTH COULD ADVERSELY AFFECT THE EXPANSION OF OUR CUSTOMER BASE AND SERVICE OFFERINGS.

    If we successfully execute our business plan, we expect to rapidly expand our operations. This rapid growth will place a significant strain on our management, operational financial and information management systems and controls, personnel and other resources. We cannot assure you that we will successfully implement the operational and financial and information management systems and controls that we anticipate will be necessary to support our rapid growth and to manage a competitive business in an evolving industry. Any failure to implement and improve these systems and controls and to maintain our other resources at a pace consistent with industry changes and the growth of our business could cause customers to switch to other integrated communications providers, which would have a material adverse effect on us.

    We expect to expand our business by installing additional network facilities, entering into new markets and providing additional telecommunications services. We cannot assure you that we can:

    - install these network facilities in a technologically or economically feasible manner;

    - develop or market additional telecommunications products and services; or

    - operate and maintain our new networks and telecommunications services profitably.

    WE WILL NEED TO RELY ON INCUMBENT TELEPHONE COMPANIES TO SUCCESSFULLY IMPLEMENT OUR SERVICES. THEIR FAILURE TO COOPERATE WITH US COULD ADVERSELY AFFECT THE SERVICES WE OFFER AND CAUSE US TO LOSE CUSTOMERS.

    We are, and will continue to be, dependent on US WEST, GTE and Nevada Bell and, as we expand our network, on other incumbent telephone companies that operate in our target market areas to assure that we can provide our customers uninterrupted service and competitive services. The Telecommunications Act of 1996 requires the largest incumbent telephone companies to lease or "unbundle" their network elements and make them available to us and others for purchase, as well as provide their telecommunications services to us and others at wholesale prices. We cannot, however, assure you that these elements and services will be provided in a commercially viable manner or at reasonable prices. Many new integrated communications providers have experienced difficulties in working with incumbent telephone companies. Problems have arisen in installing access lines, implementing interconnection and colocation and integrating the preordering, ordering, repairing and billing systems used by new integrated communications providers with the systems of incumbent telephone companies. These problems may impair our reputation with customers who can easily switch back to incumbent telephone companies or to other telecommunications service providers. Coordination and cooperation with incumbent telephone companies are necessary for new integrated communications providers such as us to provide local service to customers on a timely, cost-effective and competitive basis.

    In addition, our ability to implement successfully our switched and enhanced telecommunications services will require the negotiation of interconnection and colocation agreements with incumbent telephone companies. Interconnection agreements set forth the terms and conditions governing how local integrated communications providers interconnect their networks and/or purchase or lease network facilities and services. These negotiations may require considerable time, effort and expense and the agreements will be subject to federal and state regulation.

    The terms of interconnection agreements, such as our agreements with US WEST, GTE and Nevada Bell, typically cover a two- to three-year period, requiring us to renegotiate them frequently. We cannot assure you that we will be able to renegotiate these interconnection agreements or negotiate new agreements in our existing and new markets on favorable terms. Delays in obtaining interconnection agreements may delay our entry into new markets. In addition, the prices set forth in the interconnection agreements may be subject to significant rate increases at the discretion of the regulatory authority in each of the states in which we do business. A significant part of our cost structure depends on these state-regulated rate structures. We cannot assure you that the rates charged to us under our interconnection agreements will allow us to offer usage rates low enough to attract a sufficient number of customers to operate our business profitably.

    IF THIRD PARTIES DO NOT PROVIDE THE TELECOMMUNICATIONS PRODUCTS AND THE INSTALLATION AND FIELD SERVICES THAT ARE CRITICAL TO OUR BUSINESS, WE COULD LOSE CUSTOMERS.

    In deploying our network, we purchase telecommunications products from a number of third-party vendors, including Nortel, Cisco and Lucent. We also intend to outsource a significant portion of the installation and field service requirements of our network to third parties such as Nortel. Because we depend on third-party vendors, we do not have guaranteed capacity or control over delivery schedules, quality assurance, production yields and costs. If any of our vendors reduces or interrupts its supply of products, or if any significant installer or field service provider interrupts its service to us or fails to perform to required specifications, our business could be disrupted, which could cause us to lose customers. In addition, our suppliers may be unable to manufacture and deliver the telecommunications products we require. If this were to occur, we might be unable to deploy our network in a timely manner, thus reducing our ability to compete.

    SOME OF OUR EMPLOYEES ARE UNIONIZED, AND WE COULD FACE WORK DISRUPTIONS DUE TO STRIKES, SLOWDOWNS OR OTHER LABOR DISPUTES.

    A small percentage of our employees are members of the International Brotherhood of Electrical Workers. Although our management believes that its relationship with our union employees is good, we cannot promise that we will never experience a labor disruption. Such disruptions could occur in response to our actions but could also be due to the actions of other union employers. Significant labor disruptions could adversely affect our ability to provide acceptable levels of service to our customers, which could result in customer dissatisfaction and a loss of business.

    DECLINING PRICES FOR TELECOMMUNICATIONS SERVICES COULD REDUCE OUR REVENUE AND PROFITABILITY.

    The telecommunications business is extremely competitive. Long distance prices have decreased substantially in recent years and are expected to continue to decline in the future. In addition, the long distance industry has historically experienced high customer attrition, as customers frequently change their chosen long distance providers in response to lower rates or promotional incentives by competitors. We will initially rely on providers such as US WEST, Sprint and Global Crossing to provide service for all of our long distance traffic. As we enter additional markets, we will need to negotiate resale agreements with other telephone companies to provide us with long distance services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for long distance services and estimates of the calling patterns and traffic levels of our customers. If we fail to meet our minimum volume commitments, we may be obligated to pay under-utilization charges, and if we underestimate our need for long distance services, we may be required to obtain capacity through more expensive means, which would raise our costs and reduce our revenues. Our failure to achieve acceptable profits from our long distance business could have a material adverse effect on us. Trends in the pricing for long distance services may be indicative of trends in the telecommunications industry. If this is the case, revenue from our other service offerings may be subject to significant price pressure.

    OUR FAILURE TO INTEGRATE SUCCESSFULLY OTHER BUSINESSES WE ACQUIRE MAY RAISE OUR COSTS AND REDUCE OUR REVENUE.

    As part of our business strategy, we seek to expand through investments in or the acquisition of other businesses that we believe are complementary to our business. Although we regularly engage in discussions relating to potential acquisitions, we are unable to predict whether any acquisitions will actually occur. If we acquire companies, networks or other complementary assets as part of our expansion plan, we will be subject to the risks generally associated with acquisitions. These risks include, among others:

    - the acquired companies may not provide us with all the benefits that we expect;

    - the transactions with, and subsequent integration of, the acquired companies may disrupt our ongoing business operations and strain our resources and management;

    - it may be difficult to successfully integrate the acquired businesses with our operations;

    - our relationships with employees or customers may be impaired; and

    - it may not be possible to maintain uniform standards, controls, procedures and policies across the acquired companies.

    Our ability to complete acquisitions will depend, in part, on our ability to finance the acquisitions (including the costs of acquisition and integration). Our ability may be constrained by our cash flow, the level of our indebtedness at the time, restrictive covenants in the agreements governing our indebtedness, conditions in the securities markets and other factors, some of which are not within our control. If we proceed with one or more acquisitions in which the consideration consists of cash, we may use a substantial portion of our available cash to complete the acquisitions. If we finance one or more acquisitions with the proceeds of indebtedness, our interest expense and debt service requirements could increase materially. Furthermore, if we use our common stock as consideration for acquisitions, our stockholders would experience dilution of their ownership interests represented by their shares of common stock. The financial impact of acquisitions could materially affect our business and could cause substantial fluctuations in our quarterly and yearly operating results.

    THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGIES WE USE. OUR FAILURE TO KEEP UP WITH SUCH CHANGES COULD ADVERSELY AFFECT OUR BUSINESS.

    The telecommunications industry is subject to rapid and significant changes in technology and in customer requirements and preferences. We have developed our business based, in part, on traditional telephone technology. Subsequent technological developments may reduce the competitiveness of our network and require expensive unbudgeted upgrades or additional telecommunications products that could be time consuming to integrate into our business, and could cause us to lose customers and impede our ability to attract new customers. We may be required to select one technology over another at a time when it might be impossible to predict with any certainty which technology will prove to be more economic, efficient or capable of attracting customers. In addition, even if we acquire new technologies, we may not be able to implement them as effectively as other companies with more experience with those new technologies.

    A NETWORK FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE, WHICH COULD CAUSE US TO LOSE CUSTOMERS.

    Our success requires that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

    - physical damage to access lines;

    - power surges or outages;

    - capacity limitations;

    - software defects;

    - lack of redundancy;

    - breaches of security; and

    - other disruptions beyond our control.

    Such disruptions may cause interruptions in service or reduced capacity for customers, any of which could cause us to lose customers.

    DSL MAY NOT OPERATE AS EXPECTED ON INCUMBENT TELEPHONE COMPANY NETWORKS AND MAY INTERFERE WITH OR BE AFFECTED BY OTHER TRANSPORT TECHNOLOGIES.

    Our ability to provide DSL to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of incumbent telephone companies. If these telephone lines are not adequate, we may not be able to provide DSL services to many of our target customers, which will diminish our expected revenue base. We believe that incumbent telephone companies may not maintain or improve the telephone lines in a condition that will allow us to implement our DSL services effectively. Further, the incumbent telephone companies may claim that their lines are not of sufficient quality to allow us to fully implement or operate our DSL services. In addition, some customers use technologies other than copper lines to provide telephone services, and as a result, DSL services might not be available to these customers.

    All technologies using copper telephone lines have the potential to interfere with, and to be interfered with by, other traffic on adjacent copper telephone lines. This interference could degrade the performance of our services or make us unable to provide service on selected lines. In addition, incumbent telephone companies may claim that the potential for interference by DSL technology permits them to restrict or delay our deployment of this technology. The telecommunications industry and regulatory agencies are developing procedures to resolve interference issues between telecommunications providers, and these procedures may not be effective. We may be unable to resolve interference disputes with incumbent telephone companies. Interference, or claims of interference, if widespread, could adversely affect our speed of deployment, reputation, brand image, service quality and customer retention and satisfaction.

    WE CANNOT PREDICT THE GROWTH OR ULTIMATE SIZE OF THE MARKET FOR BROADBAND COMMUNICATIONS AND INTERNET SERVICES BECAUSE IT IS NEW AND RAPIDLY GROWING.

    The broadband communications industry is in the early stages of development and is subject to rapid and significant technological change. Because the industry is new and the technologies available for broadband communications services are rapidly evolving, we cannot accurately predict the rate at which the market for our services will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly that we currently anticipate, our business, financial condition and results of operations could face material adverse effects. Many providers of high-speed data communications services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. In addition, certain industry groups are in the process of trying to establish standards that could limit the types of technologies we could use. A number of critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, reach and cost of access and quality of service, remain unresolved and may limit the acceptance of these services in the market.

RISKS RELATED TO OUR INDUSTRY

    THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE REGULATIONS COULD RESTRICT THE MANNER IN WHICH WE OPERATE OUR BUSINESS.

    We are subject to varying degrees of federal, state and local regulation. On the federal level, we are not currently subject to rate regulation, nor are we currently required to obtain FCC authorization for the installation, acquisition, or operation of our network facilities. We must comply with various federal and state regulations, such as the duty to contribute to universal service subsidies, the impact of which cannot yet be fully assessed. Our subsidiaries that provide intrastate services are generally subject to certification and tariff-filing requirements by state regulators. Challenges to our rate structure by third parties could cause us to incur substantial legal and administrative expenses. Failure to comply with federal and state reporting and regulatory requirements may result in fines or other penalties, including loss of certification to provide services.

    State authorities may provide incumbent telephone companies with increased pricing flexibility for their services and other regulatory relief, which could have a material adverse effect on integrated communications providers, including us. Future regulatory provisions may be less favorable to integrated communications providers and more favorable to their competitors. Increased local telephone competition resulting from various legislative initiatives, including the Telecommunications Act, may allow incumbent telephone companies such as US WEST and Nevada Bell to provide long distance services more quickly than had earlier been expected. When US WEST and Nevada Bell are permitted to provide such services, they will be in a position to offer integrated local and long distance service, subject to certain regulatory constraints, and we will no longer enjoy our competitive advantage over US WEST and Nevada Bell.

    No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on our business, operating results and financial condition.

    For example, we derive revenue from the provision of interstate and international telecommunications services to end users. The FCC requires us to contribute a percentage of this revenue to the FCC's Universal Service Fund. The assessment for the first quarter of 2000 is 5.8995%, and the assessment for the second quarter of 2000 is 5.7101%. This contribution factor varies quarterly at a rate set by the FCC. To the extent the contribution factor increases, our costs of providing service will increase.

    Our Internet operations are not currently regulated directly by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that the regulatory status of some services offered over the Internet may be reexamined. New laws or regulations related to Internet services, or existing laws found to apply to them, may adversely affect our Internet operations.

    LITIGATION CONTINUES OVER THE FCC'S RULES FOR IMPLEMENTATION OF THE TELECOMMUNICATIONS ACT.

    Following the passage of the Telecommunications Act in 1996, the FCC promulgated various rules to implement it. In July 1997, the U.S. Court of Appeals for the Eighth Circuit vacated a number of the FCC's rules concerning local competition. In January 1999, the U.S. Supreme Court largely reversed the Eighth Circuits decision. Importantly, the Supreme Court directed the FCC to reconsider the list of elements it had required the large, incumbent telephone companies to unbundle. On November 5, 1999, the FCC released an order requiring the unbundling of all of the elements it had previously ordered bundled, with the exception of circuit switching in certain circumstances. As of March 2000, at least one appeal of this order has been filed and more may follow. We are unable to determine at present the extent to which this order affects us. We would be adversely affected if, on appeal, a court were to exempt traditional telephone providers from the duty to provide any of the facilities we require to provide telecommunications services.

    ALL YEAR 2000 PROBLEMS MAY NOT HAVE BEEN ADDRESSED BY OUR SUPPLIERS, AND ANY SERVICE INTERRUPTION WE EXPERIENCE AS A RESULT OF THESE UNADDRESSED PROBLEMS MAY CAUSE US TO LOSE CUSTOMERS.

    The Year 2000 issue generally describes the various problems that may result from the improper processing of dates and date-sensitive transactions by computers and other equipment as a result of computer hardware and software using two digits, rather than four digits, to identify the year in a date. Any computer programs or systems of our suppliers that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. While we have experienced no Year 2000 issues to date, and we are not aware of any material issues for our suppliers, we are continuing to evaluate and determine whether our significant suppliers are in compliance or have appropriate plans to remedy Year 2000 issues when their systems interact with our systems. We do not expect that this will have a material impact on our operations. However, we cannot assure you that the systems of other companies upon which we rely are Year 2000 compliant, that another company's failure to successfully convert its system to Year 2000 compliance, or that another company's conversion to a system incompatible with our systems, would not have an impact on our operations. The failure of our principal suppliers to be Year 2000 compliant could result in delays in service deliveries from those other suppliers and could adversely impact our ability to do business.

RISKS RELATED TO THIS OFFERING

    OUR EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

    Following the completion of this offering, private equity funds managed by Stolberg Partners, L.P. and Bain Capital, L.P. will control a significant percentage of our issued and outstanding common stock. Upon completion of the
offering, our two principal stockholders will beneficially own       shares of
common stock, representing   % of our issued and common stock (  % if the
underwriters' over-allotment option is fully exercised). In addition, after the completion of this offering, our executive officers and directors will control
an additional       % of our issued and outstanding common stock (  % if the
underwriters' over-allotment option is fully exercised). If these officers, directors and principal stockholders act together, they will be able to determine the composition of the board of directors and exercise significant influence on fundamental corporate transactions.

    ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MIGHT DETER ACQUISITION BIDS.

    We intend to amend and restate our certificate of incorporation and by-laws prior to the closing of the offering. Our certificate of incorporation and by-laws will provide for, among other things:

    - a classified board of directors;

    - restrictions on the ability of our stockholders to call special meetings of stockholders;

    - restrictions on the ability of our stockholders to act by written consent;

    - restrictions on the ability of our stockholders to remove any director or the entire board of directors without cause;

    - restrictions on the ability of our stockholders to fill a vacancy on the board of directors; and

    - advance notice requirements for stockholder proposals.

    In addition, our board of directors will be permitted to authorize the issuance of preferred stock without any vote or further action by the stockholders. These provisions and other provisions of the Delaware General Corporation Law applicable to us could make it more difficult for a third party to acquire or control us without the approval of the board of directors, even if doing so would benefit our stockholders.

    OUR STOCK DOES NOT HAVE A TRADING HISTORY AND MAY BE EXTREMELY VOLATILE BECAUSE WE OPERATE IN A RAPIDLY CHANGING INDUSTRY.

    Prior to this offering, you could not buy or sell our common stock. We filed an application for the quotation of our common stock on the Nasdaq Stock Market's National Market. However, we cannot assure you that an active public market for our common stock will develop or be sustained after the offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price to you or at all.

    The trading price of our common stock is likely to be volatile. The stock market has recently experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. The initial public offering price of the common stock will be determined through negotiations between the representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. Investors may not be able to sell their common stock at or above our initial public offering price or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

    FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE.

    If our existing stockholders sell a large number of shares of our common stock in the public market following the offering, the market price of the common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also
depress our market price. Immediately after this offering,       shares of our
common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option. Of these shares, only the shares of common stock sold in this offering will be freely tradable, without restriction, in the public
market. The remaining       shares, or   % of our total outstanding shares, will
become available for resale in the public market as shown on the chart below. Of
these remaining shares,       shares are subject to lock-up agreements
restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time. The market price of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse.

NUMBER OF SHARES                            DATE OF FIRST AVAILABILITY FOR RESALE
----------------                 ------------------------------------------------------------
                                 Immediately after the date of this prospectus

                                 90 days after the date of this prospectus

                                 180 days from the date of this prospectus subject, in some cases, to volume limitations

    In addition to the adverse effect a price decline could have on holders of common stock, such a decline might also impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

    INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF $      IN
    THE BOOK VALUE OF THEIR INVESTMENT.

    If you purchase shares of our common stock in this offering, you will
experience immediate dilution of $      per share because the price that you pay
will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You will experience additional dilution upon the exercise of stock options and warrants to purchase common stock.

    OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN APPLYING THE NET PROCEEDS OF THIS OFFERING.

    At an initial public offering price of $            , and after deducting
the underwriting discount and other expenses of the offering, we will receive
net proceeds of approximately $            . We have not yet determined the
specific dollar amount of net proceeds to be allocated to any of the uses indicated in "Use of Proceeds." Accordingly, our management will have broad discretion in applying the net proceeds of the offering. Management's allocation of the net proceeds will affect how our business grows. We cannot assure you that management will choose to spend these proceeds in areas that will benefit our business. In addition, we cannot assure you that management will choose to allocate proceeds in a manner that effectively implements our business strategy.

    FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN.

    We make forward-looking statements in the "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally use the words "expect," "anticipate," "intend," "plan," "believe," "seek, "estimate," and similar expressions to identify forward-looking statements.

    Because these forward-looking statements involve risks and uncertainties, our actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth above and the matters set forth in this prospectus generally. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We estimate the net proceeds from this offering to be approximately $
million, or $      million if the underwriters' over-allotment option is
exercised in full, after deducting the underwriting discount and estimated
offering expenses of approximately $      million payable by us. We intend to
use the net proceeds of the offering to fund capital expenditures for the deployment of our network, to fund operating losses in connection with the expansion of our business and for working capital and other general corporate purposes.

    The amounts we actually expend in such areas may vary significantly and will depend on a variety of factors. Management will retain broad discretion in the use of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or similar information on which we base our decisions on how to apply the proceeds. Pending these uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

    As part of our strategy, we may make acquisitions and a portion of the net proceeds from the offering may be used for such purposes. We have no definitive agreements, arrangements or understandings with respect to any particular acquisition or acquisitions, although we regularly engage in discussions with other companies and assess acquisition opportunities. We may be required to obtain additional financing to complete our network buildout if, among other reasons, we use a portion of the proceeds from the offering to fund acquisitions, or if our plans change or our projections prove to be inaccurate. We cannot assure you that such additional financing will be available either on terms acceptable to us or at all.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our common stock, and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under our credit facilities and may also be restricted in the future under other debt agreements.

                                 CAPITALIZATION

    The following table sets forth our actual capitalization as of December 31, 1999, our pro forma capitalization giving effect to sales of our capital stock since December 31, 1999, and our pro forma as adjusted capitalization reflecting the automatic conversion of our convertible preferred stock into common stock, the automatic termination of the put right on warrants held by one of our
lenders and the issuance and sale of             shares of common stock in this
offering. You should read this table together with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................  $ 34,473     $ 47,662      $
                                                              ========     ========      =======
Capital lease obligations and notes payable, including
  current portion...........................................  $ 25,355     $ 25,355      $25,355
Liability associated with put warrant.......................     2,567        2,567           --
Stockholders' equity:
  Series A convertible preferred stock, $.01 par value;
    6,041,940 shares authorized, 5,912,440 shares issued and
    outstanding, actual and pro forma; no shares issued and
    outstanding, pro forma as adjusted......................        59           59           --
  Series B convertible preferred stock, $.01 par value;
    4,492,618 shares authorized, 4,492,618 shares issued and
    outstanding, actual and pro forma; no shares issued and
    outstanding, pro forma as adjusted......................        45           45           --
  Series C convertible preferred stock, $.01 par value;
    15,156,000 shares authorized, 9,162,601 shares issued
    and outstanding, actual; 10,847,234 shares issued and
    outstanding pro forma; and no shares issued and
    outstanding pro forma as adjusted.......................        92          108           --
  Preferred stock, $.01 par value; 4,309,442 authorized and
    undesignated; no shares issued and outstanding, actual,
    pro forma and pro forma as adjusted.....................        --           --           --
  Common stock, $.01 par value; 45,000,000 shares
    authorized, 1,699,921 shares issued and outstanding,
    actual; 2,226,411 shares issued and outstanding, pro
    forma; and       shares issued and outstanding pro forma
    as adjusted.............................................        17           22
Additional paid-in capital..................................    63,444       76,612
Deferred compensation.......................................      (374)        (374)        (374)
Accumulated deficit.........................................   (21,744)     (21,744)     (21,744)
                                                              --------     --------      -------
    Total stockholders' equity..............................    41,539       54,728
                                                              --------     --------      -------
    Total capitalization....................................  $ 69,461     $ 82,650      $
                                                              ========     ========      =======

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was $42.1 million, or $1.79 per share of outstanding common stock, after book giving effect to the adjustments shown in the pro forma column under "Capitalization" and the automatic conversion upon completion of this offering of all outstanding shares of our convertible preferred stock into common stock. The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by 23,478,703 shares of common stock outstanding on a pro forma basis before this offering. After giving effect to the sale of shares of common stock in this offering at the initial public
offering price of $      per share, our pro forma as adjusted net tangible book
value would have been approximately $            , or $      per share. Thus,
under these assumptions, purchasers of our common stock in this offering will
pay $      per share and will receive             shares with a net tangible
book value per share of common stock of $      , which represents an immediate
dilution of $      per share.

Assumed initial public offering price per share.............  $       $
                                                                      -----
Pro forma net tangible book value per share as of December
  31, 1999..................................................   1.79
  Pro forma increase per share attributable to new
    investors...............................................
                                                              -----
  Pro forma net tangible book value per share after this
    offering................................................
                                                                      -----
Pro forma dilution per share to new investors...............
                                                                      -----

    The following table summarizes, on a pro forma basis as of December 31, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the assumed price per share paid at the assumed initial
public offering price of $      per share (before deducting estimated
underwriting discounts and commissions and offering expenses payable to us).

                                             SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                           ---------------------   ----------------------     PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                           ----------   --------   -----------   --------   ---------
Existing Stockholders....................  23,478,703         %    $76,408,000         %      $3.25
New Investors............................
                                           ----------    ------    -----------    ------      -----
  Total..................................                100.0%    $              100.0%      $
                                           ==========    ======    ===========    ======      =====

    The foregoing table assumes no exercise of stock options or warrants. As of December 31, 1999, there were options and warrants outstanding to purchase 2,951,200 shares of common stock at a weighted average exercise price of $2.74 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain selected consolidated financial and other data of Eschelon Telecom and its predecessor for the periods indicated. We derived our selected consolidated financial data as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our selected consolidated financial data as of December 31, 1997 from our audited consolidated balance sheet not included elsewhere in this prospectus and for the six months ended December 31, 1996 from our unaudited consolidated financial statements that are not included in this prospectus. We derived our selected financial data as of and for the six months ended June 30, 1996 and as of and for the year ended December 31, 1995 from unaudited financial statements of Cady Communications, which is our predecessor company for accounting purposes. These statements are not included in this prospectus.

    We formed our company in May 1996. On July 1, 1996, we merged with Cady Communications, which had been engaged in business telephone systems sales for approximately ten years prior to the merger. We conducted no material operations prior to the merger with Cady Communications. We acquired American Telephone Technology and Electro-tel in 1997, Tele-contracting Specialists and One Call Telecom in 1998 and Infinite Voice Mail in 1999. The statements of operations data, other financial data and operating data in the table include the operations of these companies beginning on the dates they were acquired. These acquisitions affect the comparability of the financial data for the periods presented.

                                           THE PREDECESSOR                   ESCHELON TELECOM, INC.
                                       ------------------------   ---------------------------------------------
                                                         SIX          SIX
                                           YEAR        MONTHS        MONTHS
                                          ENDED         ENDED        ENDED          YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,   JUNE 30,    DECEMBER 31,   ------------------------------
                                           1995         1996          1996         1997       1998       1999
                                       ------------   ---------   ------------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Voice and data services............     $   --       $    --       $    23     $  2,420   $ 9,885    $18,725
  Business telephone systems.........      8,820         5,196         5,226       16,367    18,624     22,991
                                          ------       -------       -------     --------   -------    -------
      Total revenue..................      8,820         5,196         5,249       18,787    28,509     41,716
Cost of sales:
  Voice and data services............         --            --            58        2,396     7,921     13,564
  Business telephone systems.........      4,108         2,550         2,388        7,568    10,056     13,402
                                          ------       -------       -------     --------   -------    -------
Total cost of sales..................      4,108         2,550         2,446        9,964    17,977     26,966
Gross profit:
  Voice and data services............         --            --           (35)          24     1,964      5,161
  Business telephone systems.........      4,712         2,646         2,838        8,799     8,568      9,589
                                          ------       -------       -------     --------   -------    -------
      Total gross profit.............      4,712         2,646         2,803        8,823    10,532     14,750
Operating expenses:
  General and administrative.........      2,388         1,292         2,009        7,543    10,632     14,193
  Sales and marketing................      1,660           897           861        3,296     4,527      8,129
  Depreciation and amortization......        114            88           327          943     1,272      1,800
                                          ------       -------       -------     --------   -------    -------
      Total operating expenses.......      4,162         2,277         3,197       11,782    16,431     24,122
Operating income (loss)..............        550           369          (394)      (2,959)   (5,899)    (9,372)
Other income (expenses)..............       (192)         (134)           17         (362)   (1,116)    (1,610)
Net income (loss)....................        358           235          (377)      (3,321)   (7,015)   (10,982)
Net loss applicable to common
  stockholders.......................                                   (377)      (3,321)   (7,015)   (12,256)
Net loss per share applicable to
  common stockholders--basic and
  diluted............................                                  (0.93)       (3.68)    (5.50)     (6.18)
Shares used in per share
  calculation........................                                    407          903     1,277      1,982
Pro forma net loss per share
  applicable to common
  stockholders--basic and diluted
  (1)................................                                                                    (0.99)
Shares used in pro forma per share
  calculation........................                                                                   11,129

                                           THE PREDECESSOR                   ESCHELON TELECOM, INC.
                                       ------------------------   ---------------------------------------------
                                                         SIX          SIX
                                           YEAR        MONTHS        MONTHS
                                          ENDED         ENDED        ENDED          YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,   JUNE 30,    DECEMBER 31,   ------------------------------
                                           1995         1996          1996         1997       1998       1999
                                       ------------   ---------   ------------   --------   --------   --------
                                                                    (IN THOUSANDS)
OTHER FINANCIAL DATA:
Capital expenditures.................      $ 314        $ 299        $   500     $ 1,530    $   604    $ 18,256
Cash flows provided by (used in)
  operating activities...............        539           79           (627)     (2,395)    (6,133)     (7,610)
Cash flows provided by (used in)
  investing activities...............       (314)        (299)        (6,267)     (2,795)    (1,575)    (17,090)
Cash flows provided by (used in)
  financing activities...............        (40)         (51)         7,227       7,907      5,636      58,159
EBITDA (2)...........................        663          457            (67)     (2,021)    (4,613)     (7,529)

                                                                        DECEMBER 31,
                                                          -----------------------------------------   MARCH 31,
                                                            1996       1997       1998       1999        2000
                                                          --------   --------   --------   --------   ----------
OPERATING DATA:
Voice access lines in service(3)........................     318       6,983     20,099     30,288       36,227
Data access line equivalents in service(3)(4)...........                                                  1,826
                                                            ----      ------    -------    -------      -------
    Total access lines in service.......................     318       6,983     20,099     30,288       38,053
Colocations installed...................................      --          --         --         --           17
Markets in operation....................................       2           6          7          7            7
Voice switches in service...............................      --          --         --          1            2
Data switches in service................................      --          --         --         --            2
Total employees.........................................     148         225        289        441          590

                                       THE PREDECESSOR                            ESCHELON TELECOM, INC.
                                       ---------------   ------------------------------------------------------------------------
                                                                                                            DECEMBER 31, 1999
                                                                                                         ------------------------
                                                                DECEMBER 31,                                             PRO
                                       ---------------------------------------------------------------      PRO        FORMA AS
                                            1995           1996         1997         1998       1999     FORMA (1)   ADJUSTED (1)
                                       ---------------   --------   ------------   --------   --------   ---------   ------------
                                                                                                               (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............      $  771         $  370      $ 3,086      $ 1,014    $34,473     $47,662      $
Property and equipment, net..........         730            929        2,052        2,454     19,801      19,801       19,801
Working capital......................       1,778          1,977        5,215        2,698     35,750      48,939
Total assets.........................       3,597          9,227       18,155       21,214     77,277      90,466
Capital lease obligations and notes
  payable, including current
  portion............................         270            172        8,658       15,144     25,355      25,355       25,355
Total stockholders' equity...........       2,338          7,921        5,700          765     41,539      54,728

------------------------------

(1) The pro forma net loss per share data presented above gives effect to the automatic conversion of our convertible preferred stock into common stock as if the conversion occurred at the beginning of the respective period. The pro forma balance sheet data gives effect to sales of our capital stock since December 31, 1999. The pro forma as adjusted balance sheet data gives effect to the automatic conversion of our convertible preferred stock into common stock, the automatic termination of the put right on warrants held by
    one of our lenders and the issuance and sale of             shares of common
    stock in this offering as if these transactions occurred on December 31, 1999.

(2) EBITDA consists of net income (loss) excluding net interest, taxes and depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increase in debt and to satisfy capital requirements. We have presented EBITDA to enhance your understanding of our operating results. You should not construe it as an alternative to operating income as an indicator of operating performance nor as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with GAAP. We may calculate EBITDA differently than other companies. For further information, see our financial statements and related notes elsewhere in this prospectus.

(3) Each access line and access line equivalent is equal to one 64 kilobit customer line for which we bill on a monthly basis.

(4) Does not include approximately 1,400 lines for dial-up Internet access customers. We also do not include these customers in the total number of our voice and data services customers presented elsewhere in this prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA" AND THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE OF OUR FOCUS ON RAPIDLY EXPANDING OUR VOICE AND DATA SERVICES REVENUE AND OUR RECENT TRANSITION TO A FACILITIES-BASED INTEGRATED COMMUNICATIONS PROVIDER, MUCH OF THE FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1999 AND PRIOR PERIODS WILL NOT BE COMPARABLE TO THE RESULTS WE EXPECT FOR SUBSEQUENT PERIODS. CERTAIN INFORMATION CONTAINED IN THE DISCUSSION AND ANALYSIS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO OUR PLANS AND STRATEGY FOR OUR BUSINESS AND RELATED FINANCING, INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING MATTERS SET FORTH IN "RISK FACTORS."

OVERVIEW

    We are a rapidly growing integrated communications provider offering facilities-based broadband service to small and medium-sized business customers in select markets within the western United States. Our single source approach integrates local telephone, long distance and data services, including DSL, high speed Internet access, private lines web hosting and virtual private network services. We complement our services offerings with business telephone system sales that allow us to market, sell, install, service, bill and account for a complete product and service set.

    In 1996, we merged with Cady Communications, a business telephone systems company based in Minnesota, and began offering local and long distance voice services. In 1997 and 1998, we acquired three additional business telephone systems companies and launched voice services in five additional markets. In 1999 we began offering data services including Internet access and DSL. In December 1999 we activated our first switch, which began our transition to a facilities-based integrated communications provider. In January 2000, we acquired Fishnet.com, an Internet service provider, and began providing advanced data services. In March 2000 we began providing voice and data services over our own network.

    We are deploying a technologically advanced communications network including high capacity Nortel voice and ATM switches and colocation equipment capable of integrating voice and data traffic. We have adopted a phased deployment strategy which will extend our network to 26 markets in the western United States by the end of 2001. As part of this strategy we plan to deploy a total of 12 voice switches, 13 advanced data switches and 191 colocations. Also by the end of 2001, we plan to deploy our own intra-city fiber optic network in our largest markets that will connect many of the central offices where we are colocated. We also plan to interconnect our markets using an ATM backbone consisting of our own switches and leased or purchased long-haul transport capacity. With our network in place, we plan to introduce new advanced data services in our markets including hosting applications services on our network, voice-over DSL and eventually voice-over IP.

    To date we have provided voice and data services using the networks of other providers, including local service through US WEST and Nevada Bell, long distance service through various wholesale providers, Internet access through Fishnet.com and DSL through Covad. We provide the majority of our local access lines using Centrex. Centrex is a value-added business telephone service that we purchase through US WEST and Nevada Bell at attractive wholesale rates and invoice on our own bill. Gradually, we intend to migrate most of our Centrex customers to our facilities-based network.

    We have experienced operating losses since inception in 1996 as a result of efforts to build our customer base, build internal staffing, develop systems, expand into new markets and deploy network infrastructure. We expect to continue to focus on increasing our customer base and geographic coverage. Accordingly, we expect that cost of services, selling, general and administrative expenses, and capital expenditures will continue to increase significantly, all of which may have a negative impact on operating results. The projected increases in capital expenditures will continue to generate negative cash flows for at least the next several years as we develop and construct our voice and data network.

REVENUE

    Historically the majority of our revenue was generated by the sales and service of business telephone systems. During 1999, we aggressively hired additional sales people to sell our voice and data services. We expect voice and data services revenue to grow rapidly and become a much larger percentage of our total revenue over the next several years. With the deployment of our switches and colocation equipment, we also expect a greater portion of our voice and data services revenue to come from services delivered over our own network. In the future, we will continue to sell Centrex services, although we will use Centrex mainly for small businesses located in areas where we do not have colocations.

    VOICE AND DATA SERVICES. Voice and data services consist primarily of local service, long distance service, Internet access and DSL. Revenue from local telephone service consists of charges for basic local service (including dedicated T-1 access) and custom-calling features such as call waiting and call forwarding. Revenue from long distance service consists of a per-minute-of-use charges for a full range of traditional switched and dedicated long distance, 800/888 calling, international, calling card and operator services. Revenue from data services consists of monthly usage fees for dedicated and dial-up Internet access and DSL services, e-mail and webhosting, local and extended area network consulting and implementation, dedicated bandwidth and colocation for other service providers and Internet security capability.

    We also expect to begin generating revenue from access fees charged to long distance companies for the local origination and termination of calls from or to our customers. We expect revenue growth from access charges to grow as we increase our local access lines.

    We currently do not receive revenues from reciprocal compensation. We expect that as we increase the number of local access lines on our network, we will be entitled to receive reciprocal compensation from incumbent telephone companies for terminating calls on our network. However, we will not recognize any such revenue until cash payments are received.

    We will also market wholesale services such as colocation services and a variety of high speed Internet access services to other Internet service providers, or ISPs. We also plan to offer new advanced data services including the hosting of applications services over our network.

    BUSINESS TELEPHONE SYSTEMS. We also generate revenue by the sale of business telephone systems and related services. These systems generally consist of private branch exchange, or PBX, key and hybrid telephone systems and voicemail systems. Revenue from business telephone systems sales is recognized upon project completion. We also offer monthly telephone system rental, maintenance and service programs to our customers. Over 50% of our business telephone systems revenue is repeat business.

COST OF SALES

    VOICE AND DATA SERVICES. Historically, our voice and data services expense consisted of the cost of purchasing local, long distance and data services on a wholesale basis from other providers. As we expand our network, we expect our voice and data services to consist primarily of the cost of operating and maintaining our network facilities.

    The network cost components for our facilities-based business include:

    - the cost of leasing high capacity digital lines that interconnect our network with incumbent telephone company networks;

    - the cost of leasing high capacity digital lines that connect our switching equipment to our colocations;

    - the cost of leasing space in incumbent telephone company central offices for colocating our equipment;

    - the cost of leasing local loop lines which connect our customers to our network;

    - the cost of completing local and long distance calls originated by our customers; and

    - the cost of leasing our ATM backbone network.

    We generally purchase local access to our customers on a wholesale basis pursuant to interconnection agreements with the incumbent telephone companies in our target markets. These agreements set prices for intercarrier access charges and unbundled network elements to be provided by the incumbent local telephone companies. In addition, incumbent telephone companies typically charge a monthly recurring fee for use of their central offices for colocation.

    We have entered into wholesale purchasing agreements with long distance providers to provide our customers with long distance services. These agreements allow us to purchase long distance services on a per-minute basis. Some of these agreements also contain minimum usage volume commitments. In the event we fail to meet minimum volume commitments, we may be obligated to pay underutilization charges. To date, we have met our usage volume commitments and have not incurred any underutilization charges.

    To minimize our costs, we intend to acquire, through long-term lease agreements, the rights to use fiber optic lines within our markets. For traffic between markets, we expect to interconnect our voice and data switches by leasing dedicated capacity on a wholesale basis.

    BUSINESS TELEPHONE SYSTEMS. Our most significant business telephone systems costs are the equipment purchased from manufacturers and labor for service and equipment installation. We purchase equipment from the manufacturers at a discount from list price, which is generally dependent on volumes purchased. To maximize discounts, we buy from three primary equipment manufacturers. Field service technician expenses are also part of business telephone systems cost of sales. These expenses include salary and benefits, as well as vehicle and incidental expenses associated with equipment installation, maintenance and service work.

GENERAL AND ADMINISTRATIVE

    Our general and administrative expenses include customer service, billing, corporate administration, personnel and network maintenance expenses.

    We are developing a customized information system and procedures for operations support and other back office systems that will allow us to enter, schedule, provision and track a client order from the point of sale to the installation and testing of service. These systems will include interfaces with trouble management, inventory, billing, collection, customer service, electronic data interfacing and sales force automation systems.

    In addition to these systems' development cost, we will also incur ongoing expenses for customer care and billing. As our strategy stresses the importance of personalized customer service, we expect that the expenses related to our customer service department will continue to grow and will remain a significant part of our ongoing general and administrative expenses.

    We also incur other general and administrative costs and expenses including network maintenance costs, administrative overhead, office leases and bad debt. We expect that these costs will grow significantly as we expand our operations and that administrative overhead will be a large portion of these expenses as we enter new markets. However, we expect these expenses to decrease as a percentage of our revenue as we build our customer base.

SALES AND MARKETING

    We employ a large direct sales force in each of our targeted markets. To attract and retain a highly qualified sales force, we offer our sales and customer care personnel attractive compensation packages that emphasize commissions and bonuses. We expect to incur significant selling and marketing costs as we continue to hire additional personnel and expand our operations. We also plan to offer sales promotions to win new customers, especially in the first few years as we establish our market presence.

    We recently changed the name of our company in all of our markets to Eschelon Telecom. We intend to launch a multi-media advertising campaign to establish brand recognition with our new name in all of our markets. This expected level of advertising expense will be a significant increase over previous years.

DEPRECIATION AND AMORTIZATION

    Our depreciation and amortization currently includes depreciation for network-related voice and data equipment, furniture, fixtures, office equipment and computers. It also includes amortization of goodwill associated with our acquisitions accounted for using the purchase method of accounting. Other components of depreciation and amortization include amortization of customer set-up costs relating to non-recurring installation charges from the incumbent telephone companies and various non-compete agreements. As we continue to make capital expenditures associated with our network expansion, including investments in information systems, we expect that the depreciation of these expenditures and investments will become the most significant component of depreciation and amortization in future periods.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    REVENUE. Total revenue increased 46% to $41.7 million for 1999 from $28.5 million for 1998. The increase in revenue was principally a result of sales to new customers in our existing markets.

        VOICE AND DATA SERVICES. Voice and data services revenue increased 89% to $18.7 million for 1999 from $9.9 million for 1998. The increase resulted from a substantial expansion of the voice and data sales force in the fourth quarter of 1999 and increased market penetration in all of our markets.

        BUSINESS TELEPHONE SYSTEMS. Business telephone systems revenue increased 23% to $23.0 million for 1999 from $18.6 million for 1998. The increase resulted primarily from new customer sales in existing markets and full year results relating to an acquisition of operations in Seattle and Portland.

    COST OF SALES. Cost of sales increased 50% to $27.0 million for 1999 from $18.0 million for 1998. This increase was primarily the result of the associated revenue increases discussed above.

        VOICE AND DATA SERVICES. Voice and data services cost of sales increased 71% to $13.6 million from $7.9 million in 1998. This increase in cost is directly proportional to the increase in line and minute volumes that increased revenue by 89%. Gross profit, as a percentage of revenue, increased to 28% in 1999 from 20% in 1998. The increase in gross profit is due primarily to better pricing on Centrex services as a result of more efficient grouping of our Centrex customers.

        BUSINESS TELEPHONE SYSTEMS. Business telephone systems cost of sales increased 33% to $13.4 million from $10.1 million in 1998. This increase in cost relates directly to the equipment and technician labor associated with the increase in revenue. Gross profit, as a percentage of revenue, decreased to 42% in 1999 from 46% in 1998. This slight decrease is due to a higher level of new system sales, which have slightly lower margins but are expected to generate greater revenue from ongoing services and additional follow-on sales in future years.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 33% to $14.2 million for 1999 from $10.6 million for 1998, which is primarily attributable to the customer service expense associated with the increase in voice and data services revenue as well as the corporate expense associated with becoming a facilities-based integrated communications provider, such as engineering, operations, planning, regulatory, recruiting and financing. Included in general and administrative expense for 1999 is $0.5 million of non-cash compensation expense relating to stock options granted at below-market prices, company repurchases of recently exercised stock options and stock issued in lieu of compensation.

    SALES AND MARKETING. Sales and marketing expenses increased 80% to $8.1 million for 1999 from $4.5 million in 1998. This increase is primarily attributable to the substantial expansion of our sales force in the fourth quarter of 1999, and sales, salary and commission expense related to the associated revenue increase.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 42% to $1.8 million in 1999 from $1.3 million in 1998. This increase was primarily due to the expansion of operations and the acquisition of capital assets.

    INTEREST. Interest expense increased 82% to $2.2 million for 1999 from $1.2 million in 1998. This increase is primarily due to interest charges on the GE Capital credit facility. Non-cash interest of $1.2 million in 1999 relates to the amortization of the debt issuance costs, the GE Capital warrant and stock issued for debt guarantees.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    REVENUE. Total revenue increased 52% to $28.5 million for 1998 from $18.8 million for 1997. The increase resulted primarily from the expansion of our voice and data services business and the acquisition of an operating unit in Denver.

        VOICE AND DATA SERVICES. Voice and data services revenue increased 308% to $9.9 million for 1998 from $2.4 million for 1997. The increase resulted from a substantial expansion in voice and data services operations in existing markets and the entry into Denver and Reno in 1998.

        BUSINESS TELEPHONE SYSTEMS. Business telephone systems revenue increased 14% to $18.6 million for 1998 from $16.4 million for 1997. The increase resulted primarily from acquisition of operations in Denver.

    COST OF SALES. Cost of sales increased 80% to $18.0 million for 1998 from $10.0 million for 1997. This increase was primarily the result of the associated revenue increases discussed above.

        VOICE AND DATA SERVICES. Voice and data services cost of sales increased 231% to $7.9 million in 1998 from $2.4 million in 1997. This increase in cost is directly proportional to the increase in line and minute volumes that increased revenue by 308%. Gross profits increased to 20% in 1998 from 1% in 1997. This increase was primarily due to the maturation of our Minneapolis, Seattle and

    Portland markets and an increase in Centrex margins as a result of more efficient grouping of our Centrex customers.

        BUSINESS TELEPHONE SYSTEMS. Business telephone systems cost of sales increased 33% to $10.1 million in 1998 from $7.6 million in 1997. This increase in cost relates directly to the equipment and technician labor associated with the increase in revenue. Gross profits decreased to 46% in 1998 from 54% in 1997. This decrease relates to full year results in 1998 for our Seattle, Portland and Denver operations, which are in more competitive markets with lower gross profit margins due to more competitive product pricing.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 41% to $10.6 million in 1998 from $7.5 million for 1997. This increase is the result of full year customer service, billing and related expenses in 1998 that are not included in 1997. Corporate support expenses associated with these new markets also increased expenses in 1998.

    SALES AND MARKETING. Sales and marketing expenses increased 37% to $4.5 million for 1998 from $3.3 million in 1997. This increase is primarily the result of sales expenses associated with new operations in Denver and Reno.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 35% to $1.3 million in 1998 from $0.9 million in 1997. This increase was primarily due to the expansion of operations and the acquisition of capital assets.

    INTEREST. Interest expense for 1998 increased 178% to $1.2 million compared to $0.4 million in 1997. This increase is primarily related to the borrowing facility entered into in April 1998.

LIQUIDITY AND CAPITAL RESOURCES

    EQUITY FINANCING. From July 1996 to August 1999, we were funded primarily with the contribution of $17.0 million of equity financing by institutional investors and management. In September 1999 and January 2000, we raised a total of approximately $55.6 million through private placements of our convertible preferred stock primarily to institutional investors. In March and April 2000, we raised $3.4 million through private placements of our common stock to management, directors and institutional investors.

    CREDIT FACILITY. We have entered into a $65.0 million delayed-draw term loan credit facility led by GE Capital. This credit facility is secured by substantially all of our assets and the common stock of our subsidiaries. Borrowings under this facility are available for the purchase of telecommunications equipment and services and for working capital purposes. This credit facility also contains customary covenants such as minimum quarterly revenues, minimum quarterly EBITDA, maximum quarterly EBITDA losses, senior debt to total capitalization, maximum capital expenditures, maximum leverage ratios and minimum interest coverage ratios. Borrowings must be repaid over a five-year period commencing in the year 2002. Interest payments are due quarterly. As of December 31, 1999, we had $22.4 million outstanding under this credit facility. We expect to receive commitments from a syndicate of lenders for an additional $70.0 million under this credit facility.

    CAPITAL REQUIREMENTS. We expect that we will require substantial additional capital to fully fund our business plan as currently contemplated, including our 26-market rollout, associated network buildout, operating losses in new markets, working capital needs, required payment of interest and principal and financing fees and expenses. Upon completion of this offering, we will have pre-funded a majority of these capital requirements with cash, cash equivalents and short-term investments currently on hand, commitments under our credit facility led by GE Capital and the net proceeds from this offering. We anticipate raising additional debt to fully fund the completion of our business plan. Capital resources currently available to us (including the proceeds of this offering) are expected to fund our business plan until approximately December 2001.

    CASH FLOWS FROM OPERATING ACTIVITIES. Net cash used in operating activities was $7.6 million for the year ended December 31, 1999 and $6.1 million for the year ended December 31, 1998. Net cash used in operating activities was primarily used to fund our net losses of $11.0 million in 1999 and $7.0 million in 1998.

    CASH FLOWS FROM INVESTING ACTIVITIES. Net cash used in investing activities was $17.1 million for the year ended December 31, 1999 and $1.6 million for the year ended December 31, 1998. In 1999, 95% of net cash used in investing activities was for the purchase of property and equipment related to the expansion of our network, support systems and back office systems.

    CASH FLOWS FROM FINANCING ACTIVITIES. Net cash provided by financing activities was $58.2 million for the year ended December 31, 1999 and $5.6 million for the year ended December 31, 1998. In 1999, net cash provided by financing activities was primarily the result of $42.5 million of proceeds from the sale of preferred stock and borrowings of $27.1 million under our credit facility.

    We expect to make significant capital outlays for the foreseeable future to continue the development activities called for in our current business plan and to fund expected operating losses. Until such time as we begin to generate positive cash flow from operations, these capital expenditures will be financed with additional capital. We believe that our current resources, together with the net proceeds of this offering, will be sufficient to satisfy our immediate liquidity needs; however, we cannot assure you to that effect. If our plans or assumptions change, if our assumptions prove to be inaccurate or if we experience unexpected costs or competitive pressures, we will be required to seek additional capital sooner than currently expected. In particular, if we elect to pursue significant additional acquisition or expansion opportunities, our cash needs may be increased substantially, both to finance any such acquisitions and to finance development efforts in new markets. We cannot assure you that our current projection of cash flow and losses from operations, which depends upon numerous future factors and conditions, many of which are outside of our control, will be accurate. Actual results may vary materially from our current projections. Because our cost of expanding our voice and data sales and services efforts, funding other strategic initiatives and operating our business will depend on a variety of factors, including, among other things, the number of customers and the services for which they subscribe, the nature and penetration of services that may be offered by us, regulatory and legislative developments, the response of our competitors to a loss of customers to us and changes in technology, it is likely that actual costs and revenues will vary from expected amounts, very likely to a material degree, and such variations are likely to affect our future capital requirements.

    We intend to seek additional financing to fund our liquidity needs after we use the proceeds from this offering. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all. If we decide to raise additional funds through the incurrence of debt, our interest obligations will increase and we may become subject to additional or more restrictive financial covenants. If we decide to raise additional funds through the issuance of equity, the ownership interests represented by our common stock will be diluted. In the event that we are unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, we may be required to delay the development of our network and business or take other actions that could materially adversely affect our business, operating results and financial condition.

IMPACT OF THE YEAR 2000 ISSUE

    The year 2000 issue results from computer programs being written using two digits rather than four to define the year. Any of our computer programs or systems, or those of our suppliers, that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

This could result in a system failure or miscalculation causing the disruption of operations, including among other things:

    - a temporary inability to process transactions;

    - a temporary inability to send invoices;

    - a temporary inability to engage in normal business activities; and

    - interruptions of customer care.

    To date we have not experienced any material Year 2000 issues of which we are aware with any of our internal systems or our telecommunications products, and we do not anticipate experiencing such issues in the future. Our total cost to address our Year 2000 issues was immaterial. We have not deferred any material information technology projects due to our Year 2000 efforts.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. Our earnings are affected by changes in interest rates as our long term debt has variable interest rates based on either the prime rate or LIBOR. If interest rates for our credit facility had averaged 10% more and the full amount available under our credit facility had been outstanding for the entire year our interest expense would have increased by $0.7 million for the year ended December 31, 1999. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost and outstanding debt balances. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. In the event of a change of such magnitude, management would likely take actions to mitigate its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

                                    BUSINESS

OVERVIEW

    We are a rapidly growing integrated communications provider offering facilities-based broadband voice and data services to small and medium-sized business customers in select markets within the western United States. Our single source approach integrates local telephone, long distance and data services, including DSL, high speed Internet access, private lines web hosting and virtual private network services. We complement our voice and data services with business telephone systems sales that allow us to market, sell, install, service, bill and account for a complete product and service set.

BUSINESS STRATEGY

    We seek to be the leading provider of broadband telecommunications services to small and medium-sized business customers in select markets in the western United States. To achieve this goal, we are pursuing the following strategies:

FOCUS ON UNDERSERVED SMALL AND MEDIUM-SIZED BUSINESS CUSTOMERS IN SELECT WESTERN
  UNITED STATES MARKETS

    - SMALL AND MEDIUM-SIZED BUSINESSES. We will continue to focus on meeting the needs of small and medium-sized business customers in the western United States. Our typical customer does not employ a dedicated telecommunications manager and has fewer than 50 access lines. We provide these customers with the opportunity to purchase a comprehensive package of telecommunications products and services from a single source. We believe that these business customers have traditionally been underserved by the incumbent telephone companies. In our markets, these companies include US WEST and, to a lesser extent, GTE and Nevada Bell. We believe that our potential customers frequently do not receive competing proposals and that we face a level of competition far below that experienced by integrated communications providers competing for larger customers.

    - REGIONAL FOCUS ON TIER I, II AND III MARKETS. We have focused our initial market roll-out in Tier I markets in the US WEST territory including Minneapolis, Portland, Seattle, Denver, Phoenix and Salt Lake City. We define Tier I markets as cities with populations greater than
      1.5 million. We are continuing our market roll-out to Tier II and Tier III markets that are generally in close proximity to our core Tier I markets. We define Tier II and Tier III markets as cities with populations between 100,000 and 1.5 million. We focus on building market share in a relatively concentrated geographic area, allowing us to leverage our operations, advertising and network infrastructure.

    - RELATIONSHIP WITH INCUMBENT TELEPHONE COMPANY. Our business is concentrated in US WEST territory, which allows us to:

      - develop key business practices based on our familiarity with US WEST that speed our ability to install access lines;

      - address the competitive strengths and weaknesses of our major competitor;

      - build business relationships with key US WEST contacts; and

      - participate in and influence regulatory proceedings that may impact us. For example, in connection with our intervention in the proceeding relating to the US WEST/Qwest merger, we recently signed an agreement with US WEST covering the state of Minnesota which requires US WEST to meet certain levels of performance for installation, repair and billing quality and imposes penalties for non-compliance.

DEPLOY A FLEXIBLE, TECHNOLOGICALLY ADVANCED NETWORK IN A CAPITAL-EFFICIENT
  MANNER

    We are building our network by deploying advanced communications equipment with the flexibility to meet the current and future needs of our customers. We believe that our network deployment strategy will reduce our initial capital expenditures, provide us with better control of customer service and reduce our time to market. This strategy is built on several principles including:

    - ADVANCED SWITCHING AND ACCESS TECHNOLOGY. We are deploying leading technology including high capacity Nortel voice and data switches and colocation equipment capable of integrating voice and data traffic over the same line. We also provide our customers broadband connections to facilitate access to our network and the Internet by using traditional T-1 access and our own DSL equipment. Our advanced network platform will allow us to serve customer needs using voice-over DSL capabilities, which allows transmission of voice and data traffic over the same access line and with incremental network expansion, voice-over IP capabilities which allows transmission of voice and Internet access over the same access line. We are also deploying an ATM network to connect our switches and carry voice and data traffic.

    - CAPITAL EFFICIENCY. We will continue to deploy our network in a staged and cost-effective manner by:

      - building sales and market share before each switch is operational and providing broad market coverage through sale of Centrex service, which is a value-added business telephone service offered by US WEST and Nevada Bell that we purchase at attractive wholesale rates and invoice on our own bill;

      - providing broad facilities-based coverage by colocating in densely-populated areas so that we can access unbundled network elements to reach approximately 70% of the business access lines within our markets from approximately 15% of the available colocation sites; and

      - deploying our own intra-city and long-haul fiber optic network as demand justifies.

PROVIDE A COMPLETE TELECOMMUNICATIONS SOLUTION AT A COMPETITIVE PRICE WITH
  SUPERIOR CUSTOMER SERVICE

    We believe that small and medium-sized business customers want bundled services from a single source with competitive pricing and exceptional customer service.

    - BUNDLED SERVICES. Small and medium-sized businesses require a complete range of advanced data, Internet, local and long distance services. They typically prefer to purchase these services from a single provider rather than from multiple providers. In addition, we complement our service offerings by selling business telephone systems. Our telephone systems experts advise customers on their equipment selection and sell, install and maintain the equipment, thereby establishing close customer relationships.

    - COMPETITIVE PRICING. Small and medium-sized businesses require customized services at competitive prices, which we believe are not being provided by the incumbent telephone companies. Government regulations require incumbent telephone companies to provide service to an entire community and therefore they are not able to focus on a particular market to provide the most cost-effective services. We believe that our ability to focus on the small and medium-sized business market segment allows us to provide more competitive prices. We can also provide cost-effective service because our equipment and systems are more technologically advanced, and we have less overhead.

    - SUPERIOR CUSTOMER SERVICE. We seek to provide a higher level of customer service than our small and medium-sized customers have traditionally experienced. We develop long-term relationships with our customers by acting as their telecommunications manager and by staying in close and regular contact with them. We provide superior customer service at the local level including:

      - a dedicated account manager responsible for proactive customer management and responding to customer needs;

      - local sales representatives who understand the needs of small businesses in a particular locality;

      - rapid, on-site response to service problems from our local technicians; and

      - leading operational and billing support systems that facilitate exceptional customer service.

CAPITALIZE ON BUSINESS TELEPHONE SYSTEMS SALES TO DRIVE REVENUE GROWTH AND
  MAINTAIN CUSTOMER LOYALTY

    We sell and service business telephone systems. Since our inception in 1996, we have acquired four such companies serving six of our initial markets. As we expand into new markets, we plan to continue acquiring companies engaged in business telephone system sales. The acquisition of these companies helps us to:

    - CROSS-SELL TO OUR OWN CUSTOMERS. Our sales and service relationship enables us to cross-sell voice and data services to our business telephone systems customers, who are typically two to three times larger than our average voice and data services customer. This provides us an attractive base of target customers for our voice and data services. Conversely, we are also able to sell business telephone systems to our voice and data services customers.

    - IMPROVE CUSTOMER SERVICE AND MAINTAIN CUSTOMER LOYALTY. Our business telephone system sales are an important strategic asset, as our frequent contact with our customers allows us to build a close customer relationship and provide a high level of customer service. Frequent customer contact also helps us to anticipate changing customer needs, respond quickly to customer concerns and learn about proposals from competitors. In addition, these companies provides us with rapid access to quality field service technicians.

EMPLOY TEAM SALES APPROACH TO CROSS-SELL MULTIPLE PRODUCTS AND SERVICES

    - TEAM SALES APPROACH. We use a team sales approach to sell telecommunications products and services. This approach utilizes sales specialists with expertise in traditional voice services, advanced data services and business telephone systems. Our team approach allows us to train experts in each area and increase our ability to cross-sell our products and services. Each customer is also assigned an account manager to provide ongoing service, anticipate future needs and promote additional sales.

    - INCENTIVES TO UTILIZE TEAM APPROACH. We structure our compensation to promote teamwork. When a sale is completed on a team basis, all of the members of the team, including the initiating sales person, receive a part of the commission.

LEVERAGE OUR NETWORK TO EXPAND ADVANCED DATA AND IP SERVICE OFFERINGS

    In January 2000, we acquired Fishnet.com, a facilities-based Internet service provider, focused on providing complete Internet and advanced data services to businesses. This acquisition gives us the capability to integrate advanced data services with our telecommunications offerings. In addition, the acquisition provides us with a team of experienced managers in sales, data switching, network management, security services and information services.

    We are committed to providing our customers a complete suite of advanced data services. Currently we provide the following data services:

    - DSL;

    - dedicated and dial-up Internet access;

    - e-mail and website hosting;

    - local and extended area network consulting and implementation;

    - dedicated bandwidth and colocation for other service providers; and

    - Internet security capability.

    As we deploy our network and acquire additional customers, we will expand our offering of advanced data services to include:

    - applications services hosted on our network;

    - voice-over DSL; and

    - new service packages based on voice-over IP.

INDUSTRY OVERVIEW

    The local telecommunications market in 2000 is similar in many respects to the long distance market shortly after the opening of that market to competition. Before the break-up of AT&T in 1984, AT&T had a near monopoly on all long distance service in the United States. Deregulation provided an opportunity for firms offering superior service and pricing to enter the long distance market and enabled the creation of significant companies such as MCI, Sprint, WorldCom and Frontier. AT&T's share of the long distance market has declined from nearly 100% to approximately 50% today. In the local telecommunications market, the incumbent telephone companies had a monopoly prior to the Telecommunications Act. This law required the incumbent telephone companies to unbundle network elements and permit companies such as ours to purchase only the origination and termination services they need at wholesale prices. The result has been the opening of the local telecommunications market to competition.

    Only 3% to 5% of the local telecommunications market has been penetrated by providers other than the incumbent providers. We believe that over the next five years, competitive local telephone providers will gain a significantly greater percentage of this market because the incumbent telephone companies provide marginal customer service and limited product offerings. According to industry analysts, integrated communications providers' revenues will grow from $5.5 billion in 1998 to $14.0 billion in 2002, representing a 26% compounded annual growth rate.

    GROWTH IN DEMAND FOR DATA SERVICES

    According to Cahners In-Stat Group, a leading industry analyst, the market for domestic business data services is estimated to grow from $22.7 billion in 1998 to $50.6 billion in 2003, representing a 17% compounded annual growth rate. The small and medium-sized business segment of this market is estimated to grow from $5.2 billion in 1998 to $13.3 billion in 2003, representing a 21% compounded annual growth rate.

    Three principal drivers of increased demand for data services are Internet usage, e-commerce and applications services. International Data Corp., or IDC estimates that the number of Internet users in the United States exceeded
69 million in 1998 and will grow to over 197 million by 2003, representing a 23% compounded annual growth rate. IDC also estimates that the volume of e-commerce in the United States exceeded $44.0 billion in 1998 and will grow to over $726.0 billion by 2003, representing a 75% compounded annual growth rate. In 1999, customers spent $300.0 million on enterprise, collaborative and personal applications services. IDC expects customer spending on these services to grow at a 92% compounded annual growth rate to reach $7.7 billion in 2004.

    GROWTH IN DEMAND FOR VOICE SERVICES

    According to the Yankee Group, the market for domestic business voice services is estimated to grow from $113.0 billion in 1998 to $137.0 billion in 2002 representing a 5% compounded annual growth rate. The small and medium-sized business segment of this market is estimated to grow from $49.0 billion in 1998 to $75.4 billion in 2003 representing a 9% compounded annual growth rate.

OUR MARKETS

    Our network deployment consists of three phases. Our Phase I and II deployments, which we expect to complete by the end of 2000, will consist of six voice switches, seven advanced data switches and 123 colocations in 11 markets. Our Phase III deployment, currently scheduled to be completed by the end of 2001, will further expand our western coverage of the United States giving us a total of 12 voice switches, 13 data switches and 191 colocations in 26 markets.

                                                                                             PERCENTAGE OF
                                                                                            BUSINESS ACCESS
                                                                                                 LINES
                                                                   2000                       ADDRESSABLE
                                               2000 TOTAL        BUSINESS      NUMBER OF       FROM OUR
MARKET                  2000 POPULATION(1)   ACCESS LINES(2)   ACCESS LINES   COLOCATIONS     COLOCATIONS
------                  ------------------   ---------------   ------------   -----------   ---------------
PHASE I

  Minneapolis, MN            2,924,590           1,800,797        544,999          15              47%
  St. Paul, MN                 417,671             264,475         74,751           4              79
  Seattle, WA                3,127,820           1,998,915        618,144          17              56
  Portland, OR               2,148,409           1,383,986        450,687          20              79
  Denver, CO                 2,477,730           1,782,224        580,407          20              74
  Boulder, CO                  146,325              83,498         35,930           1              93

PHASE II

  Phoenix, AZ                3,223,871           1,964,981        532,227          18              83
  Salt Lake City, UT         1,610,886             867,548        290,426          19              91
  Salem, OR                    533,781             202,233         76,371           3              72
  Eugene, OR                   337,053             226,911         73,799           3              93
  Tacoma, WA                   310,519             216,944         75,283           3              66

PHASE III

  Reno, NV                     572,613             307,125        135,542           4              61
  Albuquerque, NM              875,458             424,967        166,543           6              71
  Billings, MT                 333,522             236,327         89,901           4              60
  Boise, ID                    562,516             256,746        129,660           4              72
  Colorado Springs, CO         537,520             177,640         99,434           3              80
  Fargo, ND                    328,153             150,007         78,207           3              60
  Fort Collins, CO             243,345             171,277         61,307           3              98
  Idaho Falls, IL              239,608             159,509         63,918           3              74
  Medford, OR                  259,922             184,651         64,776           3              81
  Olympia, WA                  325,401             207,913         63,017           3              77
  Omaha, NE                  1,029,768             676,143        227,976          11              66
  Provo, UT                    356,857             163,363         52,329           2              70
  Santa Fe, NM                 199,854             145,797         58,899           3              89
  Spokane, WA                  902,144             495,410        170,107           9              70
  Tucson, AZ                   830,635             499,905        126,598           7              89
                            ----------          ----------      ---------         ---             ---
                            24,855,971          15,049,292      4,941,239         191              71%

------------------------

(1) Source: U.S. Census Bureau Report as of December 31, 1997 based on basic trading areas. We have assumed a 2.5% compounded annual growth rate.

(2) Source: Federal Communications Commission, Statistics of Common Carriers as of December 31, 1999. We have assumed a 4.5% compounded annual growth rate.

NETWORK OVERVIEW AND DEPLOYMENT

VOICE AND DATA SWITCHES

    We are deploying Nortel switches in each of our major markets. We use Nortel DMS switches for local and long distance services and Nortel Passport ATM switches for advanced data services. The Nortel DMS 500 switch can provide local and long distance services using the same switch, reducing expenses such as training, maintenance, facilities, space and power. The Nortel Passport ATM switch is highly flexible and integrates well with other Nortel voice and DSL platforms to provide voice and data services over a single network.

COLOCATIONS AND DSL EQUIPMENT

    We use the Nortel Universal Edge 9000 UE9000 access node technology in each of our colocation sites to provide DSL and local or long distance services to our customers. The UE9000 access node enables voice services and various types of DSL data services to be offered to customers over a single line. With the addition of an integrated access device at the customer location, our equipment will also allow us to provide voice-over DSL. The UE9000 also combines voice and data equipment into a single network bay thereby reducing colocation space in telephone company central offices which is a finite and costly resource. With this integrated equipment we can also achieve greater port densities allowing over 10,000 voice and data lines to be served from a single 10 ft. by 10 ft. colocation cage.

INTRA-CITY FIBER DEPLOYMENT

    As we develop a significant voice service customer base in each market and overlay our Internet and data services, we anticipate a significant demand for fiber optic bandwidth to support this traffic. Since we will start by leasing fiber capacity in each market, the recurring monthly lease expense will grow with this demand. We can achieve cost savings by purchasing long term rights to high capacity fiber optic lines in our markets by interconnecting our switch sites and colocations. This fiber is purchased by a one-time upfront fee that offsets the recurring monthly lease expenses. We will install our own fiber optic electronics equipment to "light" the fiber and directly manage the bandwidth and capacity.

INTER-CITY ATM BACKBONE NETWORK

    Our Nortel Passport ATM switches will provide data service switching in our major markets. The Passport switches will be interconnected through leased long-haul transport obtained from other wholesale providers. This ATM backbone will be capable of carrying both voice and data traffic over shared connections between switch locations. Customer access to the Internet, virtual private networks and long-haul voice service will travel over this network. ATM is a fully redundant, state-of-the-art transmission and switching technology that is more efficient than traditional dedicated circuit networks.

DATA CENTERS

    We are building data centers in each major market that will function as multi-service communications centers. Each center will include space for cabinets of servers, as well as our customers' colocated equipment. We typically have between 500 and 2,700 square feet of space available in each center in which to provide colocations.

    Colocating provides our customers with inexpensive equipment housing in a highly secure, environmentally controlled and monitored space. We will offer secured racks, cabinets or caged colocation space ranging from 12 to 100 square feet of space. In the future, we expect to host applications services using these data centers.

CUSTOMER ACCESS METHODS

    We have the ability to serve all of the small and medium-sized business customers in our targeted markets by one or more of the following methods:

    - UNBUNDLED NETWORK ELEMENTS. We colocate our telephone access equipment in the incumbent local telephone company's central offices and lease the incumbent telephone company's copper wires, known as unbundled network elements, to connect to the customer's location. Customer locations with fewer than 12 phone lines are most likely to be served with this method. We provide broad facilities-based coverage by colocating in densely-populated areas so that we can access unbundled network elements to reach approximately 70% of the business access lines within our markets from approximately 15% of the available colocation sites.

    - DEDICATED DIRECT CONNECTION TO A SINGLE CUSTOMER. Larger customers with greater than 12 lines at a single location can be accessed by leasing high capacity connections directly from our switch site to the customer's location. We can also offer the ability to share a single T-1 connection for both voice and data services and apportion the circuit capacity for voice and data depending upon customer requirements. With this option, a customer with fewer than 12 lines and high speed data needs can justify a dedicated connection.

    - DEDICATED BUILDING ACCESS. We will deploy digital loop carrier equipment and building wiring into some multi-customer locations, thereby aggregating traffic from several customers onto a high capacity line back to our switch.

    - DSL. We provide dedicated connections over a pair of copper wires utilizing DSL technology. Our customers use DSL lines for data applications such as Internet access, intranets, extranets, telecommuting, ecommerce, e-mail, video conferencing and multimedia. DSL is provided on the same copper wires as voice service or as a dedicated line dependent upon customer upstream data speed requirements. DSL is not available to all customers due to copper loop length limitations.

    - CENTREX. We offer Centrex, a value-added business telephone service we purchase through US WEST and Nevada Bell at attractive wholesale rates and invoice on our own bill. We can serve from two to 40-line single location customers with this method. This method is preferred in areas where we have assembled a large number of customers, but have not yet colocated equipment in the central office.

    - FLAT RATE BUSINESS RESALE. This method fills in service areas with low customer concentrations. Customers with fewer than 12 lines that fall outside our colocation footprint or in an area where there are few other customers will be served by this method. As a concentration develops in these areas we expect to migrate these customers to other access methods. As we expand our colocation facilities, we expect the number of customers served by flat rate business resale will decrease significantly.

NORTEL RELATIONSHIP

    We maintain a very positive working relationship with Nortel, our key telecommunications equipment supplier. We have established the following relationships with Nortel:

    EQUIPMENT. In June 1999, we entered into a renewable three-year equipment purchase agreement with Nortel. Under this agreement Nortel agreed to finance the purchase of $10 million in telecommunications equipment and services related to the network deployment in our first four major markets. This agreement was amended in November 1999 to allow for the purchase of up to $45 million of additional equipment and services related to our network deployment. Pursuant to this agreement, we will be one of the first integrated communications providers to distribute both the new

Enterprise Edge 1000 PBX product and the Meridian digital Centrex business telephones. The Enterprise Edge 1000 is a new business telephone system that can operate on the customer's local area network and pass traffic to other locations over the customer's wide area network.

    SERVICES. Nortel provides network planning, installation, and project management services during network implementation and deployment in each market. In June 1999, we entered into a professional services agreement under which Nortel provides us ongoing operational resources, including a full-time, on-site technician to assist in the maintenance and operation of our equipment at each switch site. In addition, a Nortel network operations center provides off-hour and weekend system surveillance and maintenance services. We anticipate utilizing these resources for a period of one year following the deployment of each switch site. With this arrangement we can operate more cost-effectively and we are better able to focus our internal resources on entering new markets and servicing customers during the first year of service.

    SYSTEMS. In December 1999, we entered into an agreement to purchase Nortel-integrated network management systems. These systems allow us to monitor network conditions, create trouble tickets and automatically test customer lines. We are the first integrated communications provider to deploy many of these new systems. We will become a Nortel-designated showcase site for these types of network management systems.

PRODUCTS AND SERVICES

    As an integrated communications provider, we offer a broad range of voice, data and integrated telecommunications products and services to meet the needs of small and medium-sized business customers. Our product lines and suppliers are selected based on the size and required services of our target customers, the manufacturer or supplier's reputation, reliability and support programs, contract terms and projected profitability, and the availability of agency programs, wholesale programs and marketplace distributorships.

    VOICE AND DATA SERVICES

    We offer a comprehensive selection of voice and data services, including local telephone line service and features, long distance services, advanced data services including Internet access.

        LOCAL BUSINESS TELEPHONE SERVICES. We provide customers with a variety of local telephone line services and features designed to meet their specific needs.

           LOCAL ACCESS LINES. We offer traditional business lines (private branch exchange, or PBX, interconnection trunks), direct inward and outward dial trunks, and analog and digital access. We also offer local high capacity access lines to help high-volume users with 12 or more phone numbers to save on line and feature costs.

           LOCAL SERVICE ENHANCED FEATURES. Many of our service packages include features at no additional cost. The most popular features are those that are essential in managing call receipt, management and distribution, including hunting, forwarding and transferring. Other features, such as a full service of voice messaging, caller ID, call waiting, three-way calling and call hold, are convenient and can help improve employee efficiency and system capacity. We currently offer and support over 100 features to enhance customers' telecommunications services.

        LONG DISTANCE SERVICES. We provide a comprehensive line of domestic and international long distance services.

           OUTBOUND SERVICES. We offer a number of long distance service packages created to meet the needs of our customers based on volume and calling patterns.

           INBOUND SERVICES. We provide toll free 800/888 service to our customers.

           SERVICES BETWEEN CITIES OR WITHIN A GREATER METROPOLITAN
       AREA. Customers can use us for long distance services between cities or within greater metropolitan areas.

           CALLING CARDS. Our private label calling card, "The Travel Card," allows customers to access our network and receive published rates when they make long distance calls when away from their offices.

           OPERATOR SERVICES. Our customers have access to operator services for assistance in placing calls.

        DATA SERVICES. We currently offer the following data services:

           DSL. We offer a variety of DSL service levels ranging from 144 kilobits per second up to 1.1 megabits per second using synchronous and asynchronous DSL technology. Historically, we have offered DSL service provided by Covad and US WEST. As we deploy our network, we will be able to provide DSL service over our own facilities. By the end of 2000, we also expect to offer a DSL technology known as G-lite, or "splitterless DSL," which will not require a technician to install a splitter at the customer location. This technology will allow us to serve customers in a more expedited manner at a lower cost.

           DEDICATED DATA LINES. We offer dedicated high capacity data connections using frame relay technology over leased T-1 lines.

           DIAL-UP INTERNET ACCESS. We offer dial-up Internet access primarily as a complement to our business services to allow employees of our customers to access the Internet from home.

           ADVANCED DATA SERVICES. We offer advanced data services including e-mail, webhosting services, virtual private networking and firewall services. By the end of 2000, we plan to offer applications services over our network.

           LOCAL AND EXTENDED AREA NETWORK CONSULTING AND IMPLEMENTATION. We provide our customers the hardware and software installations and network capabilities required to connect locations throughout the United States on the same network on a real or virtual dedicated network.

           SECURE NETWORK CAPABILITY. We provide our customers with a variety of security offerings including virtual private networks, firewalls and secure routers.

           COLOCATION SPACE IN OUR DATA CENTERS. We offer racks, cabinets and caged colocation space and dedicated bandwidth to Internet service providers, web deployers and systems integrators. Colocation provides our customers with inexpensive equipment housing in a highly secure, environmentally controlled and monitored space.

    BUSINESS TELEPHONE SYSTEMS. Our business telephone systems products and services include the initial sale of voice and data telecommunications hardware, and subsequent sales of additional phone line equipment, maintenance agreements, technical services and repairs.

        PRODUCTS. Our hardware products include:

           TELEPHONE TRANSMISSION PRODUCTS. We feature telephone equipment and accessories manufactured by Inter-Tel, NEC, Mitel, Vodavi and Telrad. We are also planning to add Nortel equipment to our product line this year.

           DATA TRANSMISSION PRODUCTS. We use and offer data communications products by AdTran, Newbridge, Micom, Cisco, FastCom and Ascend to support our short and longer distance telecommunications network.

           VOICE MESSAGING PRODUCTS. Voice messaging products are available for customers who choose to own and operate their own systems. We sell telecommunications products manufactured by our telephone system suppliers, most of which are designed to augment their specific brands. In addition, we sell telecommunications products by Active Voice, which supports various other manufacturers' telephone equipment.

        SERVICES. While initial product sales typically represent a one-time transaction, we also generate recurring revenue streams from the following services:

           SYSTEM CONFIGURATIONS. We frequently advise customers of product updates and are called upon to facilitate changes in our customers' telephone system configurations.

           MAINTENANCE AGREEMENTS. We offer our customers multi-year maintenance agreements as part of our aftermarket service program.

           TECHNICAL SERVICE AND REPAIR. We provide service and repair on a time-and-materials basis for those customers not on maintenance programs.

SALES AND MARKETING

    Each of our markets has dedicated personnel assigned to both sell and maintain customer accounts. The sales force uses a consultative approach to selling both communications products and services. Typically, initial contact is made with a potential customer over the telephone by an inside salesperson. An outside sales representative then meets with the potential customer to present a general overview of our capabilities and listen to the potential customer's needs and concerns regarding telecommunications products and services. Our sales representatives then prepare and present a comprehensive service proposal based on the potential customer's needs.

    There are three types of personnel involved in our team sales approach:

    - INSIDE SALES REPRESENTATIVES. The inside sales representatives use telemarketing to generate customer leads for our outside sales representatives, sell basic services to new customers and provide customer service support. The inside sales positions are filled by entry level people with some sales experience who are organized, persuasive and have high energy levels. As of March 31, 2000, we employed 12 inside sales people.

    - OUTSIDE SALES REPRESENTATIVES. The outside sales representatives pursue customer leads generated by the inside sales representatives and prospect for their own customers. The outside sales representatives are dynamic, highly motivated individuals who typically have transactional sales experience, preferably in the telecommunications industry. Each of these representatives is a sales specialist with expertise in one of the following areas:

       -  advanced data;

       -  traditional voice services; and

       -  business telephone systems sales.

        When a representative identifies a customer desiring services outside of that person's area of expertise, the representative brings in another sales specialist to help close the sale. As of March 31, 2000, we employed 133 outside salespeople.

    - ACCOUNT MANAGERS. The account managers manage the relationships with our customers and respond to and support their ongoing needs. In addition to account retention, account managers are responsible for proactively identifying the changing telecommunications requirements of the customers. As of March 31, 2000, we employed 40 account managers.

    These three sales groups integrate their efforts through a team approach created by a cross-commission structure to provide incentives to the sales team to involve multiple sales personnel to cross-sell products and services. This cross-commission structure has been organized around two central principles:

    - The sales representative with the initial customer contact maintains that relationship and coordinates bringing in required sales specialists; and

    - All sales specialists involved in a sale share in commissions paid.

    We believe that this type of incentive structure will reward all sales representatives for cross-selling products and services to new and existing customers, reducing the cost of sales and strengthening our relationships with our customers.

CUSTOMER SERVICE

    We have proven business processes and information management systems which allow us to market, sell, install, service, bill and account for a complete product and service set.

    Each market has its own customer service personnel that reside locally. We use a staff of highly-trained customer service representatives to address initial business inquiries and customer orders as well as billing and service issues arising after installation.

    We achieve superior service by:

    - having a local direct account manager that maintains a personalized customer relationship;

    - utilizing a proven customer-friendly billing system;

    - utilizing proven customer installation processes in order to minimize provisioning delays;

    - providing centralized, disciplined and consistent service training; and

    - having a management structure in each local market to make prompt operational and tactical decisions.

    We regularly solicit feedback from our customers regarding our performance and, when required, take action to improve our service. We report the results of our surveys to appropriate personnel and use the results to measure progress on a frequent and ongoing basis.

BACK OFFICE SYSTEMS

    Back office systems refer to the hardware and software systems that support the primary functions of our operations, including:

    - work flow order management and provisioning;

    - billing;

    - trouble management;

    - electronic bonding interface; and

    - sales force automation.

    Our goal is to have a back office that allows us to convert our customers' service from their current communications providers to our networks easily and quickly. Over time, we strive to have "flow through" provisioning capabilities, allowing services to be implemented through a single system that updates all ordering, inventory, billing and monitoring systems.

    We have implemented the primary elements of our back office systems, including systems that support order tracking, line installation and billing. We believe we have selected the best application for each function. The following table describes our key back office systems.

SYSTEM                                                 PURPOSE                         IMPLEMENTATION
------                                                 -------                         --------------
MetaSolv                         Provisioning and workflow management                   Complete
ADC-Saville                      Billing                                                Complete
US WEST IMA                      Electronic direct ordering and line installation       Complete
Mantiss                          Interconnection communication                          Q2 2000
Access Care                      Trouble management/testing                             Q2 2000
Vitria                           Application/integration                                Q2 2000
Onyx                             Sales force automation/sales support                   Q2 2000
CDG                              Wholesale billing                                      Q2 2000

PROVISIONING AND WORKFLOW MANAGEMENT

    Order entry involves the initial loading of customer data into our information systems. Currently, our sales representatives take orders and our customer care and line installation representatives load the initial customer information into our ADC-Saville billing system and our MetaSolv workflow management system. We intend to increase the efficiency and data accuracy of these installation activities by implementing a sales force automation system to be combined with ADC-Saville customer billing and MetaSolv workflow management through application integration software. Implementing this system will eliminate several manual steps in the provisioning process.

    We use the MetaSolv workflow management system to manage and track the timely completion of each step in the provisioning process. When MetaSolv is coupled with the capabilities of the Mantiss interconnection communications system, we believe we will be able to submit orders to external business partners, including US WEST, electronically, thereby minimizing implementation time, coordination complexities and installation costs. Currently, we process orders electronically through US WEST's IMA electronic system.

    In addition to the cost benefits associated with the electronic installation of access lines and inventory management system, the MetaSolv software system improves our internal processes in various other ways, including:

    - directing electronic customer orders to the appropriate employee, prompting them to complete required line installation tasks, including network component assignments and management of outside vendor activities; and

    - tracking order progress and alerting operations personnel of steps required to fulfill orders within standard work intervals.

BILLING

    The ADC-Saville billing system provides our customers with a consolidated invoice for all of our services. Customer calls generate billing records that are transmitted from the call records to the ADC-Saville billing system. These records are then processed by the billing software, which calculates usage, integrates fixed monthly charges, calculates taxation and provides the data necessary to create a simple customer invoice. We provide invoice information to a third party printer, which prepares and distributes bills to our customers. Our customers remit payments directly to our bank account.

    This ADC-Saville system allows us to add advanced features such as special discounts based on call volume, or number of services used, complex local taxation and discrete billing options by type of service ordered. We believe these features are exceptionally important given our focus on customer service.

US WEST INTERCONNECT MEDIATED ACCESS

    Interconnect Mediated Access, or IMA is the US WEST system that allows our customer service, trouble management and service line installation representatives to access the US WEST operating systems. IMA allows us to send local service requests to receive order commitments back from, reserve new telephone numbers with, view an order's status at, and report customer problems to US WEST.

MERGERS AND ACQUISITIONS

    We expect to pursue merger and acquisition activity to further growth and expansion both into new markets and more broadly across existing markets.

    The following is a list of our acquisitions since 1996:

                                                                          PURCHASE
                                             TYPE OF       PURCHASE         PRICE
ACQUISITION                      MARKETS     BUSINESS        DATE       (IN MILLIONS)
-----------                    -----------  ----------   -------------  -------------
Cady Communications            Minneapolis   Business      July 1996        $ 7.0
                               and St.      telephone
                               Paul          systems

American Telephone Technology  Portland      Business    February 1997        2.0
                               and Seattle  telephone
                                             systems

Electro-tel                    Denver and    Business    December 1997        0.6
                               Boulder      telephone
                                             systems

Tele-Contracting Specialists   Seattle and   Business      July 1998          1.0
                               Portland     telephone
                                             systems

One Call Telecom               Minneapolis   Centrex      August 1998         1.2
                               and St.       services
                               Paul

Infinite Voice Mail            Denver and   Voice mail    August 1999         0.1
                               Boulder       services

Fishnet.com                    Minneapolis   Internet    January 2000         6.8
                               and St.       services
                               Paul
                                                                            -----

    Total                                                                   $18.7
                                                                            =====

COMPETITION

    The telecommunications industry is highly competitive. We believe we compete principally on the basis of customer service, accurate billing, variety of services and, to a lesser extent, pricing levels and less complex pricing structures. Our ability to compete effectively depends upon our continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by competitors. To maintain our competitive posture, we believe that we must be able to provide high quality integrated communications services and be positioned to reduce our prices in response to potential competition. Any of these reductions could adversely affect us. Many of our current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over us.

    INCUMBENT TELEPHONE COMPANIES

    In our existing markets, we compete principally with US WEST. As a recent entrant in the telecommunications services industry, we may not achieve a significant market share for any of our services in our markets. In particular, US WEST and other incumbent telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than ours, have the potential to subsidize competitive services with revenue from a variety of businesses and currently benefit from existing regulations that favor these incumbent telephone companies over us in some respects. While recent regulatory initiatives, which allow incumbent communications provider such as us to interconnect with the incumbent telephone companies facilities, provide increased business opportunities for us, these interconnection opportunities have been, and likely will continue to be, accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent telephone companies. Future regulatory decisions could grant incumbent telephone companies increased pricing flexibility or other regulatory relief. These initiatives could also have a material adverse effect on us.

    INTEGRATED COMMUNICATIONS PROVIDERS, INCUMBENT TELEPHONE COMPANIES AND OTHER MARKET ENTRANTS

    We also face competition from other current and potential market entrants. These market entrants include long distance providers that compete with our long distance services and seek to enter, reenter or expand into the local telecommunications market. AT&T, GTE, Worldcom and Sprint are among these providers. Incumbent communications providers, resellers of local telephone services, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users also compete with us. In addition, consolidation and strategic alliances within the telecommunications industry, or the development of new technologies could put us at a competitive disadvantage. Not only does the Telecommunications Act impose regulatory requirements on all incumbent communications providers, but it also grants the FCC expanded authority to reduce the level of regulation applicable to any incumbent communications provider, including any incumbent telephone companies. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on our ability to compete successfully against the incumbent telephone companies and other incumbent communications providers.

    The changes in the Telecommunications Act radically altered the market opportunity for new integrated communications providers. Because the Telecommunications Act requires incumbent telephone companies to unbundle their networks, new integrated communications providers are able to rapidly enter the market by installing switches and leasing fiber lines. Newer providers, like us, and some competitors that we may encounter in some of our markets, will not have to replicate existing facilities until traffic volume justifies building them, and can be more opportunistic in designing and implementing networks.

    In addition to the new telecommunications services providers, incumbent telephone companies and other competitors listed above, we may face competition from other market entrants such as electric utilities, cable television companies and wireless companies. Electric utilities have existing assets and low cost access to capital which could allow them to enter a market rapidly and accelerate network development. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optic lines and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Finally, wireless companies intend to develop wireless technology for deployment in the United States as a broadband substitute for traditional wireline local telephones. Some Internet companies are also developing applications to deliver switched voice communications over the Internet.

    LONG DISTANCE SERVICE

    The long distance telecommunications industry has numerous entities competing for the same customers and a high churn rate, as customers frequently change long distance providers in response to offerings of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Our primary competitors are the major incumbent telephone companies and resellers of long distance services. We believe that pricing levels are a principal competitive factor in providing long distance service; however, we seek to avoid direct price competition by packaging long distance service, local service, customer premises equipment and Internet access service together with a simple pricing plan.

    BUSINESS TELEPHONE SYSTEMS SALES

    We compete with numerous equipment vendors and installers and telecommunications management companies for the business telephone systems and related services. We generally offer our products at prices consistent with other providers and differentiate our service through our product packages.

    DATA/INTERNET SERVICES

    The Internet services market is highly competitive, and we expect that competition will continue to intensify. Internet service, meaning both Internet access and on-line content services, is provided by Internet services providers, satellite-based companies, long distance providers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, MSN, Prodigy and WebTV, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies, among others, are aggressively entering the Internet access markets. Long distance providers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to Internet from desktop PCs. Cable companies are starting to provide Internet services using cable modems to customers in major markets. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

EMPLOYEES

    As of March 31, 2000, we employed almost 600 employees. Twenty-eight technicians who install and service business telephone systems are members of the International Brotherhood of Electrical Workers. The current bargaining agreement is in effect through February 28, 2002.

    We believe that relations with our employees, including members of the labor union, are good. We have not experienced any work stoppage due to labor disputes.

PROPERTIES

    We are headquartered in Minneapolis and currently have operations in Minneapolis, St. Paul, Seattle, Portland, Denver, Boulder, Reno, Phoenix and Salt Lake City.

    The table below lists our current leased facilities:

                                                   SQUARE
LOCATION                      LEASE EXPIRATION    FOOTAGE                   PURPOSE
--------                     ------------------   --------   -------------------------------------
Minneapolis, MN              October 31, 2004      23,644    Main Office
Minneapolis, MN              June 30, 2009         17,342    Office/Voice and Data Switch Facility
Minneapolis, MN              November 30, 2004     10,609    Office/Data Switch Facility
Seattle, WA                  December 31, 2009     12,645    Switch Facility
Denver, CO                   February 1, 2010       6,763    Switch Facility
Salt Lake City, UT           January 31, 2010       6,744    Switch Facility
Phoenix, AZ                  May 15, 2010           6,028    Switch Facility
Portland, OR                 December 31, 2009      4,878    Switch Facility
Golden Valley, MN            January 31, 2007      33,246    Office/Warehouse
Tukwila, WA                  December 31, 2002     12,500    Office/Warehouse
Maple Grove, MN              September 14, 2000    12,035    Office/Warehouse
Portland, OR                 May 31, 2002           6,193    Office/Warehouse
Wheatridge, CO               January 31, 2001       3,653    Office/Warehouse
Englewood, CO                January 31, 2004       3,552    Office/Warehouse
Wheatridge, CO               November 30, 2006      9,514    Office
Redmond, WA                  September 30, 2001     3,847    Office
Portland, OR                 November 30, 2004      2,064    Office
Reno, NV                     September 14, 2001     1,536    Office

LEGAL PROCEEDINGS

    We are not currently involved in any material legal or administrative proceedings, nor have we been involved in any such proceedings that have or may have a significant effect on our financial condition. We are not aware of any material legal or administrative proceedings pending or threatened against us.

                             GOVERNMENT REGULATION

OVERVIEW

    Our telecommunications services are subject to regulation by federal, state and local government agencies. Generally Internet and data services are not directly regulated, although the underlying telecommunications services may be regulated in certain instances. We hold various federal, state and local regulatory authorizations for our regulated service offerings. The FCC has jurisdiction over our facilities and services used in the provision of interstate or international telecommunications. State regulatory commissions also have jurisdiction over our facilities and services used in intrastate telecommunications. Municipalities and other local government agencies may require integrated communications providers to obtain permits such as zoning, approving and building permits, licenses or franchises regulating use of telecommunications equipment placed in public rights-of-way. At present, we have not placed any facilities in public rights-of-way, although we may do so in the future. The networks also are subject to other local regulations such as building codes and public safety and welfare requirements. Many of the regulations issued by these regulatory bodies may change and may be the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict the results of any of these proceedings or changes, nor what impacts they may have upon our business.

FEDERAL REGULATION

    The FCC regulates us as a non-dominant common carrier, or one that is not considered to have market power in the product or geographic markets in which we operate. Non-dominant providers are subject to less regulation than dominant providers, but are nonetheless required to offer rates that are just, reasonable and nondiscriminatory. We have obtained authority from the FCC to provide domestic interstate long distance services and international services between the United States and foreign countries. While we believe we are in compliance with applicable laws and regulations, we cannot assure you that the FCC or third parties will not raise issues with regard to our compliance.

THE TELECOMMUNICATIONS ACT

    DUTIES IMPOSED ON INTEGRATED COMMUNICATIONS PROVIDERS AND INCUMBENT TELEPHONE COMPANIES

    In February 1996, the Telecommunications Act became law. This comprehensive telecommunications legislation was designed to increase competition for long distance and local telecommunications services. The Telecommunications Act imposes a variety of duties on providers of local telecommunications services to facilitate competition in the provision of local telecommunications and access services. Like all incumbent telephone companies, where we provide local services, we are required to:

    - interconnect our networks with those of other telecommunications providers;

    - establish reciprocal compensation arrangements for the line and termination of telecommunications;

    - permit resale of our services;

    - provide nondiscriminating access to telephone numbers, operator services, directory assistance and directory listing with no unreasonable dialing delay;

    - permit users to retain their telephone numbers when changing providers;
      and

    - provide competing providers with access to poles, ducts, conduits and rights-of-way, if any.

    Incumbent telephone companies, such as a regional Bell operating company, must also:

    - permit any requesting telecommunications carrier to interconnect with their network at any technically feasible location on rates, terms and conditions that are just, reasonable and nondiscriminatory and at least as favorable as those the company provides to itself or to any of its subsidiaries or affiliates;

    - provide access to individual network elements or unbundled elements, including network facilities, features and capabilities, on just, reasonable and non-discriminatory terms;

    - permit colocation of competitors' equipment that is necessary for interconnection or access to unbundled network elements at their premises on rates, terms and conditions that are just, reasonable and nondiscriminatory; and

    - offer their retail telecommunications services for resale at wholesale rates.

    REGIONAL BELL OPERATING COMPANY ENTRY INTO LONG DISTANCE MARKETS

    In addition to imposing these duties upon incumbent telephone companies, the Telecommunications Act also eliminates the ban on the provision of long distance services by the regional Bell operating companies. Regional Bell operating companies, such as US WEST, are currently permitted to provide long distance service outside those states, or out-of-region, in which they provide local service. To provide out-of-region long distance services, the regional Bell operating company must receive state and federal regulatory approval. GTE and other independent incumbent telephone providers may also provide "in-region" long distance service; that is, they may provide long distance service within the regions in which they also provide local telecommunications service. The regional Bell operating companies, however, are not permitted to provide in-region long distance service until they demonstrate to the FCC, with input from state regulatory agencies and the U.S. Department of Justice, that they have complied with a statutory checklist of requirements intended to open local telephone markets to competitors.

    To date, the FCC has approved only Bell Atlantic's application to provide in-region long distance service in New York. US WEST has requested state regulatory agencies to review its compliance with the checklist to provide in-region long distance service in Arizona, Colorado and Nebraska and has petitioned other state commissions to initiate workshops or other proceedings to address US WEST's compliance. Prior to Bell Atlantic's application, the FCC had rejected every in-region long distance application by other regional Bell operating companies in large part because they did not provide adequate operational support systems to telecommunications providers seeking to provide local telephone service through resale or through lease unbundled network elements. A Regional Oversight Committee, or ROC, a body comprised of commissioners from every state in which US WEST operates as a incumbent telephone provider except Arizona, has been established to develop a comprehensive test of the adequacy of US WEST's operational support systems. The ROC process may aid US WEST in gaining in-region long distance approval from the FCC for all its states.

    While our business may benefit as a result of US WEST's efforts to open its local markets to competitors in order to provide in region long distance service, it may well be adversely affected as US WEST's competitive position is strengthened by its ability to provide a comprehensive suite of telecommunications services to its customers. However, the Telecommunications Act imposes restrictions on regional Bell operating companies after they are permitted to provide in-region long distance services. Among other things, for the first three years, unless this time period is extended by the FCC, US WEST will be able to provide these services only through separate subsidiaries with separate books and records, financing, management and employees. In addition, transactions between US WEST affiliates and these subsidiaries must be conducted on a non-discriminatory basis.

    FCC LOCAL COMPETITION RULEMAKINGS

    The Telecommunications Act charges the FCC with establishing national rules to implement its important provisions. In August 1996, the FCC released an order adopting an extensive set of rules governing local competition, including interconnection with and unbundling of incumbent telephone company networks and resale of incumbent telephone company services. Among other rules, the FCC established a list of seven network elements, comprising most of the significant facilities, features, functionalities or capabilities of the network that the incumbent telephone company must unbundle. The FCC also ruled that incumbent telephone companies must provide new telecommunications service providers with combinations of unbundled network elements, making it possible for new telecommunications service providers, in many instances, to provide service to customers by leasing all of the component unbundled network elements from the incumbent telephone company. In addition, the FCC mandated a particular forward-looking pricing methodology for these network elements that produces relatively low element prices that are favorable to competitors.

    In July 1997, the U.S. Court of Appeals for the Eighth Circuit vacated substantial portions of these rules, principally on the ground that the FCC had improperly encroached upon state jurisdiction. In January 1999, the U.S. Supreme Court largely reversed the Eighth Circuit's decision and supported the FCC's jurisdiction over the local competition provisions of the Telecommunications Act. In particular, the Supreme Court found that the FCC has authority to establish pricing guidelines for unbundled network elements and wholesale services, to prevent incumbent telephone companies from disaggregating existing combinations of network elements and to permit integrated communications providers to select all or portions of any existing incumbent telephone company interconnection agreements in fashioning their own agreements. The Supreme Court, however, did not evaluate the specific pricing methodology adopted by the FCC and remanded the case to the Eighth Circuit for further consideration. The Eighth Circuit heard oral arguments on this pricing issue on September 16, 1999, but has not yet issued a ruling. We cannot predict the outcome of this proceeding. If the Eighth Circuit fails to uphold the FCC's forward-looking pricing methodology, it may materially adversely affect our business. While the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC.

    Although most of the FCC's local competition rules were upheld by the Supreme Court, the Supreme Court did find that the FCC had not adequately considered the statutory criteria for requiring incumbent telephone companies to make unbundled network elements available to competitors. The FCC then conducted new proceedings to reexamine which unbundled network elements incumbent telephone companies must provide. On November 5, 1999, the FCC released an order in which it reaffirmed its requirement that incumbent telephone companies make available most, but not all, of the network elements specified in its initial order, as well as certain new network elements not included on the original list. These network elements that must be made available include the loop, subloop, network interface device, circuit switching in certain markets, packet switching (in limited circumstances), interoffice transmission facilities (including dark fiber), signaling and call related databases and operations support systems (pre-ordering, ordering, provisioning, repair, and billing systems). The FCC also clarified the obligation of incumbent telephone companies to provide certain combinations of network elements. At least one appeal of this order has been filed and more may follow.

    The FCC also modified the local switching unbundled network element, concluding that incumbent telephone companies need not provide access to unbundled local circuit switching for customers with four or more lines that are located in the densest parts of the top 50 metropolitan statistical areas so long as they make available an alternative arrangement for reaching customers, known as the enhanced extended link. The enhanced extended link allows new telecommunications service providers to gain access to customers without colocating in every central office, because it combines the local loop with a line to the new telecommunications service provider's local existing colocated facilities or switch. The

FCC's decision regarding unbundled network elements is currently the subject of petitions for reconsideration filed at the FCC by various parties.

    In the spring of 1998, four regional Bell operating company, including US WEST, petitioned the FCC to be relieved of unbundling and resale requirements for advanced telecommunications services. Advanced telecommunications services are wireline, broadband telecommunications services, as opposed to traditional voice services, and are widely used for Internet access, often relying on DSL technology and packet-switched technology. In August 1998, the FCC clarified its views on the applicability of the Telecommunication Act's provisions regarding network interconnection and unbundling and sought comment on a wide variety of related issues associated with the provision of advanced services by wireline providers.

    In March 1999, the FCC adopted an order further strengthening the rights of competitors to obtain physical colocation to interconnect with incumbent telephone company networks. The FCC ruled that incumbent telephone companies must permit other providers to colocate equipment used for interconnection and access to unbundled network elements even if the equipment can provide switching or enhanced services functions. The FCC also adopted rules designed to limit incumbent telephone companies' ability to deny competitors the ability to deploy transmission hardware in colocation space by purporting that the equipment will cause electrical interference with other wires, and it proposed rules making these requirements more specific. The U.S. Court of Appeals for the D.C. Circuit recently vacated and remanded certain portions of this order to the FCC for reconsideration. Although much of the order was upheld, we may be adversely affected by the D.C. Circuit's determination that the FCC had not properly justified its requirement that incumbent telephone companies provide integrated communications provider to integrated communications provider cross connections. In its November 5, 1999 order on unbundled network elements, however, the FCC declined to require incumbent telephone companies to provide competitors with unbundled access to packet-switching services, except in limited circumstances. The FCC also has not yet determined whether it will permit incumbent telephone companies to deploy advanced communications services through separate affiliates, which would not be regulated as incumbent telephone companies and therefore would not be subject to the Telecommunication's Act unbundling and resale provisions. The FCC also has pending requests from several incumbent telephone companies for pricing flexibility in data services in certain markets. Further, the FCC is reconsidering its earlier position that advanced telecommunications services are local telephone services or exchange access services under the Telecommunications Act. A negative conclusion would further limit the incumbent telephone companies' obligations under the Telecommunications Act. The FCC's decisions on these matters are currently subject or expected to be subject to judicial review. We cannot predict the ultimate outcome of these proceedings or the effects they will have on our business.

ACCESS REFORM

    The FCC regulates the interstate access rates charged by incumbent telephone companies for the origination and termination of interstate long distance traffic. Access charges are a significant cost of providing long distance services. Over the past few years, the FCC has sought to restructure the access charge system and reduce access rates. On the direction of an appellate court, the FCC is conducting further proceedings to explain and refine its access charge reforms. These and related actions by the FCC may significantly reduce change access rates. Our access revenues, like those of all incumbent telephone companies, could be reduced to the benefit of long distance providers. The impact of access charge reform will not be known until it is fully implemented.

    The FCC has also raised the issue of whether it should begin to regulate the access charges imposed by integrated communications providers. Currently, integrated communications providers are free to charge access rates at any levels they deem appropriate. The current proceeding seeks comment from the industry on whether integrated communications providers should be required to justify the cost of the access charges they impose on incumbent telephone companies or whether such rates should be limited to a range of reasonable charges. A decision by the FCC to regulate integrated communications provider access charges could reduce the rates charged by some integrated communications providers.

DSL, SPECIAL ACCESS AND SWITCHED ACCESS

    In November 1998, the FCC ruled that DSL services used to provide dedicated access to interstate services, such as Internet access, are interstate services subject to the FCC's jurisdiction. The FCC permitted incumbent telephone companies to include such DSL services in their interstate access service tariffs.

    The FCC has issued a series of orders on the ability of new telecommunications service providers to provide DSL lines and other high bandwidth services to their customers for, among other things, Internet access. Those orders have made clear that new telecommunications service providers are entitled to colocate the equipment necessary to provide those services in incumbent telephone companies' central offices; that incumbent telephone companies must, where technically feasible, provide new telecommunications service providers with high-quality loops capable of supporting DSL lines; and that the incumbent telephone companies must provide new telecommunications service providers with information concerning the make-up of their networks to allow the new telecommunications providers to determine if a particular customer can be served with DSL service. Many of the details of the orders' implementation are unsettled, however, and we cannot assure you that the rules are sufficient to ensure that the incumbent telephone companies will meet their obligations.

    Over the past few years, the FCC has granted incumbent telephone companies significant flexibility in pricing their interstate special and switched access services. We anticipate that this pricing flexibility will result in incumbent telephone companies lowering their prices in high traffic density areas, the probable areas of competition with us. We also anticipate that the FCC will grant incumbent telephone companies increasing pricing flexibility as the number of competitors increases in each of these markets. In August 1999, the FCC released an order that granted substantial additional pricing flexibility to incumbent telephone companies. Among other things, the FCC granted immediate pricing flexibility to many incumbent telephone companies in the form of streamlined introduction of new services, the ability to change rates for certain interstate services based on geographic locations and the removal of pricing restrictions, once toll dialing requirements are met, on certain interstate long distance services. The FCC also established a framework for granting many incumbent telephone companies greater flexibility in the pricing of all interstate access services once they satisfy competitive criteria. The FCC is considering granting even greater pricing flexibility and has invited public comment on various proposals.

    In addition to the pricing flexibility described above, the FCC is currently considering a joint proposal from AT&T, Bell Atlantic, BellSouth, GTE, SBC Communications and Sprint to lower significantly and deleverage interstate access charges for participating price cap local telephone companies. The FCC could issue an order on this proposal in the first half of 2000. If adopted, these pricing reforms could increase competition among providers offering local telephone service in our operating area.

UNIVERSAL SERVICE

    In 1997, the FCC established a significantly expanded universal service program to subsidize the cost of telecommunications services to qualifying schools, libraries and rural health care providers in addition to consumers in high cost areas and to low-income consumers. Providers of telecommunications services, like us, must pay for these programs. Our share of the payments into these subsidy funds will be based on our telecommunications revenues. Currently, the FCC is assessing these payments on the basis of a provider's interstate and international revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments we will be required to make in the future or the effect that these required payments will have on our financial condition.

    The FCC has recently adopted the cost model that it will use to determine the support needed in high-cost areas and the inputs for the model. The new high-cost support mechanism, which went into effect on January 1, 2000 for non-rural providers, substantially increases the amount of high-cost support provided to non-rural providers. The U.S. Court of Appeals for the Fifth Circuit recently issued an order upholding in part, and reversing in part, the May 8, 1999 FCC order implementing these funds. Numerous FCC orders revising these funds are subject to petitions for reconsideration and further appeals. The outcome of these proceedings or their effect cannot be predicted.

    In addition to the universal service mechanisms described above, the FCC is currently considering a joint proposal from Bell Atlantic, Bell South, GTE, SBC Communications and Sprint to create a $650 million fund to provide universal service support for interstate access charges. If adopted, this proposal could significantly increase the contribution obligations of other telecommunications providers.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

    Under this Act, telecommunications providers are required to provide law enforcement officials with call content and call identifying information under a valid electronic surveillance warrant, and reserve a sufficient number of circuits for use by law enforcement officials in executing court-authorized electronic surveillance. Because we provide facilities-based services, we will incur costs in meeting both of these requirements.

DETARIFFING

    In November 1996, the FCC issued an order that required non-dominant, long distance providers, like us, to cease filing tariffs for our domestic long distance services. A tariff is a statement of the terms, conditions and pricing of services offered to the public. Traditionally, telephone companies were required to file tariffs of interstate telecommunications service offerings with the FCC and tariffs of intrastate service offerings with state regulatory authorities. The FCC's order gave service providers nine months to withdraw federal long distance tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether or when the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant local service providers may withdraw their tariffs for interstate access services provided to long distance providers. The FCC continues to require that service providers obtain authority to provide service between the United States and foreign points and file tariffs for international service.

    In March 1999, the FCC adopted rules that, while still maintaining mandatory detariffing, further required long distance providers to make specific public disclosures on the service providers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date of these rules is delayed until a court decision is rendered on the appeal of the FCC's detariffing order. The D.C. Circuit heard oral argument on the merit of the FCC's detarrifing order on March 14, 2000, but has not yet issued an order. If the FCC's orders become effective, non-dominant interstate service providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their domestic interstate services. Instead, they will have to rely more heavily on individually negotiated agreements with end-users.

    Tariffs also allow a telephone provider to limit its liability to its customers, including in connection with service interruptions. If tariffs are eliminated, we may be liable for costs that we would have been able to limit through tariff filings, and we cannot assure you that potential liabilities will not have a material adverse effect on our results of operations and financial conditions.

RECIPROCAL COMPENSATION

    Recently, the FCC has determined that both dedicated access and dial-up calls from a customer to an Internet service provider are primarily interstate in nature and therefore are to be considered interstate calls, subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of service providers to pay reciprocal compensation for dial-up calls to Internet service providers that originate on one provider's network and terminate on another provider's network. Currently, the FCC has permitted existing reciprocal compensation arrangements between providers, as set forth in interconnection agreements and approved by state regulatory commissions, to remain intact. The FCC is currently determining whether a new compensation mechanism should be implemented. A decision by the FCC invalidating current reciprocal compensation arrangements could result in the reduction, or elimination, of reciprocal compensation payments for traffic terminated to Internet service providers. However, in March 2000, the D.C. Circuit vacated the FCC's determination that calls to an Internet service provider are primarily interstate and remanded the matter to the FCC for further proceedings. The jurisdictional nature of such calls remains uncertain as does the question of whether they will be subject to reciprocal compensation. Until the matter is resolved by federal authorities, state commission determinations will prevail.

INTERNET TELEPHONY

    Another area of regulatory uncertainty involves calls made over the Internet. In various contexts, a number of incumbent telephone companies have asked the FCC to rule that certain calls made over the Internet are subject to regulation as telecommunications services, including the assessment of interstate switched access charges and universal service fund assessments. Although the FCC has suggested that Internet-based telephone-to-telephone calls may be considered telecommunications services, it has not reached a final decision on this issue. Internet telephony may develop into a significant competitor to other technologies, and to the extent it is not subject to similar charges and fees, may have economic advantages over traditional wireline telephony.

ANTI-SLAMMING

    A customer's choice of local or long distance telecommunications company is recorded in a customer record which is used to route the customer's calls so that the customer is served and billed by the desired company. A customer may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. The violation of these procedures together with unauthorized or fraudulent change of service provider is called "slamming." Slamming is such a significant problem that it has been addressed in detail by Congress in the Telecommunications Act, by some state legislatures, and by the FCC in recent orders. The FCC has levied substantial fines for slamming. The risk of financial damage and harm to business reputation from slamming is significant. While we do not engage in these practices, even one slamming complaint could cause extensive litigation expenses for us. The FCC recently decided to apply its slamming rules (which originally covered only long distance) to local service as well.

CUSTOMER PRIVACY

    The Communications Act of 1934 and FCC rules protect the privacy of certain information that a telecommunications carrier such as us acquires by providing telecommunications services to our customers. This protected information, known as "Customer Proprietary Network Information," includes information related to the quantity, technological configuration, type, destination and amount of use of service by a customer. Under the FCC's rules, a carrier may not use this information acquired through one of its offerings of telecommunications services to market other services without the approval of the affected customers. The U.S. Court of Appeals for the Tenth Circuit recently overturned the FCC's rules regarding the use and protection of this information. The FCC relaxed these rules recently, but has sought reconsideration of the Tenth Circuit's decision.

EEO REPORT

    The FCC requires us to file an annual employment report to comply with the FCC's equal employment opportunity policies.

TRUTH IN BILLING

    The FCC has adopted new rules designed to make it easier for customers to understand the bills of telecommunications providers. These new rules establish requirements regarding the formatting of bills and the information that must be included on bills. These rules have been appealed in federal court.

STATE REGULATION

    The Telecommunications Act preempts state and local statutes and regulations that would tend to prohibit the provision of competitive telecommunications services. As a result, we will be free to provide the full range of local, long distance and data services in all states in which we currently operate and in any states into which we may wish to expand. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

    Although the FCC establishes nationwide guidelines governing entry by new telecommunications service providers, state regulatory commissions also have major roles in implementing the local competition provisions of the Telecommunications Act. Among other things, state regulatory commissions must approve or reject interconnection agreements, and they have primary responsibility for arbitrating and mediating these agreements if the negotiating providers cannot reach an understanding on the agreement's terms. State regulatory commissions are also charged with developing and implementing cost-based prices for interconnection and unbundled network elements in accordance with the Telecommunications Act and the forward-looking pricing guidelines set by the FCC.

    Because we provide intrastate common carrier services, we are subject to various state laws and regulations. Most state public utility and public service commissions require some form of certification or registration. We must acquire this authority before commencing service. In most states, we are also required to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate. We are required to update or amend these tariffs when we adjust our rates or add new products and are subject to various reporting and record-keeping requirements in these states.

    Many states also require prior approval for transfers of control of certified providers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and the incurring of significant debt obligations. If in the future our business plans call for any of these regulated events to occur, we may not be able to receive the necessary approvals.

    States generally retain the right to sanction a service provider or to revoke certification if a service provider violates relevant laws or regulations. If any regulatory agency were to conclude that we are or were providing intrastate services without the appropriate authority, the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services. We hold authority to provide resold and facilities-based intrastate, intrastate long distance, and interstate long distance services in Colorado, Minnesota, Nevada, Oregon, Utah and Washington. Our application for similar authority in Arizona is pending. There can be no guarantee that we will receive the authorizations we seek currently in Arizona or will seek in other states in the future.

LOCAL INTERCONNECTION

    The Telecommunications Act imposes a duty upon all incumbent telephone companies to negotiate in good faith with potential local service competitors to provide interconnection to their networks, exchange local traffic, make unbundled network elements available and permit resale of most local services. In the event that negotiations do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts. We may experience difficulty in obtaining timely incumbent telephone company implementation of local interconnection agreements, and we can provide no assurance we will offer local services in these areas in accordance with our projected schedule, if at all. We have entered into interconnection agreements with US WEST in Colorado, Minnesota, Oregon, Utah and Washington. We also have an interconnection agreement with Sprint/United Telephone Company in Minnesota, with Nevada Bell in Nevada, and with GTE in Washington and Oregon. W have asked the Arizona Commission to approve an interconnection agreement with US WEST. A number of our interconnection agreements will expire at various times over the next six to 36 months, after which time we will be required to renegotiate each such agreement. It is uncertain how successful we will be in negotiating the terms critical to our provision of local voice and data services, and we may be forced to arbitrate certain provisions of such agreements.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    Our executive officers, directors and certain other key employees, and their ages as of April 14, 2000 are as follows:

NAME                                    AGE                              POSITION(S)
----                                  --------                           -----------
EXECUTIVE OFFICERS:

Clifford D. Williams(2).............     52      Chairman of the Board and Chief Executive Officer
Richard A. Smith....................     49      President and Chief Operating Officer
Geoffrey M. Boyd....................     32      Chief Financial Officer
Robert E. Pickens...................     39      Executive Vice President, Marketing
David A. Kunde......................     40      Executive Vice President, Operations and Technology
                                                 Planning
James J. Lawrence...................     45      Executive Vice President and General Manager--Central
                                                 Region
Michael J. Robinson.................     52      Executive Vice President and General Manager--Western
                                                 Region
Steven S. Solbrack..................     42      Executive Vice President, IP Services
Steven K. Wachter...................     38      Executive Vice President, Sales

NON-MANAGEMENT DIRECTORS:

Tansukh V. Ganatra..................     56      Director
Michael A. Krupka(2)................     34      Director
Marvin C. Moses(1)..................     55      Director
Mark E. Nunnelly....................     41      Director
E. Theodore Stolberg(1)(2)..........     50      Director
Peter M. Van Genderen(1)............     35      Director

KEY EXECUTIVES:

John E. Beesley.....................     35      Vice President, Minnesota Sales
Carol L. Braun......................     41      Vice President, Human Resources
Michael A. Donahue..................     38      Vice President, Accounting and Controller
Arlin B. Goldberg...................     44      Vice President, Information Technology
F. Lynne Powers.....................     35      Vice President, Finance
Satish C. Tiwari....................     41      Vice President, Engineering and Network Implementation

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

EXECUTIVE OFFICERS

    CLIFFORD D. WILLIAMS, our founder, has served as our chairman and chief executive officer since July 1996. From September 1995 to July 1996 Mr. Williams was raising capital for the formation of our Company. From March 1992 to September 1995, Mr. Williams was president and chief executive officer of Enhanced Telemanagement Incorporated, an integrated communications provider that offered a full line of telecommunications products and services to small businesses in Minnesota, Washington, Oregon, Illinois and Ohio. From 1973 to 1991, Mr. Williams held a variety of senior management positions, leading to executive vice president and general manager at Rogers Cable TV, the largest cable television system in Minnesota. He also managed Rogers Cable TV, Ltd. in Toronto, Ontario.

Additionally, Mr. Williams was one of the founders of the Twin Cities Cable Consortium and Prime Sports Network-Upper Midwest.

    RICHARD A. SMITH has served as our chief operating officer since March 1999 and was recently elected president. He served as our chief financial officer from October 1998 to March 2000. From April 1997 to October 1998, Mr. Smith served as vice president of financial management for Frontier Corp. (now Global Crossing) where he had been employed since March 1972. Prior to serving in this role at Frontier, Mr. Smith held several other positions including controller, chief information officer, president of Frontier Information Technologies, vice president of Midwest telephone operations, network plant operations director and director of business development.

    GEOFFREY M. BOYD has served as our chief financial officer since
March 2000. From November 1998 to March 2000, Mr. Boyd was the chief financial officer of Logix Communications Enterprises, Inc. From September 1997 to November 1998, Mr. Boyd was director of mergers and acquisitions and strategic planning for Dobson Communications Corporation, the parent company of Logix. From August 1996 to September 1997 he was a vice president at MLC
Industries, Inc. a company that has managed several cellular and paging companies. From January 1996 to September 1996, Mr. Boyd worked at a start-up cellular acquisition company. From November 1994 to December 1995, he served as a vice president at Shawmut Bank.

    ROBERT E. PICKENS has served as executive vice president, marketing since April 1996. From July 1995 to March 1996, Mr. Pickens served as general manager of local services and operations for Frontier Corp. (now Global Crossing). From June 1990 to June 1995, Mr. Pickens served as marketing manager and marketing director for Enhanced Telemanagement Incorporated.

    DAVID A. KUNDE has served as our executive vice president, operations and technology planning since May 1999. From October 1994 to May 1999, Mr. Kunde held the positions of vice president of network engineering and director of network engineering and operations at Citizens Utilities. At Citizens Utilities, he was responsible for long distance and local telecommunications network engineering, design and construction and managed an integrated long distance network. From 1986 to 1994, Mr. Kunde held a variety of positions with Frontier Corp. (now Global Crossing).

    JAMES J. LAWRENCE has served as our executive vice president and general manager--Central Region since May 1999. Mr. Lawrence has been president of Cady Communications, Inc. since February 1998. From October 1995 to February 1998, Mr. Lawrence was vice president, finance and administration and chief financial officer for Perigee Communications, Inc. (doing business as Inacom Professional Services). From October 1987 to October 1995, Mr. Lawrence was vice president, finance and administration and chief financial officer for Enhanced Telemanagement Incorporated. From March 1982 to October 1987, Mr. Lawrence held a variety of senior management positions with Norstan, Inc. From August 1979 to March 1982, Mr. Lawrence practiced as a certified public accountant with Deloitte & Touche LLP.

    MICHAEL J. ROBINSON has served as our executive vice president and general manager--Western Region since September 1999. From April 1994 to
September 1999, Mr. Robinson served as senior vice president/general manager--California for ICG Telecom Inc. From 1993 to 1994, he served as director, multiple system operator services for Teleport Communication Group. From 1991 to 1993, Mr. Robinson served as a consultant to several companies in the competitive access provider industry. From 1988 to 1991, Mr. Robinson served as vice president and general manager for Bay Area Teleport, a competitive access provider owned by Pacific Telecom, Inc.

    STEVEN S. SOLBRACK has served as our executive vice president, IP services since January 2000. In September, 1996, Mr. Solbrack co-founded Fishnet.com, a Minneapolis-based Internet Service Provider and was its chief financial officer until January 2000. From June, 1995 to August, 1996, Mr. Solbrack served in various senior management capacities at Popp Telcom.

    STEVEN K. WACHTER has served as our executive vice president, sales since August 1999. From October 1994 to August 1999, Mr. Wachter served in a variety of positions at Ameritech Corporation, including director business sales--Wisconsin, East Region general manager/director--small business marketplace, general manager/director--premises sales and director of sales programming.

NON-MANAGEMENT DIRECTORS

    TANSUKH V. GANATRA has served as a member of our board of directors since February 2000. Mr. Ganatra co-founded US LEC in June 1996 and is a specialist in the field of intelligent switching technology and transport network systems. From January 1991 to September 1996, Mr. Ganatra served in a senior advisory role with ACC Corporation. From January 1987 to January 1991 US LEC, he served in various positions with ACC Corp., including president and chief operating officer, president of the long distance division and vice president of engineering and operations. Mr. Ganatra previously held various positions during a 19-year career with Rochester Telephone Corp. (now Global Crossing), culminating with the position of director of network engineering.

    MICHAEL A. KRUPKA has served as a member of our board of directors since October 1999. Mr. Krupka joined Bain Capital in 1991 and has been a managing director since 1997. Prior to joining Bain Capital, he spent several years as a management consultant at Bain & Company where he specialized in technology-related companies. In addition, Mr. Krupka has served in several senior operating roles at Bain Capital portfolio companies. Mr. Krupka's other directorships include Sealy Corporation, Integrated Circuit Systems, Inc. and Travel CLICK, Inc.

    MARVIN C. MOSES has served as a member of our board of directors since January 1999. Currently, Mr. Moses serves as a telecommunications consultant to, and a member of, the board of directors of Teleglobe, Inc. and Advanced Communications Group. Mr. Moses is a private investor and has acted as a telecommunications consultant from 1996 to the present. From 1988 to 1996, Mr. Moses served as executive vice president and chief financial officer of ALC Communications/Frontier. Mr. Moses was the senior vice president and chief financial officer at Cable & Wireless Communications (US operations) from 1982 to 1988.

    MARK E. NUNNELLY has served as a member of our board of directors since September 1999. Mr. Nunnelly has been a managing director of Bain Capital since 1990. Previously, he was a partner of Bain & Company, where he managed several investment portfolio companies in the manufacturing sector, and held a position in product development for Procter & Gamble Company Inc. Mr. Nunnelly's other directorships include Stream International, Inc., Doubleclick Inc. and Domino's, Inc.

    E. THEODORE STOLBERG has served as a member of our board of directors since July 1996. In 1993, Mr. Stolberg founded Stolberg Meehan & Scano, Inc. (SMS) a private equity investment firm based in New York and Denver. Prior to founding SMS, he was a partner at Weiss Peck & Greer (WPG) and also served as a director for a number of the corporations in which WPG funds were invested. Mr. Stolberg began his career in 1973 at The First Boston Corporation in its corporate finance department. Mr. Stolberg's other directorships include Capital
Returns, Inc. and Central Security Group, Inc.

    PETER M. VAN GENDEREN has served as a member of our board of directors since December 1997. Mr. Van Genderen is a partner with SMS, which he joined in 1996. From 1990 to 1995, he was employed by UniLink Software, Inc. where he served as its General Manager and Controller. Previously, Mr. Van Genderen worked in the corporate finance department at Bankers Trust Company, where he was responsible for structuring acquisition and merchant banking transactions. Mr. Van Genderen's other directorships include Capital Returns, Inc., and Central Security Group, Inc.

KEY EXECUTIVES

    JOHN E. BEESLEY has served as our vice president, Minnesota sales since August 1999. From March 1998 to August 1999, Mr. Beesley served as director of sales, strategic and major accounts for McLeod USA/Ovation Communications. From September 1995 to April 1998, he served as senior regional marketing manager at MCI Telecommunications. From October 1994 to September 1995, Mr. Beesley served as general manager with ESI Network Solutions. He served as an account executive with Lucent Technologies/AT&T General Business Solutions from February 1989 to October 1994.

    CAROL L. BRAUN has served as our vice president of human resources since July 1999 and has been with the company since July 1997. She previously served as our director of human resources. From January 1995 to July 1997, Ms. Braun served as manager of accounting, finance and human resources with Cady Communications, Inc., which we acquired in July 1996. Previously, she held several accounting positions with Cady from 1990 to 1994.

    MICHAEL A. DONAHUE has served as our vice president, accounting and controller since July 1999 and has been with the company since July 1996. From July 1995 to July 1996, Mr. Donahue was a division controller at Frontier Corp. (now Global Crossing). From November 1988 to July 1995, he was the director of finance and controller at Enhanced Telemanagement Incorporated. From June 1984 to November 1988, Mr. Donahue was a corporate auditor and accounting manager with Burlington Northern Financial Services, Inc. Mr. Donahue is a certified public accountant.

    ARLIN B. GOLDBERG has served as our vice president, information services since July 1999 and has been with the company since October 1996. From
July 1995 to September 1996, Mr. Goldberg was the director of information services at Frontier Corp. (now Global Crossing). From February 1993 to
June 1995, Mr. Goldberg was the director of information services for Enhanced Telemanagement Incorporated. From March 1978 to February 1993, Mr. Goldberg was employed by Norstan in a variety of roles, including assistant controller, systems analyst, MIS manager, manager of corporate LAN development and senior business analyst.

    F. LYNNE POWERS has served as our vice president, finance since July 1999 and has been with the company since December 1998. From November 1994 to December 1998, Ms. Powers was the finance manager of MEANS Telecom (now Onvoy), responsible for management of the finance, accounting, tax and billing functions. During her tenure she performed merger and acquisition analysis, contract negotiations and management of due diligence processes. From
September 1990 to November 1994, Ms. Powers was an assistant accounting manager at Frontier Corp. (now Global Crossing). She is a certified public accountant.

    SATISH C. TIWARI has served as vice president, engineering and network implementation since May 1999. Mr. Tiwari is responsible for the installation and maintenance of all of our switching platforms and network facilities. From August 1998 to December 1998, Mr. Tiwari served as director of network implementation for MCI/WorldCom. From 1996 to August 1998, Mr. Tiwari worked for MFS/ WorldCom in several roles including director of network implementation and director of local switch network implementation. Mr. Tiwari also held a variety of positions with ACS, Inc., including president from 1988 to 1996.

BOARD COMMITTEES

    Our by-laws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

    Our audit committee, currently comprised of Messrs. Moses, Stolberg and Van Genderen performs the following functions:

       - recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

       -  reviews the proposed scope and results of the audit;

       -  approves the audit fees to be paid;

       - reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

       - reviews and approves transactions between us and our directors, officers and affiliates.

    Our compensation committee, currently comprised of Messrs. Krupka, Stolberg and Williams performs the following functions:

       - reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

       - establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

       -  administers our stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From October 1998 to November 1999, members of our compensation committee were Messrs. Van Genderen and Stolberg. Since November 1999 the members of our compensation committee have been Messrs. Krupka, Stolberg and Williams.
Mr. Williams has been our chief executive officer and chairman of our board since our inception. None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

COMPENSATION OF DIRECTORS

    In February 2000, two of our directors, Messrs. Ganatra and Moses received 10,000 shares of our common stock, valued at $6.00 per share, as compensation for service on our board of directors for the year 2000. Mr. Moses received 17,640 shares of our common stock, valued at $2.83 per share as compensation for service on our board of directors for the year 1999. We also reimburse our directors for reasonable expenses they incur to attend board and committee meetings.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to our chief executive officer and the other four most highly paid executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 1999. We refer to these individuals as our named executive officers.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      SUMMARY COMPENSATION TABLE        AWARDS
                                                    ------------------------------   ------------
                                                    ANNUAL COMPENSATION                 SHARES
                     NAME AND                       -------------------               UNDERLYING
                PRINCIPAL POSITION                   SALARY     BONUS      OTHER       OPTIONS
                ------------------                  --------   --------   --------   ------------
Clifford D. Williams(2)...........................  $206,350   $120,528   $     --           --
  CHAIRMAN OF THE BOARD AND CHIEF
  EXECUTIVE OFFICER
Richard A. Smith(3)...............................   158,846     94,374         --      184,020
  PRESIDENT AND CHIEF OPERATING OFFICER
James J. Lawrence.................................   163,327     27,250         --           --
  EXECUTIVE VICE PRESIDENT AND GENERAL
  MANAGER--CENTRAL REGION
Robert E. Pickens.................................   100,253     32,744         --        9,000
  EXECUTIVE VICE PRESIDENT, MARKETING
David A. Kunde....................................    88,846     16,240     81,273(1)     90,000
  EXECUTIVE VICE PRESIDENT, OPERATIONS AND
  TECHNOLOGY PLANNING

------------------------

(1) This amount represents a one-time reimbursement for moving expenses and related tax liability.

(2) Mr. Williams also served as president during the fiscal year 1999.

(3) Mr. Smith became president in April 2000 and also served as chief financial officer.

OPTION GRANTS

    The table below contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended December 31, 1999. All options were granted at or above fair market value as determined by the board of directors on the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                                 -----------------------                               POTENTIAL REALIZABLE
                                              PERCENT OF                                 VALUE AT ASSUMED
                                                TOTAL                                     ANNUAL RATES OF
                                 NUMBER OF     OPTIONS                                      STOCK PRICE
                                 SECURITIES   GRANTED TO                                 APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES    EXERCISE OR                    OPTION TERM(3)
                                  OPTIONS         IN        BASE PRICE    EXPIRATION   ---------------------
NAME                              GRANTED      1999(1)     ($/SHARE)(2)      DATE         5%          10%
----                             ----------   ----------   ------------   ----------   ---------   ---------
Clifford D. Williams...........        --          --%        $  --              --    $     --    $     --
Richard A. Smith...............    64,020         4.6          2.83         2/15/09     113,941     288,749
                                   60,000         4.3          5.00         8/01/09     188,668     478,123
                                   60,000         4.3          5.00        10/01/09     188,668     478,123
James J. Lawrence..............        --          --            --              --
Robert E. Pickens..............     9,000         0.6          2.68         2/15/09      15,169      38,441
David A. Kunde.................    90,000         6.4          5.00        12/31/09     283,003     717,184

------------------------

(1) The percentage of total options granted to employees set forth below is based on an aggregate of 1,407,780 shares subject to options granted to our employees in 1999.

(2) The exercise or base price per share reflects the fair market value of the common stock at the time of issuance.

(3) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment. The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of common stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

YEAR-END OPTION VALUES

    The following table shows information regarding exercisable and unexercisable stock options held as of December 31, 1999 by each named executive officer.

                          1999 YEAR-END OPTIONS VALUES

                                                          NUMBER OF            VALUE OF UNEXERCISED IN-THE-
                                                   UNEXERCISED OPTIONS AT            MONEY OPTIONS AT
                                                      DECEMBER 31, 1999            DECEMBER 31, 1999 (1)
                                                 ---------------------------   -----------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                                 -----------   -------------   ------------   --------------
Clifford D. Williams...........................    278,592         69,648
Richard A. Smith...............................    113,560         66,460
James J. Lawrence..............................     31,680         21,120
Robert E. Pickens..............................     50,760         34,440
David A. Kunde.................................     18,000         72,000

------------------------

(1) There was no public trading market for our common stock as of December 31, 1999. The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and an assumed initial public offering price of $ per share by the number of shares underlying the options.

STOCK OPTION PLAN

1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

    Under our 1996 employee stock option plan, as amended, options to purchase shares of our common stock in the form of both incentive stock options and nonqualified stock options were granted to our employees or employees of certain of our subsidiaries. A total of 4,400,000 shares of our common stock were reserved for issuance under this option plan. As of December 31, 1999, options to acquire 2,510,700 shares were issued and outstanding with a weighted average exercise price of $3.22 per share. These options generally vest 25% per year over four years from the date of grant.

GRANTS OF OPTIONS

    The following table summarizes the options for purchase of our common stock that we have granted to directors and executive officers:

                                                          NUMBER
                                                            OF
                                                          SHARES
                                                        SUBJECT TO
GRANTEE                                                  OPTIONS       GRANT DATE     EXERCISE PRICE
-------                                                 ----------   --------------   --------------
Clifford D Williams...................................    348,240      July 1996           $1.46
                                                          378,575      March 2000          $6.00

Richard A. Smith......................................     96,000     October 1998         $2.08
                                                           64,020    February 1999         $2.83
                                                           60,000     August 1999          $5.00
                                                           60,000     October 1999         $5.00
                                                          378,575      March 2000          $6.00

Geoffrey M. Boyd......................................    250,000      March 2000          $6.00

Robert E. Pickens.....................................     19,200      July 1996           $1.46
                                                           18,000      April 1997          $1.82
                                                            9,000    February 1998         $2.03
                                                           30,000      July 1998           $2.17
                                                            9,000    February 1999         $2.68
                                                           20,000      March 2000          $6.00

David A. Kunde........................................     90,000      April 1999          $5.00
                                                           90,000    December 1999         $5.00

James J. Lawrence.....................................     52,500    February 1998         $2.08
                                                           20,000      March 2000          $6.00

Steven S. Solbrack....................................     45,000     January 2000         $6.00

Steven K. Wachter.....................................     90,000     August 1999          $5.00
                                                           33,000     August 1999          $0.01

Michael J. Robinson...................................     60,000    September 1999        $5.00
                                                           30,000    December 1999         $5.00

Marvin C. Moses.......................................     58,800    December 1998         $2.83

401(K) PLAN

    In May 1998, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our full-time employees located in the United States who have attained age 20 and completed three months of service. The plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the plan. The plan also permits us to make matching contributions to the plan on behalf of participants up to 6% of the participant's compensation. We may also make other discretionary contributions to the plan on behalf of participants.

EMPLOYMENT AGREEMENTS

    We have executed employment agreements with the following of our named executive officers:

    Mr. Williams serves as our chairman of the board and chief executive officer Mr. Williams receives an annual base salary that is determined at the discretion of the board or compensation committee. He is also eligible to receive an annual performance based bonus up to 120% of his base salary, determined at the discretion of the board of directors or compensation committee.

    Mr. Smith serves as our president and chief operating officer. His annual base salary is $130,000 and he is eligible to receive an annual performance based bonus up to 120% of his base salary, determined at the discretion of the board of directors or compensation committee. Under his employment agreement
Mr. Smith received options to purchase 1,600 and 1,067 shares of common stock at exercise prices of $2.08 and $2.83 per share, respectively. These options are in addition to other stock options awarded under our stock incentive plan. In the event of a change in control of our company, Mr. Smith could receive a payment of up to $2,000,000 in exchange for his transfer to us of all of his stock options and 97,876 shares of our preferred stock.

    Mr. Lawrence serves as our executive vice president and general manager-central region. He receives a base salary of $110,000, subject to annual adjustments and is eligible for a quarterly bonus of up to $10,000. He is also eligible to receive a performance-based bonus up to 30% of his annual salary.

    Mr. Kunde serves as our executive vice president, operations and technology planning. His annual base salary is $150,000 per year and he is eligible to receive an annual performance based bonus up to 60% of his annual base salary, determined at the discretion of the board of directors or compensation committee.

EMPLOYEE CONFIDENTIALITY AGREEMENTS

    We enter into agreements with certain of our employees containing non-competition and confidentiality provisions. The agreements prohibit these employees from competing with us or disclosing confidential information about us for a period up to two years after their employment ends.

                           RELATED PARTY TRANSACTIONS

ISSUANCES OF SECURITIES

    SALES OF COMMON STOCK. From time to time, we have issued shares of our common stock to certain of our officers and directors for cash. In April 2000, the following officers and directors purchased shares of our common stock at a price of $6.54 per share:

                                                                 NUMBER OF
NAME OF OFFICER OR DIRECTOR                                   SHARES ACQUIRED
---------------------------                                   ---------------
Richard A. Smith............................................      18,349
Michael J. Robinson.........................................      11,000
Marvin C. Moses.............................................       9,100
Steven K. Wachter...........................................       7,645
David A. Kunde..............................................       3,058
Geoffrey M. Boyd............................................       1,529
Robert E. Pickens...........................................       1,529

    In March 2000, we issued 40,000 shares of our common stock to Super STAR Associates, L.P. of which Mr. Ganatra is a beneficial owner in exchange for $240,000 in cash.

    In February 1999, we issued 88,260 shares of our common stock at a price of $2.83 per share to the Moses Family Limited Partnership, of which, Mr. Moses is a beneficial owner.

    COMPENSATION OF DIRECTORS In February 2000, the following shares, valued at $6.00 per share, were issued as compensation for service on our board of directors:

                                                                 NUMBER OF
NAME OF DIRECTOR                                              SHARES ACQUIRED
----------------                                              ---------------
Tansukh V. Ganatra..........................................      10,000
Marvin C. Moses.............................................      10,000

    We also issued 17,640 shares of common stock to Mr. Moses at a price of $2.83 per share as compensation for his service on our board of directors during 1999.

    GUARANTY OF OUR OBLIGATION BY PRINCIPAL STOCKHOLDERS. In October 1998, Stolberg Partners, L.P. and Stolberg, Meehan & Scano II, L.P., two of our principal stockholders, agreed to guarantee a portion of our indebtedness to Imperial Bank. As compensation for this guaranty, we periodically issued the following amounts of common stock to these principal stockholders:

                                                               NUMBER OF
DATE                                                             SHARES
----                                                          ------------
May 1999....................................................     36,000
March 1999..................................................     32,250
January 1999................................................     58,920
October 1998................................................     39,960

    ISSUANCE OF CONVERTIBLE SUBORDINATED PROMISSORY NOTES. To finance our acquisitions of American Telephone Technology, Inc. and Electrotel, Inc. and provide working capital, we issued series A and series B convertible subordinated promissory notes. We paid to each noteholder a loan commitment fee of 2% of the face value of the note. From February 1997 to March 1999, we issued notes in the aggregate amount of $8,283,240.79, including the following transactions with certain of our officers, directors and principal stockholders:

                                                                AMOUNT OF       CONVERSION PRICE   NUMBER AND SERIES OF PREFERRED
NAME OF OFFICER/DIRECTOR OR STOCKHOLDER          DATE        PROMISSORY NOTES      PER SHARE           SHARES UPON CONVERSION
---------------------------------------     --------------   ----------------   ----------------   ------------------------------
Richard A. Smith..........................  March 1999         $200,000               $2.08        96,052 (B3); 1,824 (B4)

Stolberg Partners, L.P. ..................  December 1997     1$,000,000              $2.08        480,261 (B3); 29,241 (B4)

Stolberg, Meehan & Scano II, L.P. ........  December 1997     1$,500,000              $2.08        720,391 (B3); 43,029 (B4)

Strolberg Partners, L.P.(1)...............  December 1997      $100,000               $2.03        39,372 (B2); 2,416 (B4)

Stolberg Partners, L.P. ..................  August 1997       3$,000,000              $2.03        1,476,523 (B2); 106,122 (B4)

Clifford D. Williams......................  April 1997         $140,000               $1.82        76,893 (B1); 5,920 (B4)

Robert E. Pickens.........................  April 1997         $  5,000               $1.82        2,746 (B1); 211 (B4)

Stolberg Partners, L.P.(1)................  April 1997         $100,064               $1.82        54,956 (B1) 4,224 (B4)

Stolberg Partners, L.P. ..................  February 1997     2$,057,500              $1.82        1,130,059 (B1); 92,583 (B4)

------------------------------

(1) Serves as nominee on behalf of investor.

    In September 1999, all of the series A and series B convertible subordinated promissory notes were converted into one of three series of preferred B stock:
B1, B2 and B3. In addition, the accrued and unpaid interest on each of the promissory notes was converted into series B4 preferred stock.

    LOAN TRANSACTION WITH PRINCIPAL STOCKHOLDER. In June 1997, we borrowed $750,000 from Stolberg Partners, L.P. in connection with a $1.5 million line of credit. We also paid Stolberg Partners, L.P. a 2% fee. In August 1997, we repaid the loan.

    SALE OF SERIES C AND C1 CONVERTIBLE PREFERRED STOCK. To finance our Phase I and Phase II operations, we issued a total of 9,156,000 shares of series C at a price of $5.00 per share and 1,684,634 shares of series C1 at a price of $6.00 per share convertible preferred stock between September 1999 and January 2000. Included among these issuances were the following purchases by some of our principal stockholders:

                                                                                 NUMBER AND SERIES
NAME OF STOCKHOLDER                                          DATE OF PURCHASE   OF PREFERRED SHARES
-------------------                                          ----------------   -------------------
Stolberg, Meehan & Scano II, L.P. .........................  January 2000            666,667 (C1)
Bain Capital Fund VI, L.P.(1) .............................  January 2000            666,667 (C1)
Stolberg, Meehan & Scano II, L.P. .........................  December 1999            580,000 (C)
Stolberg, Meehan & Scano II, L.P. .........................  September 1999         1,420,000 (C)
Bain Capital Fund VI, L.P. (1) ............................  September 1999         7,080,000 (C)

------------------------

(1) Includes affiliated entities

CONTINGENT PAYMENT TO EXECUTIVE OFFICER

    In connection with our January 2000 acquisition of Fishnet.com Inc., we may incur an additional obligation of up to $1.3 million through an earnout provision. The earnout payments are based on our meeting certain financial targets for the year ended December 31, 2000. If all of the targets are achieved, we will pay Mr. Solbrack, our executive vice president, IP services, approximately $350,000.

ADVISORY AGREEMENT

    In September 1999, we entered into an advisory agreement with Bain Capital Partners VI, L.P. and Stolberg Partners, L.P., two of our principal stockholders, under which we agreed to pay each of them $50,000 per year for consulting and advisory services. In April 2000, we entered into a termination agreement under which we will pay to each of Bain Capital Partners VI and Stolberg Partners, L.P. $77,500 to terminate our obligation under this agreement.

EMPLOYMENT AGREEMENTS

    We have employment agreements with certain of our named executive officers as described in "Management--Employment arrangements."

                          DESCRIPTION OF INDEBTEDNESS

    We and our subsidiaries entered into loan agreements dated March 30, 1998 and December 30, 1998 with Commerce Financial Group providing for equipment loans totaling $1,500,000, the proceeds of which were used to finance equipment purchases. Interest accrues at 12.4%. The equipment loans are secured by equipment purchased with the proceeds of the loan.

    In July 1999, we entered into a entered into a credit agreement led by NTFC Capital and GE Capital. The credit agreement provided for a seven year, $65 million term loan facility to finance a portion of our costs to purchase equipment and services from Nortel and other equipment vendors, and for working capital and general corporate purposes. The credit facility is secured by a pledge of substantially all of the assets and stock of our subsidiaries to NTFC Capital and GE Capital. The credit facility is also guaranteed by us and certain of our subsidiaries. Loans under the credit facility are available to be drawn until July 16, 2001. We have the option to pay the interest on the credit facility at a rate per annum of either the base rate plus 3.75% or the LIBOR rate plus 4.75%.

    We must pay a commitment fee on the last day of October, January, April and July of each year on the daily average unused amount of each lender's commitment under the credit facility for such quarter at a rate equal to between 0.75% and 1.50% depending on the aggregate outstanding principal amount of the loans under the credit facility.

    As of December 31, 1999 we had $22,444,000 outstanding under the credit facility. On April 5, 2000, we entered into a commitment letter with GE Capital pursuant to which GE Capital agreed to provide $50 million of an increased term loan facility in the aggregate amount of $135 million, and to arrange for a syndicate of lenders to provide the remainder of the increased facility. Such increased facility will be guaranteed and secured on the same basis as the existing credit facility. Proceeds of the increased credit facility will be used for working capital and general corporate purposes and, the build-out of our Phase II markets. We anticipate that affiliates of two of the underwriters of this offering will participate in the lending syndicate for this increased facility. For more information, see "Underwriting."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of April 14, 2000, and as adjusted to reflect the sale of shares offered hereby, by:

    - each person known by us to beneficially own more than 5% of our outstanding capital stock;

    - each of our directors and named executive officers; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, the address for each stockholder listed is c/o Eschelon Telecom, Inc., 730 Second Avenue, Suite 1200, Minneapolis, Minnesota 55402. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

    For purposes of calculating the percentage of shares beneficially owned:
24,072,589 shares of common stock equivalents are deemed outstanding before the offering, including 2,826,897 shares of common stock outstanding as of April 14, 2000, and 21,245,692 shares of common stock equivalents issuable upon conversion of the preferred stock. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding after the offering includes: (a) all shares deemed to be outstanding before the offering and
(b) shares being sold in this offering, assuming the exercise of the underwriters' over-allotment option. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 14, 2000 as described in the footnotes below.

                                                                               PERCENTAGE OF SHARES
                                                                                BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
----------------                                    ------------------   ---------------   --------------
Stolberg Partners L.P. (1)........................      11,839,542
  370-17(th) Street, Suite 4240
  Denver, CO 80202
Stolberg, Meehan & Scano II, L.P. (1).............      11,839,542
  370-17(th) Street, Suite 4240
  Denver, CO 80202
Bain Capital Fund VI, L.P. (2)....................       7,746,667
  Two Copley Place, 7(th) Floor
  Boston, MA 02116
Clifford D. Williams (3)..........................         844,100
Richard A. Smith (4)..............................         315,940
Robert E. Pickens (5).............................          62,726
James Lawrence (6)................................          42,820
David A. Kunde (7)................................          39,058
Tansukh V. Ganatra................................          50,000
Michael Krupka (2)(8).............................       7,746,667
Marvin C. Moses (9)...............................         164,240
Mark E. Nunnelly (2)(10)..........................       7,746,667
E. Theodore Stolberg (1)(11)......................      11,839,542
Peter M. Van Genderen (1)(12).....................      11,839,542
All executive officers and directors as a group
  (11 persons)(13)................................      21,105,093

------------------------

* Less than one per cent.

 (1) Includes 3,542,827 shares of stock owned by Stolberg, Meehan & Scano II, L.P., an affiliate of Stolberg Partners, L.P., 38,982 shares of stock owned by 780 Partners, a Wisconsin general partnership, an affiliate of Stolberg Partners, L.P., 25,242 shares of stock owned by Larry Walker, an affiliate of Stolberg Partners, L.P., 25,115 shares of stock owned by Lawrence Freeborg, an affiliate of Stolberg Partners, L.P., 10,447 shares of stock owned by Peter Van Genderen, an affiliate of Stolberg Partners, L.P. 13,740 shares of stock owned by Nottingham & Spirk, an affiliate of Stolberg Partners, L.P. and 13,740 shares of stock owned by Gary Snyder, an affiliate of Stolberg Partners, L.P. Stolberg Partners, L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity.

 (2) Includes 769,634 shares of stock owned by BCIP Associates II, 309,744 shares of stock owned by BCIP Associates II-C, 219,668 shares of stock owned by BCIP Trust Associates II, 185,734 shares of stock owned by BCIP Associates II-B and 49,796 shares of stock owned by BCIP Trust Associates II-B, 19,874 shares of stock owned by PEP Investments PTY Ltd., and 153,401 shares of stock owned by Sankaty High Yield Asset Partners, L.P., affiliates of Bain Capital Fund VI, L.P. Bain Capital Fund VI, L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity.

 (3) Includes 354,307 shares of common stock issuable upon exercise of vested options.

 (4) Includes 189,275 shares of common stock issuable upon exercise of vested options.

 (5) Includes 54,760 shares of common stock issuable upon exercise of vested options.

 (6) Includes 35,680 shares of common stock issuable upon exercise of vested options.

 (7) Includes 36,000 shares of common stock issuable upon exercise of vested options.

 (8) Includes 7,746,667 shares of stock beneficially owned by Bain Capital Fund VI, L.P. Mr. Krupka, a director, is a managing director of Bain Capital Fund VI, L.P. Mr. Krupka shares voting and dispositive control over shares beneficially owned by Bain Capital Fund VI, L.P. and disclaims beneficial interest in those shares except to the extent of his pecuniary interest. Mr. Nunnelly's address is c/o Bain Capital Fund VI, L.P., Two Copley Place, 7(th) Floor, Boston, MA 02116.

 (9) Includes 39,240 vested options for purchase of common stock and 88,260 shares of common stock beneficially owned by the Moses Family Limited Partnership. Mr. Moses, a director, shares voting and dispositive control over those shares beneficially owned by the Moses Family Limited Partnership and disclaims beneficial interest in those shares except to the extent of his pecuniary interest. The address of Mr. Moses is 2942 Chestnut Run, Bloomfield Hills, MI 48302.

 (10) Includes 7,746,667 shares of stock beneficially owned by Bain Capital Fund VI, L.P. Mr. Nunnelly, a director, is a managing director of Bain Capital Fund VI, L.P. Mr. Nunnelly shares voting and dispositive control over shares beneficially owned by Bain Capital Fund VI, L.P. and disclaims beneficial interest in those shares except to the extent of his pecuniary interest. Mr. Nunnelly's address is c/o Bain Capital Fund VI, L.P., Two Copley Place, 7(th) Floor, Boston, MA 02116.

 (11) Includes 11,839,542 shares of stock beneficially owned by Stolberg Partners, L.P. and by Stolberg, Meehan & Scano II, L.P., an affiliate of Stolberg Partners, L.P. Mr. Stolberg, a director, is a principal of Stolberg Partners, L.P. and Stolberg, Meehan & Scano II, L.P. and shares voting and dispositive control over the shares they hold to the extent of his pecuniary interest. Mr. Stolberg's address is c/o Stolberg Partners, L.P. 370-17(th) Street, Suite 4240, Denver, CO 80202.

 (12) Includes 11,839,542 shares of stock beneficially owned by Stolberg Partners, L.P. and by Stolberg, Meehan & Scano II, L.P., an affiliate of Stolberg Partners, L.P. Mr. Van Genderen, a director, is a principal of Stolberg Partners, L.P. and Stolberg, Meehan & Scano II, L.P. and shares voting and dispositive control over the shares they hold to the extent of his pecuniary interest. The address of Mr. Van Genderen is c/o Stolberg Partners, L.P. 370-17(th) Street, Suite 4240, Denver, CO 80202.

 (13) Includes 670,022 shares of common stock issuable upon exercise of vested options.

                          DESCRIPTION OF CAPITAL STOCK

    On the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.01 per share and 15,000,000 shares of undesignated capital stock, par value $0.01 per share.

    The following table sets forth our outstanding equity securities as of April 14, 2000.

DESCRIPTION                                                   NUMBER OF SHARES
-----------                                                   ----------------
Common stock................................................      2,826,897
Series A convertible preferred stock........................      5,912,440
Series B1 convertible preferred stock.......................      1,349,506
Series B2 convertible preferred stock.......................      1,552,154
Series B3 convertible preferred stock.......................      1,296,704
Series B4 convertible preferred stock.......................        294,254
Series C convertible preferred stock........................      9,156,000
Series C1 convertible preferred stock.......................      1,684,634
Warrants to purchase common stock...........................        440,500
Options to purchase common stock............................      4,400,000
                                                                 ----------
    TOTAL:..................................................     28,913,089
                                                                 ==========

    As of April 14, 2000, there were 80 holders of record of our common stock. Our series A, B and C convertible preferred stock are held of record by 20, 24, and 21 stockholders, respectively. Immediately prior to the closing of the offering, all outstanding shares of convertible preferred stock will be converted into 21,245,692 shares of common stock and such preferred shares will no longer be issued and outstanding.

    After this offering, we will have outstanding             shares of common
stock if the underwriters do not exercise their over-allotment option, or shares of common stock if the underwriters exercise their over-allotment option in full.

    The following is a summary of the material features of our capital stock. For more detail, please see our third amended and restated certificate of incorporation and our third amended and restated by-laws to be effective after the closing of this offering, filed as exhibits to the registration statement of which this prospectus is a part. See "Additional Information."

COMMON STOCK

    Holders of common stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. Piper Marbury Rudnick & Wolfe LLP, our counsel, will opine that the shares of common stock to be issued by us in this offering, when issued and sold in the manner described in the prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

WARRANTS

    In April 1999, we issued a warrant to Imperial Bank for the purchase of up to 12,000 shares of common stock at an exercise price of $0.01 per share. This warrant is immediately exercisable and expires April 2009. In July 1999, we issued a warrant to purchase 428,500 shares of common stock at an exercise price of $0.01 per share in connection with our GE Capital credit facility. Up to one-half is exercisable on or prior to December 31, 2000. If we receive
$30 million of additional capital prior to December 31, 2000, one-half of the warrant must be returned to us for cancellation.

UNDESIGNATED CAPITAL STOCK

    Immediately following the offering, our board will have the authority to designate and issue up to 15,000,000 shares of capital stock, in one or more series. Our board can establish the preferences, rights and privileges of each series, which may be superior to the rights of the common stock.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 21,245,692 shares of common stock and rights to acquire common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, these holders are also entitled to certain demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to our shares of common stock. We are required to use our best efforts to effect any such registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense, provided, however that we are not required to effect a registration within six months after the effective date of any other registration statement of our company and we are not required to effect more than two registrations in any 12-month period. Under these registration rights, the underwriters of an offering may limit the number of shares included in the registration, and we have the right not to effect a requested registration within 180 days following an offering of our securities on Form S-1, including this offering.

POSSIBLE ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE GENERAL CORPORATION LAW

    GENERAL. Certain provisions of our certificate of incorporation and bylaws and Delaware law could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult, including:

    - an acquisition of us by means of a tender or exchange offer;

    - an acquisition of us by means of a proxy contest or otherwise; or

    - the removal of a majority or all of our incumbent officers and directors.

    These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

    ELECTION AND REMOVAL OF DIRECTORS. Our certificate of incorporation and by-laws also contain provisions that effectively restrict the ability of our stockholders to remove directors without a showing of cause. In addition, our bylaws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director.

    STOCKHOLDER MEETINGS. Under our certificate of incorporation and by-laws, only the chairman of the board, the president or a majority of the board of directors may call special meetings of stockholders. Stockholders are not permitted to call special meetings or demand that a special meeting be called by us.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

    DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Upon the completion of the offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous.

    NO CUMULATIVE VOTING. Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED CAPITAL STOCK. The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

    LIMITATION OF LIABILITY. As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

    - for any transaction from which the director derives an improper personal benefit.

    As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Our certificate of incorporation and by-laws also provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware general corporation law. The indemnification provided under our certificate of incorporation and by-laws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

    Under our by-laws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware general corporation law. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

STOCK TRANSFER AGENT

    The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our existing stockholders sell a large number of shares of our common stock in the public market following the offering, the market price of the common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could depress our market price.

    Immediately after this offering, approximately       shares of our common
stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of
these shares, all       shares of common stock sold in this offering will be
freely tradable in the public market without restriction or further registration under the Securities Act, unless those shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining
shares, or   % of our total outstanding shares, will constitute "restricted securities" as that term is defined in Rule 144. Restricted Securities may be sold in the public market only of registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. These shares will become available for resale in the public
market as shown on the chart below. Of these remaining shares,       shares are
also subject to lock-up agreements restricting the sale of such shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time.

NUMBER OF SHARES                   DATE OF FIRST AVAILABILITY FOR RESALE
----------------                   -------------------------------------
                                   Immediately after the date of this
                                   prospectus

                                   90 days after the date of this
                                   prospectus

                                   180 days from the date of this
                                   prospectus subject, in some cases, to
                                   volume limitations

    Prior to this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the offering, a stockholder who has beneficially owned our shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - one percent of the then-outstanding shares of our common stock, or
      approximately             shares immediately after this offering; or

    - the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

    In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock held by them that are not restricted securities. All sales made under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not currently an affiliate of ours, and who has not been an affiliate of ours for at least three months before the sale, and who has beneficially owned the shares of our common stock proposed to be sold for at least two years (including the holding period of any prior beneficial owner other than an affiliate of ours) may resell these shares without compliance with the manner of sale, volume limitation, current public information or notice requirements of Rule 144. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell those shares 90 days after we became a reporting company under the Securities Exchange Act of 1934 in reliance on Rule 144, but without compliance with some of the restrictions provided in Rule 144, including the holding period requirements, contained in Rule 144.

STOCK OPTIONS

    Following the offering, we intend to file a registration statement on
Form S-8 under the Securities Act covering approximately       shares of common
stock issued or issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under our equity-based benefit plans. Accordingly, shares registered under the Form S-8 registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual lock-up agreements described herein.

REGISTRATION RIGHTS

    We have entered into a stockholders' rights agreement with some of our stockholders, who will own an aggregate of 21,245,692 shares of our common stock following this offering. These stockholders have registration rights which, upon exercise, require us to file registration statements covering the sale of their shares of common stock and to include the sale of their shares in registration statements covering our sale of shares to the public. See "Description of our Capital Stock--Registration Rights."

LOCK-UP AGREEMENTS

    Officers and directors and stockholders who will hold a total of shares of common stock upon completion of this offering will enter into lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston, on behalf of the underwriters.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                              TO NON-U.S. HOLDERS

    The following discussion summarizes the principal U.S. federal tax consequences of the purchase, ownership and disposition of our common stock by non-United States holders. This summary is based on the Internal Revenue Code of 1986, or the Code, final, temporary, and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect.

    This summary discusses only the common stock held as capital assets within the meaning of Code section 1221. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or foreign currencies, tax exempt organizations, or persons holding common stock as part of a straddle, hedging or conversion transaction. PERSONS CONSIDERING PURCHASING COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used in this summary, the term "United States Holder" means the beneficial owner of common stock that is, for United States federal tax purposes, (i) a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. As used in this summary, the term "non-United States holder" means a beneficial owner of the common stock that is not a United States holder.

PAYMENT OF DIVIDENDS

    In general, any dividends (to the extent we have earnings and profits for federal income tax purposes) paid to a non-United States holder on common stock will be subject to 30% U.S. federal income tax withholding, unless such rate is reduced by an applicable income tax treaty or the dividends are effectively connected with such holder's conduct of a trade or business in the United States (in which latter case the dividends generally will be subject to U.S. federal income tax at regular rates and may also be subject to an additional branch profits tax at a 30% rate).

SALE OR DISPOSITION OF COMMON STOCK

    Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding, a non-United States holder of common stock, will not be subject to U.S. Federal income tax on gain realized on the sale, exchange or other disposition of the common stock, unless (i) such gain is effectively connected with the conduct by such non-United States holder of a trade or business in the United States, (or, if an applicable tax treaty so provides, the gain is attributable to a U.S. permanent establishment maintained by the non-United States holder) or (ii) we have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five year period ending on the date of disposition and the holder at any time during such five-year period held, actually or constructively, more than 5% of such common stock. We do not anticipate that it will be a U.S. real property holding corporation.

ESTATE TAX

    Unless an applicable estate tax treaty provides otherwise, common stock will be treated as property within the United States for United States estate tax purposes, and hence will be included in the gross estate of an individual who dies while owning common stock.

BACKUP WITHHOLDING

    A payment by a U.S. office of a broker of the proceeds of a sale of the common stock is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a non-United States holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange or retirement of common stock.

    In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of the common stock effected at a foreign office of a broker. If, however, such a broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person 50 percent or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States or certain other persons with specified U.S. relationships, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other considerations are met; or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a U.S. person. non-United States holders should consult their own tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a United States holder's or a non-United States holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

    The Treasury Department has issued final rules with respect to withholding tax on income paid to non-United States holders and related matters, the New Withholding Regulations, which are currently scheduled generally to go into effect for payments made after December 31, 2000. The New Withholding Regulations modify the requirements imposed on a non-United States holder and certain intermediaries for establishing the recipients's status as a non-United States holder eligible for exemption from withholding and backup withholding. In particular, the New Withholding Regulations impose more stringent conditions on the ability of financial intermediaries acting for a non-United States holder to provide certifications on behalf of the non-United States holder which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-United States holders that are subject to withholding are urged to consult their own tax advisors with respect to the New Withholding Regulations.

    The federal income tax summary set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Prospective purchasers of the common stock are urged to consult their own tax advisors as to the precise federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of the common stock.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Bear, Stearns &
Co. Inc., J.P. Morgan Securities Inc., and Banc of America Securities LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Bear, Stearns & Co. Inc.....................................
J.P. Morgan Securities Inc..................................
Banc of America Securities LLC..............................

                                                               -------
      Total.................................................
                                                               =======

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to       additional shares from us at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $      per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

    The following table summarizes the compensation and estimated expenses of $ we will pay:

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us................     $                $                $                $
Expenses payable by us..................     $                $                $                $

    Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, and Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., anticipate becoming lenders under our credit facility led by GE Capital. We anticipate that the aggregate maximum commitment of this credit facility will be approximately $135.0 million. Of this amount, we anticipate that Credit Suisse First Boston and Morgan Guaranty Trust Company of New York will make maximum commitments of approximately $10.0 million and $15.0 million, respectively. Other than interest as stated in the loan documents and other customary fees which will be payable directly to Credit Suisse First Boston and Morgan Guaranty Trust Company of New York, no fees will be paid to Credit Suisse

First Boston Corporation or J.P. Morgan Securities Inc. or their affiliates as a result of these commitments. We expect that this transaction will close in the second quarter of 2000. In November 1999, Morgan Guaranty Trust Company of New York also participated in the syndication of our current $65.0 million credit facility by making a commitment to lend us a maximum of $4.0 million.

    In January 2000, J.P. Morgan Ventures Corporation, an affiliate of J.P. Morgan Securities Inc., purchased 333,333 shares of our series C1 convertible preferred stock at a price of $6.00 per share. This investment represents approximately 19.8% of the issued and outstanding series C1 convertible preferred stock. As part of the same offering in January 2000, institutional
investors purchased approximately   % of the issued and outstanding series C1
convertible preferred stock.

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

    Our officers, directors and stockholders who will hold a total of   shares
of common stock upon completion of this offering have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price, up to       shares of common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

    We are applying to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "ESCH".

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be negotiated by us and representatives of the underwriters. Among the principal factors to be considered in determining the initial public offering price will be:

    - market conditions for initial public offerings;

    - the history of and prospects for our business, our past and present operations;

    - our past and present earnings and current financial position;

    - an assessment of our management;

    - the market of securities of companies in businesses similar to ours; and

    - the general condition of the securities markets.

    There can be no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transaction involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transaction may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of our common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under ``Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                             VALIDITY OF THE SHARES

    Piper Marbury Rudnick & Wolfe LLP, Washington, D.C., will pass upon the validity of the shares of common stock on our behalf. Latham & Watkins, Washington, D.C., is acting as counsel to the underwriters in the offering.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "HTTP://WWW.SEC.GOV."

                             ESCHELON TELECOM, INC.
             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

                       CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                    CONTENTS

Report of Independent Auditors..............................  F-2

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statement of Stockholders' Equity..............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Eschelon Telecom, Inc.

    We have audited the accompanying consolidated balance sheets of Eschelon Telecom, Inc. (formerly known as Advanced Telecommunications, Inc.) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eschelon Telecom, Inc. (formerly known as Advanced Telecommunications, Inc.) at
December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 7, 2000

                             ESCHELON TELECOM, INC.
             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                  DECEMBER 31          EQUITY
                                                              -------------------   DECEMBER 31,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,014   $ 34,473
  Accounts receivable, net of allowance for doubtful
    accounts of $240 and $353...............................     4,753      6,440
  Other receivables.........................................       276      1,224
  Inventories...............................................     2,202      2,252
  Prepaid expenses..........................................       340        320
                                                              --------   --------
Total current assets........................................     8,585     44,709
Property and equipment, net.................................     2,454     19,801
Other assets................................................        74        145
Intangible assets, net......................................    10,101     12,622
                                                              --------   --------
Total assets................................................  $ 21,214   $ 77,277
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,601   $  2,096
  Accrued expenses..........................................     1,098      2,325
  Deferred revenue..........................................     1,029      1,346
  Accrued compensation expenses.............................     1,161      2,049
  Capital lease obligation, current maturities..............        79        554
  Notes payable, current maturities.........................       503        589
  Notes payable to related parties, current maturities......       416         --
                                                              --------   --------
Total current liabilities...................................     5,887      8,959
Long-term liabilities:
  Liability associated with put warrant.....................        --      2,567
  Convertible subordinated notes payable to related
    parties.................................................     9,245         --
  Capital lease obligation..................................        65      1,553
  Notes payable.............................................     5,252     22,659
                                                              --------   --------
Total liabilities...........................................    20,449     35,738
Stockholders' equity:
  Series A Convertible Preferred Stock......................        56         59      $     --
  Series B Convertible Preferred Stock......................        --         45            --
  Series C Convertible Preferred Stock......................        --         92            --
  Class A Common Stock......................................        16         17           213
  Class B Common Stock......................................         4         --            --
  Additional paid-in capital................................    11,451     63,444        63,444
  Accumulated deficit.......................................   (10,762)   (21,744)      (21,744)
                                                              --------   --------      --------
                                                                   765     41,913        41,913
  Deferred compensation.....................................        --       (374)         (374)
                                                              --------   --------      --------
Total stockholders' equity..................................       765     41,539        41,539
                                                              --------   --------      --------
Total liabilities and stockholders' equity..................  $ 21,214   $ 77,277      $ 77,277
                                                              ========   ========      ========

                            See accompanying notes.

                             ESCHELON TELECOM, INC.
             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31
                                                            -----------------------------------
                                                              1997        1998         1999
                                                            --------   ----------   -----------
Revenue:
  Voice and data services.................................  $  2,420   $    9,885   $    18,725
  Business telephone systems..............................    16,367       18,624        22,991
                                                            --------   ----------   -----------
                                                              18,787       28,509        41,716
Cost of sales:
  Voice and data services.................................     2,396        7,921        13,564
  Business telephone systems..............................     7,568       10,056        13,402
                                                            --------   ----------   -----------
                                                               9,964       17,977        26,966
Gross profit:
  Voice and data services.................................        24        1,964         5,161
  Business telephone systems..............................     8,799        8,568         9,589
                                                            --------   ----------   -----------
                                                               8,823       10,532        14,750
Operating expenses:
  General and administrative..............................     7,543       10,632        14,193
  Sales and marketing.....................................     3,296        4,527         8,129
  Depreciation and amortization...........................       943        1,272         1,800
                                                            --------   ----------   -----------
Operating loss............................................    (2,959)      (5,899)       (9,372)

Other income (expense):
  Interest income.........................................        70           86           582
  Interest expense........................................      (432)      (1,202)       (2,192)
                                                            --------   ----------   -----------
Net loss..................................................    (3,321)      (7,015)      (10,982)
Less preferred stock dividends............................        --           --        (1,274)
                                                            --------   ----------   -----------
Net loss applicable to common stockholders................  $ (3,321)  $   (7,015)  $   (12,256)
                                                            ========   ==========   ===========
Net loss per share applicable to common stockholders:
  Basic and diluted.......................................  $  (3.68)  $    (5.50)  $     (6.18)
                                                            ========   ==========   ===========
Weighted average number of common shares outstanding:
  Basic and diluted.......................................   903,085    1,276,539     1,982,441
                                                            ========   ==========   ===========
Pro forma net loss per share:
  Basic and diluted.......................................                          $      (.99)
                                                                                    ===========
Shares used in calculation of pro forma net loss per
  share:
  Basic and diluted.......................................                           11,129,205
                                                                                    ===========

                            See accompanying notes.

                             ESCHELON TELECOM, INC.
             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                        SERIES A               SERIES B               SERIES C
                                                      CONVERTIBLE            CONVERTIBLE            CONVERTIBLE
                                                    PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK
                                                  --------------------   --------------------   --------------------
                                                   SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT
                                                  ---------   --------   ---------   --------   ---------   --------

Balance at December 31, 1996....................  5,634,960     $56             --     $--             --     $--
  Issuance of Class A Common Stock in connection
    with ATTI acquisition.......................         --      --             --      --             --      --
  Issuance of Class A Common Stock in connection
    with ETI acquisition........................         --      --             --      --             --      --
  Issuance of Class A Common Stock in exchange
    for non-compete agreement...................         --      --             --      --             --      --
  Net loss for the year.........................         --      --             --      --             --      --
                                                  ---------     ---      ---------     ---      ---------     ---

Balance at December 31, 1997....................  5,634,960      56             --      --             --      --
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................         --      --             --      --             --      --
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................         --      --             --      --             --      --
  Issuance of Class A Common Stock in exchange
    for Note Guarantee..........................         --      --             --      --             --      --
  Net loss for the year.........................         --      --             --      --             --      --
                                                  ---------     ---      ---------     ---      ---------     ---

Balance at December 31, 1998....................  5,634,960      56             --      --             --      --
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................         --      --             --      --             --      --
  Sale of Class A Common Stock..................         --      --             --      --             --      --
  Issuance of Class A Common Stock to a Board
    Member for services.........................         --      --             --      --             --      --
  Repurchase of stock...........................   (129,500)     (1)      (102,036)     (1)            --      --
  Issuance of Class A Common Stock in exchange
    for note guarantee..........................         --      --             --      --             --      --
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................         --      --             --      --             --      --
  Issuance of Series B Convertible Preferred
    Stock through the conversion of debt........         --      --      4,594,654      46             --      --
  Series A Convertible Preferred Stock issued
    through conversion of Class B Common
    Stock.......................................    406,980       4             --      --             --      --
  Stock options exercised.......................         --      --             --      --             --      --
  Issuance of Series C Convertible Preferred
    Stock.......................................         --      --             --      --      9,162,601      92
  Issuance of Class A Common Stock warrants in
    connection with debt........................         --      --             --      --             --      --
  Deferred compensation related to stock
    options.....................................         --      --             --      --             --      --
  Amortization of deferred compensation.........         --      --             --      --             --      --
  Net loss for the year.........................         --      --             --      --             --      --
                                                  ---------     ---      ---------     ---      ---------     ---
Balance at December 31, 1999....................  5,912,440     $59      4,492,618     $45      9,162,601     $92
                                                  =========     ===      =========     ===      =========     ===


                                                        CLASS A                CLASS B
                                                      COMMON STOCK          COMMON STOCK       ADDITIONAL
                                                  --------------------   -------------------    PAID-IN     ACCUMULATED
                                                   SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                                                  ---------   --------   --------   --------   ----------   -----------
Balance at December 31, 1996....................         --     $--       406,980     $ 4        $ 8,287     $   (426)
  Issuance of Class A Common Stock in connection
    with ATTI acquisition.......................    549,240       6            --      --            994           --
  Issuance of Class A Common Stock in connection
    with ETI acquisition........................    118,140       1            --      --            239           --
  Issuance of Class A Common Stock in exchange
    for non-compete agreement...................      4,920      --            --      --             10           --
  Net loss for the year.........................         --      --            --      --             --       (3,321)
                                                  ---------     ---      --------     ---        -------     --------
Balance at December 31, 1997....................    672,300       7       406,980       4          9,530       (3,747)
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................    296,100       3            --      --            622           --
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................    478,260       5            --      --          1,032           --
  Issuance of Class A Common Stock in exchange
    for Note Guarantee..........................     98,880       1            --      --            267           --
  Net loss for the year.........................         --      --            --      --             --       (7,015)
                                                  ---------     ---      --------     ---        -------     --------
Balance at December 31, 1998....................  1,545,540      16       406,980       4         11,451      (10,762)
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................    120,960       1            --      --            528           --
  Sale of Class A Common Stock..................     88,260       1            --      --            249           --
  Issuance of Class A Common Stock to a Board
    Member for services.........................     17,640      --            --      --             50           --
  Repurchase of stock...........................   (160,000)     (2)           --      --         (1,894)          --
  Issuance of Class A Common Stock in exchange
    for note guarantee..........................     68,520       1            --      --            266           --
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................     17,861      --            --      --             38           --
  Issuance of Series B Convertible Preferred
    Stock through the conversion of debt........         --      --            --      --          9,945           --
  Series A Convertible Preferred Stock issued
    through conversion of Class B Common
    Stock.......................................         --      --      (406,980)     (4)            --           --
  Stock options exercised.......................      1,140      --            --      --              5           --
  Issuance of Series C Convertible Preferred
    Stock.......................................         --      --            --      --         42,368           --
  Issuance of Class A Common Stock warrants in
    connection with debt........................         --      --            --      --             34           --
  Deferred compensation related to stock
    options.....................................         --      --            --      --            404           --
  Amortization of deferred compensation.........         --      --            --      --             --           --
  Net loss for the year.........................         --      --            --      --             --      (10,982)
                                                  ---------     ---      --------     ---        -------     --------
Balance at December 31, 1999....................  1,699,921     $17            --     $--        $63,444     $(21,744)
                                                  =========     ===      ========     ===        =======     ========


                                                    DEFERRED
                                                  COMPENSATION    TOTAL
                                                  ------------   --------
Balance at December 31, 1996....................     $  --       $  7,921
  Issuance of Class A Common Stock in connection
    with ATTI acquisition.......................        --          1,000
  Issuance of Class A Common Stock in connection
    with ETI acquisition........................        --            240
  Issuance of Class A Common Stock in exchange
    for non-compete agreement...................        --             10
  Net loss for the year.........................        --         (3,321)
                                                     -----       --------
Balance at December 31, 1997....................        --          5,850
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................        --            625
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................        --          1,037
  Issuance of Class A Common Stock in exchange
    for Note Guarantee..........................        --            268
  Net loss for the year.........................        --         (7,015)
                                                     -----       --------
Balance at December 31, 1998....................        --            765
  Issuance of Class A Common Stock in connection
    with OCT acquisition........................        --            529
  Sale of Class A Common Stock..................        --            250
  Issuance of Class A Common Stock to a Board
    Member for services.........................        --             50
  Repurchase of stock...........................        --         (1,898)
  Issuance of Class A Common Stock in exchange
    for note guarantee..........................        --            267
  Issuance of Class A Common Stock in connection
    with TSI acquisition........................        --             38
  Issuance of Series B Convertible Preferred
    Stock through the conversion of debt........        --          9,991
  Series A Convertible Preferred Stock issued
    through conversion of Class B Common
    Stock.......................................        --             --
  Stock options exercised.......................        --              5
  Issuance of Series C Convertible Preferred
    Stock.......................................        --         42,460
  Issuance of Class A Common Stock warrants in
    connection with debt........................        --             34
  Deferred compensation related to stock
    options.....................................      (404)            --
  Amortization of deferred compensation.........        30             30
  Net loss for the year.........................        --        (10,982)
                                                     -----       --------
Balance at December 31, 1999....................     $(374)      $ 41,539
                                                     =====       ========

                            SEE ACCOMPANYING NOTES.

                             ESCHELON TELECOM, INC.
             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
OPERATING ACTIVITIES
Net loss....................................................  $(3,321)  $(7,015)  $(10,982)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization expense.....................      943     1,272      1,800
  Provision for bad debt expense............................       43       174        452
  Value of stock and options issued in lieu of interest and
    compensation............................................       --       125        348
  Accretion of discount on note payable and put warrant.....       --        --        590
  Changes in operating assets and liabilities, net of
    acquisitions:
    Accounts receivable.....................................   (1,535)   (1,159)    (2,172)
    Other receivables.......................................      (25)      145       (948)
    Inventories.............................................     (571)      (69)       (50)
    Prepaid expenses and other assets.......................     (183)       69        (51)
    Accounts payable........................................      764    (1,107)       424
    Accrued expenses........................................    1,145       828      1,774
    Deferred revenue........................................      398       215        317
    Accrued compensation expenses...........................      (53)      389        888
                                                              -------   -------   --------
Net cash used in operating activities.......................   (2,395)   (6,133)    (7,610)

INVESTING ACTIVITIES
Purchase of subsidiaries, net of cash acquired..............   (1,070)     (507)       (40)
Purchases of property and equipment.........................   (1,530)     (604)   (16,151)
Cash paid for other intangibles.............................     (195)     (464)      (894)
Purchase of non-compete agreement...........................       --        --         (5)
                                                              -------   -------   --------
Net cash used in investing activities.......................   (2,795)   (1,575)   (17,090)

FINANCING ACTIVITIES
Proceeds from issuance of convertible subordinated notes....    8,284        --        200
Proceeds from issuance of other notes payable...............       --     5,950     27,055
Payments made on related party notes........................      (92)      (95)      (416)
Payments made on other notes payable........................     (285)     (219)    (7,695)
Proceeds from issuance of Preferred Stock...................       --        --     42,460
Proceeds from issuance of Common Stock......................       --        --        250
Proceeds from exercise of stock options.....................       --        --          5
Increase in debt issuance costs.............................       --        --     (1,802)
Repurchase of stock.........................................       --        --     (1,898)
                                                              -------   -------   --------
Net cash provided by financing activities...................    7,907     5,636     58,159
                                                              -------   -------   --------
Net increase (decrease) in cash and cash equivalents........    2,717    (2,072)    33,459
Cash and cash equivalents at beginning of year..............      369     3,086      1,014
                                                              -------   -------   --------
Cash and cash equivalents at end of year....................  $ 3,086   $ 1,014   $ 34,473
                                                              =======   =======   ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................  $   155   $   378   $    515
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES
Equipment purchases under capital lease.....................       --        --      2,105

                            See accompanying notes.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Eschelon Telecom, Inc. (the "Company") is an integrated communications provider offering facilities-based broadband voice and data services to small and medium-sized business customers in select markets within the western United States. The Company offers the following products and services:

    - LOCAL BUSINESS TELEPHONE SERVICES--Local access lines including traditional business lines, direct dial trunks and analog and digital access; local service enhanced features including hunting, forwarding, transferring, voice messaging, caller ID, call waiting, three-way calling and call hold.

    - LONG DISTANCE SERVICES--Outbound services, inbound services including 800/888 services, intralata and interlata, calling cards and operator services.

    - DATA SERVICES--DSL, frame relay/T-1, dial-up internet access advanced data services, LAN and WAN consulting and implementation, secure network capability and dedicated bandwidth and colocation space.

    - BUSINESS TELEPHONE SYSTEMS PRODUCTS AND SERVICES--Products include telephone transmission products, data transmission products and voice messaging products; services include system configurations, maintenance agreements and technical service and repair.

    The Company was originally incorporated in Minnesota, and in September 1999 reincorporated in Delaware. The Company changed its name to Eschelon
Telecom, Inc. in April 2000.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost which approximates market value. On December 31, 1998 and 1999, the Company had investments of $3 and $33,926, respectively, in securities with maturities of less than three months which are included in cash and cash equivalents.

INVENTORIES

    Inventories consist primarily of telephone equipment and parts held for sale or rent and are stated at the lower of cost or market. The Company has recorded a valuation reserve against inventories of $155 and $123 as of December 31, 1998 and 1999, respectively.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Vehicles....................................................           5 years
Office furniture and equipment..............................         5-7 years
Computer equipment..........................................           5 years

    Leasehold improvements are amortized over the shorter of the related lease term or the estimated useful life of the asset.

    Construction in progress includes equipment and other internal costs directly related to the construction of switches and internal systems which are not complete as of the balance sheet dates. When construction of the switches and internal systems is complete, the balance of the assets will be transferred to switch equipment and software, and depreciated in accordance with the Company's policy. All internal costs directly related to the construction of the switches and systems, including interest and salaries of certain employees, are capitalized. Such costs amounted to $2,601 in 1999, including interest of $1,066.

    Property and equipment consist of the following:

                                                              1998       1999
                                                            --------   --------
Vehicles..................................................  $   197    $   191
Office furniture and equipment............................    2,716      4,280
Computer equipment........................................      690      1,840
Leasehold improvements....................................      181        293
Construction in progress..................................       --     15,450
                                                            -------    -------
                                                              3,784     22,054
Less accumulated depreciation and amortization............   (1,330)    (2,253)
                                                            -------    -------
                                                            $ 2,454    $19,801
                                                            =======    =======

INTANGIBLE ASSETS

    Intangibles consist of goodwill, debt issuance costs, certain one-time customer set-up costs, non-compete agreements and license fees. The goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over 20 years. Debt issuance costs were incurred in connection with the issuance of long-term debt during 1999. These costs are being amortized over the term of the debt facility on a straight-line basis. The customer set-up costs are being amortized over a period of 48 months, which approximates the average life of a customer contract.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Non-compete agreement costs represent costs associated with various agreements the Company has entered into with existing management of the companies they have acquired. These costs are being amortized over the terms of the agreements. Capitalized license fee costs represent the costs associated with licensing the billing software the Company is currently using. These costs are being amortized over the term of the license agreement.

    Intangible assets consist of the following:

                                                             1998       1999
                                                           --------   --------
Goodwill.................................................  $10,120    $ 10,817
Debt issuance costs......................................       --       1,802
Customer set-up costs....................................      659       1,551
Non-compete agreements...................................      418         423
License fees.............................................       63          63
                                                           -------    --------
                                                            11,260      14,656
Less accumulated amortization............................   (1,159)     (2,034)
                                                           -------    --------
                                                           $10,101    $ 12,622
                                                           =======    ========

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

REVENUE RECOGNITION

    The Company recognizes voice and data services revenue in the month the service is provided. Revenue related to business telephone systems is recognized at the time installation is complete. Periodic maintenance, warranty and service charges are deferred and recorded as revenue over the term of the contract.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. The Company has a credit policy which helps minimize credit risk. Management believes this risk is limited due to the large number and diversity of clients which comprise the Company's customer base.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING EXPENSE

    Advertising costs are expensed as incurred. The total amount charged to advertising expense was $248, $262 and $469 for the years ended December 31, 1997, 1998 and 1999, respectively.

RECLASSIFICATIONS

    Certain amounts in the 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

    Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Diluted net loss per share is the same as basic net loss per share because the effect of all options and warrants is anti-dilutive.

    In May 1999, the Board of Directors approved a 60-for-1 stock split for all Convertible Preferred and Common Stock. Accordingly, all share and per share information has been restated to reflect the split.

PRO FORMA SHAREHOLDERS' EQUITY

    Upon the closing of the Company's planned initial public offering, all outstanding shares of Series A, B and C Preferred Stock will automatically convert into 19,567,659 shares of Common Stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma shareholders' equity section at December 31, 1999.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B and C Preferred Stock into shares of the Company's Common Stock as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 9,146,764 shares for the year ended December 31, 1999. The pro forma effects of these transactions are unaudited.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1999, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS 131). SFAS 131 superseded FASB Statement No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations, financial position or the footnote disclosure, as the Company operates in a single industry segment. The Company will continue to assess the impact of SFAS No. 131 and modify its reporting and disclosure requirements if necessary.

2. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                1998       1999
                                                              --------   --------
Accrued telecommunication costs.............................   $  301     $  882
Customer deposits...........................................      332        753
Accrued taxes...............................................      204        323
Accrued office rent.........................................       28         51
Other.......................................................      233        316
                                                               ------     ------
                                                               $1,098     $2,325
                                                               ======     ======

3. ACQUISITIONS

    The Company acquired all of the issued and outstanding stock of American Telephone Technology, Inc. ("ATTI") in February 1997 in exchange for 549,240 shares of Class A Common Stock and $1,000 in cash. The Company incurred additional costs relating to the acquisition of ATTI of $179.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

3. ACQUISITIONS (CONTINUED)
    The Company acquired all of the issued and outstanding stock of Electro-Tel, Inc. ("ETI") in December 1997 in exchange for 118,140 shares of Class A Common Stock and $160 in cash. The Company incurred additional costs relating to the acquisition of ETI of $48. The Company also entered into a non-compete agreement with an ETI employee. Under the agreement, the Company issued 4,920 shares of Class A Common Stock valued at $10. The non-compete agreement is being amortized over five years. In connection with the acquisition of ETI, the Company has the ability to reacquire up to 49,260 shares of Class A Common Stock issued to the seller, in the event certain gross sales and EBIT targets are not achieved, for each of the 12-month periods ending June 30, 2000 and 2001.

    The Company acquired all of the issued and outstanding stock of Tele-Contracting Specialists, Inc. ("TSI") in July 1998 in exchange for 296,100 shares of Class A Common Stock and $526 in cash. The Company incurred additional costs relating to the acquisition of TSI of $69. In addition to the purchase price already paid, the Company is required to issue cash or shares of Class A Common Stock having a value of $250 to the seller if certain financial targets are achieved during the 12-month periods ending June 30, 1999, 2000, 2001, 2002 and 2003. The maximum consideration that can be earned in any 12-month period is $50. As part of this agreement, the Company issued 17,861 shares of Common Stock valued at $38 in 1999.

    The Company acquired all of the issued and outstanding stock of One Call Telecom, Inc. ("OCT") in August 1998 in exchange for 478,260 shares of Class A Common Stock. The Company incurred additional costs relating to the acquisition of OCT of $370. The Common Stock issued at the closing of the acquisition was net of shares held in escrow by the Company. These escrowed shares were associated with certain holdbacks that existed at closing. In 1999, the Company issued 120,960 shares of Common Stock valued at $529 as final consideration for the outstanding stock of OCT.

    The Company acquired all of the assets of Infinite Voice Mail, LLC ("IVM") in October 1999 in exchange for $40 in cash. In addition, the Company paid $5 to obtain a non-compete agreement with the former owners of IVM. The cost of the agreement has been capitalized and will be amortized over five years.

    The acquisitions were all accounted for as purchases. Goodwill related to these acquisitions and the 1996 acquisition of Cady Communications ("CCI"), amounting to $10,817, has been capitalized and is being amortized over 20 years. In addition, the Company paid $408 to obtain non-compete agreements with various employees at CCI. All acquisitions are immaterial to the Company and as a result, no pro forma information has been presented.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

4. NOTES PAYABLE

    Notes payable consist of the following at December 31, 1998 and 1999:

                                                              1998       1999
                                                            --------   --------
Term note payable.........................................  $    --    $22,444
Line of credit............................................    4,450         --
Equipment financing.......................................    1,306        804
Related party notes payable...............................      416         --
Related party Series A Convertible Subordinated Notes
  payable.................................................    9,244         --
                                                            -------    -------
                                                             15,416     23,248
Less current portion......................................     (919)      (589)
                                                            -------    -------
                                                            $14,497    $22,659
                                                            =======    =======

TERM NOTE PAYABLE

    In July 1999, ATI Operating Company, a subsidiary of the Company, entered into a credit agreement with NTFC Capital Corporation and General Electric Capital Corporation ("GECC"), in the aggregate principal amount of $65,000. The agreement expires on July 16, 2006 or the earlier date, if any, on which the note matures by notice of prepayment, acceleration or otherwise. The agreement has both Base and LIBOR Rate advances. As of December 31, 1999, the Company only had advances outstanding on the LIBOR Rate portion of the agreement. The Base and LIBOR Rate advances accrue interest at 3.75% over the Base Rate and 4.75% over the LIBOR Rate (ranging from 5.80% to 6.39% at December 31, 1999). Repayment of accrued interest on Base Rate advances is due on a quarterly basis. Repayment of accrued interest on LIBOR Rate advances is due the last day of the applicable LIBOR period, and in the case the interest period is greater than three months, the three-month intervals after the first day of such interest period. The Company is also required to pay commitment fees on a quarterly basis in arrears on the last day of October, January, April and July. The fees are calculated based on the average unused portion of the commitments for such quarter at rates ranging from .75% to 1.50%. The Company is required to begin repayment of the facility at a rate of 10%, 15%, 20%, 25% and 30% each year beginning July 19, 2001, 2002, 2003, 2004 and 2005, respectively. Payment shall be made on a quarterly basis.

    Under the facility, the Company has the ability to use advances to offset $50,000 of telecommunications equipment cost the Company will incur, while $15,000 of the proceeds can be used for other general and working capital needs. Also, as part of the loan agreement, 66 2/3% of all telecommunication equipment must be purchased from Northern Telecom, Inc. ("Nortel").

    In connection with the Credit Agreement, the Company issued to GECC a detachable warrant exercisable through July 2009 to acquire 428,500 shares of Class A Common Stock at $.01 per share. The $2,138 fair value of the warrant was recorded as a liability and will be amortized as additional interest expense over the life of the agreement. The Company used the Black-Scholes pricing model to estimate the fair value of the warrants. In the absence of an underwritten public equity offering, after

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

4. NOTES PAYABLE (CONTINUED)
October 1, 2004, GECC has the right to put the warrant to the Company at the greater of the fair market value of the warrant or a price reflecting the average price-to-earnings ratio of ten industry peers. The Company has accreted the value of the warrant at year-end by $429, and has recorded it as additional interest expense as of December 31, 1999. The agreement is secured by all assets of the Company not secured under the Equipment Financing agreements and also contains various covenants regarding reporting and information requirements, indebtedness, prohibition of mergers, etc.

    As of December 31, 1999, the Company paid $830 in interest and commitment fee amounts associated with the credit agreement, and also accrued $236 of interest and commitment fee expenses outstanding under the credit agreement.

LINE OF CREDIT

    The Company had a $6,000 line of credit agreement with a bank which was to expire on June 1, 2000. In connection with this agreement, the Company issued a warrant to purchase 12,000 shares of Class A Common Stock at a price of $.0002 per share to the financial institution. The fair value of the warrant was determined to be $34, and was treated as a discount on the Company's debt and amortized as additional interest expense over the life of the agreement. The Company used the Black-Scholes pricing model to estimate the fair value of the warrant. This facility was paid off in July 1999 with proceeds from the Term Note Payable.

EQUIPMENT FINANCING

    In 1998, the Company entered into two note agreements with a financial institution in the amounts of $1,000 and $500, respectively. Interest accrues at a rate of 12.4% per annum. Principal and interest amortizing to $55 is due on a monthly basis through April 1, 2001. These agreements are secured by the equipment financed from the proceeds of these agreements.

RELATED PARTY NOTES PAYABLE

    The Company entered into various note agreements with related parties to the Company. These agreements were paid off (or paid in full) during 1999.

RELATED PARTY SERIES A CONVERTIBLE SUBORDINATED NOTES PAYABLE

    During 1997 and 1999, the Company issued $8,284 and $200 of Series A Convertible Subordinated Notes to shareholders and employees which are convertible into Class A Common Stock at rates ranging from $1.82 to $2.08. In September 1999, $9,991 of the notes and accrued interest were converted into 4,594,654 shares of Series B Convertible Preferred Stock (see Note 7).

    The carrying amounts of the Company's debt instruments in the balance sheets at December 31, 1998 and 1999 approximate fair value.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

4. NOTES PAYABLE (CONTINUED)

    The maturities of notes payable as of December 31, 1999 are as follows:

2000........................................................  $   589
2001........................................................      776
2002........................................................    2,525
2003........................................................    3,647
2004........................................................    4,769
Thereafter..................................................   10,942
                                                              -------
                                                              $23,248
                                                              =======

5. COMMITMENTS

    In November 1999, the Company entered into an agreement which amended an earlier Master Purchase and Services agreement with Nortel Networks Inc. ("Nortel Networks"). Under this amendment the Company has committed to purchase and/or license a minimum of $35,000 of Nortel Networks equipment or services. Such amount shall include without limitation, no less than $10,000 in carrier network switching products and no less than $10,000 in access node products.

    In July 1999, the Company entered into a two-year term contract with a supplier of telecommunications services for the purpose of receiving discounts off the standard service offerings. Under this agreement, the Company is required to purchase net usage of $100 per month for months one through three of the term and $150 per month for months four through twenty-four. In the case of early termination of the agreement, a termination penalty will occur. The termination penalty is based on 50% of the sum of the minimum commitment for each month remaining in the term of the contract.

6. OPERATING AND CAPITAL LEASES

    The Company leases office space, vehicles and office equipment under operating leases. The office leases generally require a base rent plus amounts covering operating expenses and property tax. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $443, $888 and $1,455, respectively.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

6. OPERATING AND CAPITAL LEASES (CONTINUED)
    Future minimum lease payments under operating leases with a term in excess of one year as of December 31, 1999, are as follows:

2000........................................................  $ 2,732
2001........................................................    2,705
2002........................................................    2,435
2003........................................................    2,253
2004........................................................    2,146
Thereafter..................................................    7,743
                                                              -------
                                                              $20,014
                                                              =======

    The Company also leases certain furniture and equipment under other leases which are accounted for as capital leases for financial statement purposes. The cost of equipment in the accompanying balance sheets includes the following amounts under capital leases:

                                                                1998       1999
                                                              --------   --------
Cost........................................................    $190      $2,295
Less accumulated depreciation...............................     (21)       (127)
                                                                ----      ------
                                                                $169      $2,168
                                                                ====      ======

    Future minimum lease payments required under capital leases together with the present value of the net future minimum lease payments at December 31, 1999 are as follows:

Year ending December 31:
  2000......................................................  $  770
  2001......................................................     740
  2002......................................................     721
  2003......................................................     291
  2004......................................................      71
                                                              ------
Total minimum lease payments................................   2,593
Less amount representing interest...........................    (486)
                                                              ------
Present value of net minimum payments.......................   2,107
Less current portion........................................    (554)
                                                              ------
Capital lease obligations, net of current portion...........  $1,553
                                                              ======

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

7. CAPITAL STOCK

    The Company has the following classes of capital stock:

    - Undesignated Convertible Preferred Stock, $.01 par value; 4,309,442 shares authorized in 1999; no shares issued or outstanding.

    - Series A Convertible Preferred Stock, $.01 par value; 30,000,000 and 6,041,940 shares authorized in 1998 and 1999, respectively; 5,634,960 and 5,912,440 shares issued and outstanding in 1998 and 1999, respectively.

    - Series B Convertible Preferred Stock, $.01 par value; 4,492,618 shares authorized, issued and outstanding in 1999.

    - Series C Convertible Preferred Stock, $.01 par value; 15,156,000 shares authorized in 1999; 9,162,601 shares issued and outstanding in 1999.

    - Class A Common Stock, $.01 par value; 15,000,000 and 45,000,000 shares authorized in 1998 and 1999, respectively; 1,545,540 and 1,699,921 shares issued and outstanding in 1998 and 1999, respectively; 21,267,580 shares issued and outstanding in 1999 on a pro forma basis.

    - Class B Common Stock, $.01 par value; 15,000,000 and -0- shares authorized in 1998 and 1999, respectively; 406,980 and -0- shares issued and outstanding in 1998 and 1999, respectively. The Company's current charter does not allow for the issuance of any additional Class B Common Stock.

    In July 1996, the Company acquired all of the issued and outstanding stock of Cady Communications, Inc. ("CCI"), in exchange for 649,500 shares of Series A Convertible Preferred Stock ("Series A Preferred") of the Company and $5,353. Also in July 1996, the Company issued 4,985,460 shares of Series A Preferred at $1.46 per share in a private placement of stock. Net proceeds from this offering amounted to $7,240. The Series A Preferred is convertible into shares of Common Stock at a rate of 1:1 and carries a mandatory conversion in the event of an initial public offering in which the gross proceeds of the Company are at least $30,000. The Series A Preferred also accrues dividends at a rate of 8% per year, payable when and if declared by the Board of Directors. Such dividends will be cumulative and accrue if not declared by the Board of Directors. At December 31, 1999, dividends in arrears were $193. The Series A Preferred ranks senior to the Common Stock as to dividends and upon liquidation, dissolution or winding up.

    In February 1999, the Company issued 88,260 shares of Class A Common Stock at $2.83 per share in a private placement of stock to a member of the Company's Board of Directors. Net proceeds from this issuance amounted to $250. The Company also issued this director 17,640 shares of Class A Common Stock at a value of $50 as compensation for Board service during 1999.

    In July 1999, the Company granted options to purchase 81,000 shares of Common Stock at an exercise price of $.01 to two employees of the Company. The Company valued these options at $404 and is amortizing this amount to expense over the vesting period of five years. The Company recorded

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

7. CAPITAL STOCK (CONTINUED)
$30 as compensation expense in 1999. The Company used the Black-Scholes option pricing model to estimate the fair value of the warrants.

    In September 1999, the Company issued 4,594,654 shares of Series B Convertible Preferred Stock ("Series B Preferred") in exchange for $9,991 in principal and accrued interest on convertible subordinated debt. The Series B Preferred consists of four series: Series B1, Series B2, Series B3 and Series B4. The Series B Preferred is convertible into shares of Common Stock at a rate of 1:1 and requires mandatory conversion in the event of an initial public offering in which the gross proceeds of the Company are at least $30,000. The Series B Preferred also accrues dividends at a rate of 8% per year. The dividends are payable when and if declared by the Board of Directors. Such dividends will be cumulative and accrue if not declared by the Board of Directors. At December 31, 1999, dividends in arrears were $197. The Series B Preferred ranks senior to the Series A Preferred Stock and Common Stock as to dividends and upon liquidation, dissolution or winding up.

    In September 1999, the Company issued 9,162,601 shares of Series C Convertible Preferred Stock ("Series C Preferred") at $5.00 per share through a private placement of stock. Net proceeds from this offering amounted to $42,460. The Series C Preferred is convertible into shares of Common Stock at a rate of 1:1 and requires mandatory conversion in the event of an initial public offering in which the gross proceeds of the Company are at least $30,000. The Series C also accrues dividends at a rate of 8% per year, payable when and if declared by the Board of Directors. Such dividends will be cumulative and accrue if not declared by the Board of Directors. At December 31, 1999, dividends in arrears were $884. The Series C Preferred ranks senior to the Series A Preferred,
Series B Preferred and Common Stock as to dividends and upon liquidation, dissolution or winding up.

    Also in September 1999, the Company entered into a Stock and Stock Option Repurchase Agreement with two shareholders of the Company. As part of this agreement, the Company repurchased 129,500 shares of Series A Preferred Stock, 102,036 shares of Series B Preferred Stock, 160,000 shares of Common Stock and a vested option to purchase 125,820 shares of Common Stock. The total amount of this repurchase was $2,341. As part of this transaction, the $443 paid to repurchase the vested option was recorded as compensation expense during 1999.

8. STOCK OPTIONS

    In July 1996, the Board of Directors approved the Eschelon Telecom, Inc. Stock Option Plan of 1996. The plan provides for the issuance of incentive and nonqualified stock options to key management staff. Under the plan, the exercise price of options granted is determined by the Board of Directors, providing that incentive stock options are granted at exercise prices equal to the fair market value of the Company's stock on the date of grant. A total of 4,400,000 shares of the Company's Class A Common Stock have been reserved for issuance under the plan.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

8. STOCK OPTIONS (CONTINUED)
    The following table summarizes the options to purchase shares of the Company's Class A Common Stock under the Company's stock option plan:

                                              SHARES          PLAN          WEIGHTED
                                           AVAILABLE FOR     OPTIONS        AVERAGE
                                               GRANT       OUTSTANDING   EXERCISE PRICE
                                           -------------   -----------   --------------
Balance at December 31, 1997.............           --      1,114,380         $1.55
  Additional shares reserved.............    1,285,620             --            --
  Granted................................     (323,940)       323,940          2.21
  Canceled...............................        9,000         (9,000)         1.82
                                            ----------      ---------
Balance at December 31, 1998.............      970,680      1,429,320          1.71
  Additional shares reserved.............    2,000,000             --            --
  Granted................................   (1,407,780)     1,407,780          4.54
  Canceled...............................      199,980       (199,980)         1.58
  Exercised..............................           --       (126,420)         1.46
                                            ----------      ---------
Balance at December 31, 1999.............    1,762,880      2,510,700         $3.22
                                            ==========      =========

    The following table summarizes information about the stock options outstanding at December 31, 1999:

                                                  OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                       ------------------------------------------   ----------------------
                                                                         WEIGHTED                 WEIGHTED
                                                         WEIGHTED        AVERAGE                  AVERAGE
              RANGE OF                   NUMBER      AVERAGE REMAINING   EXERCISE     NUMBER      EXERCISE
           EXERCISE PRICES             OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE    PRICE
-------------------------------------  -----------   -----------------   --------   -----------   --------
$1.46-$1.82..........................     803,700       6.77 years        $1.58       489,204      $1.58
 2.03- 2.17..........................     291,300       8.41 years         2.08       106,820       2.07
 2.68- 4.50..........................     395,400       9.06 years         2.82        82,020       2.74
 4.55- 5.00..........................   1,020,300       9.66 years         5.00            --         --
                                        ---------                                     -------
$1.46-$5.00..........................   2,510,700       8.50 years        $3.22       678,044      $1.80
                                        =========                                     =======

    The weighted average grant date fair value of options granted at market prices during the years ended December 31, 1997, 1998 and 1999 was $.60, $.77 and $1.49 per share, respectively.

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("Statement 123"), requires use of option valuation models that were not developed to value employee stock options.

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

8. STOCK OPTIONS (CONTINUED)
fair value method of Statement 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 1997, 1998 and 1999: a risk-free interest rate of 5.20%, 4.65% and 5.30%, respectively, dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 25%; and a weighted average life of the options of five years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                     1997       1998       1999
                                                   --------   --------   --------
Pro forma net loss applicable to common
  stockholders...................................  $(3,417)   $(7,136)   $(12,520)
Pro forma net loss per share.....................  $ (3.78)   $ (5.59)   $  (6.32)

    The pro forma effect on net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options granted in future years.

9. INCOME TAXES

    The Company has incurred net operating losses since inception. As of December 31, 1999, the Company had net operating loss (NOL) carryforwards of approximately $19,000 available to offset its future income tax liability. The NOL carryforwards begin to expire in the year 2012. No benefit has been recorded for such loss carryforwards, and utilization in future years may be limited if significant ownership changes have occurred.

                             ESCHELON TELECOM, INC.

             (FORMERLY KNOWN AS ADVANCED TELECOMMUNICATIONS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1999

9. INCOME TAXES (CONTINUED)
    Components of the deferred tax asset at December 31, 1998 and 1999 are as follows:

                                                              1998       1999
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforward.........................  $ 3,800    $ 7,600
  Bad debts...............................................       96        141
  Vacation accrual........................................       67         81
  Inventory obsolescence..................................       56         49
  Other temporary differences.............................      140        261
                                                            -------    -------
                                                              4,159      8,132
Deferred tax liabilities:
  Depreciation............................................     (120)      (132)
                                                            -------    -------
                                                              4,039      8,000
Valuation allowance.......................................   (4,039)    (8,000)
                                                            -------    -------
Net deferred tax asset....................................  $    --    $    --
                                                            =======    =======

10. RELATED PARTY TRANSACTIONS

    The Company has entered into various Guaranty and Reimbursement agreements with a significant shareholder during 1998 and 1999. These agreements guaranteed up to $2,500 of indebtedness previously outstanding on a revolving note payable. In exchange for these guarantees, the Company issued 98,880 and 68,520 shares of Class A Common Stock during 1998 and 1999, respectively. The Company valued these shares at $268 and $267, respectively, and has recognized it as additional interest expense during 1998 and 1999.

11. SUBSEQUENT EVENTS

    In January 2000, the Company acquired all of the issued and outstanding stock of Fishnet.com in exchange for 569,166 shares of Class A Common Stock and $2,075. In addition to the purchase price, the Company has entered into an earnout agreement with the shareholders of Fishnet.com not to exceed $1,340. The earnout payments are based on meeting certain financial targets.

    In January 2000, the Company issued 1,684,633 shares of Series C1 Preferred Stock at $6.00 per share in a private placement offering. Net proceeds associated with this issuance amounted to $9,767.

    In March 2000, the Company signed a term sheet to expand its $65,000 debt facility to $135,000.

    In March 2000, the Company sold 40,000 shares of Common Stock to a member of the Board of Directors resulting in proceeds to the Company of $240.

    In March and April 2000, the Company sold 305,810 shares of Common Stock to third parties resulting in proceeds of $2,000. In addition, the Company also sold 180,680 shares of Common Stock to certain members of management and the Board of Directors resulting in proceeds of $1,182.

                                     [LOGO]

                              [INSERT FINANCIALS]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $45,540
National Association of Securities Dealers, Inc. filing
  fee.......................................................   17,750
Nasdaq National Market listing fee..........................        *
Transfer agent's and registrar's fees.......................        *
Printing expenses...........................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky filing fees and expenses...........................        *
Miscellaneous expenses......................................        *
                                                              -------
  Total.....................................................        *
                                                              -------

------------------------

*   To be filed by amendment.

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware general corporation law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

    At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

15. RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to compensatory benefit plans and contracts relating to compensation. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

1) In August 1997 and December 1997, we issued series A convertible subordinated promissory notes in the aggregate principal amount of $3,153,677 to Stolberg Partners, L.P. and certain employees.

2) In December 1997, we issued series B convertible subordinated promissory notes in the aggregate principal amount of $2,500,000 to Stolberg, Meehan & Scano II, L.P. and Stolberg Partners, L.P.

3) In July 1998, we issued 296,160 shares of common stock in consideration for the merger of Tele-Contracting Specialists, Inc. with and into American Telephone Technology, Inc.

4) In October 1998, in connection with a loan guaranteed by Stolberg Partners, L.P., we issued 39,960 shares of common stock Stolberg Partners, L.P. In January 1999, in connection with loans guaranteed by Stolberg Partners, L.P., we issued 58,920 shares of common stock to Stolberg Partners, L.P.

5) In October 1998, we issued 360 shares of our common stock in consideration of contribution for retention bonuses to Artesian Capital and two other investors.

6) In December 1998, in connection with the merger of One Call Telecom, Inc., with and into Cady Communications, Inc. we issued 468,000 shares of our common stock to former One Call shareholders.

7) In December 1998, we granted to Mr. Moses, a member of our board of directors, options to purchase 58,800 shares of our common stock at an exercise price of $2.85, in connection with his service as a member of our board of directors.

8) In July 1998, we granted options to purchase 30,000 shares of common stock to one of our executive officers at an exercise price of $2.17 per share.

9) In February 1998, we granted options to purchase 9,000 shares of common stock to one of our executive officers at an exercise price of $2.03 per share.

10) In December 1999, we granted options to purchase 90,000 shares of common stock to one of our executive officers at an exercise price of $5.00 per share.

11) In February 1998, we granted options to purchase 52,800 shares of common stock to one of our executive officers at an exercise price of $2.08 per share.

12) In December 1999, we granted options to purchase 30,000 shares of common stock to one of our executive officers at an exercise price of $5.00 per share.

13) In October 1998, we granted options to purchase 96,000 shares of common stock to our president and chief operating officer at an exercise price of $2.08 per share.

14) In January 1999, we issued 39,960 shares of our common stock to two stockholders as part of the consideration for the merger of One Call Telecom merger consideration.

15) In January 1999, we issued 18,960 shares of our common stock to Stolberg Meehan & Scano, II, L.P. in consideration of a $500,000 guarantee of our indebtedness to Imperial Bank.

16) In February 1999, we issued 88,260 shares of common stock to a stockholder in exchange for cash and 17,640 shares of common stock to one of our directors as compensation for serving on our board.

17) In February 1999, we granted options to purchase 64,020 shares of common stock to our president and chief operating officer at an exercise price of $2.83 per share.

18) In February 1999, we granted options to purchase 9,000 shares of common stock to one of our executive officers at an exercise price of $2.68 per share.

19) In March 1999, we issued 32,520 shares of common stock to Stolberg Partners, L.P. and Stolberg Meehan & Scano II. L.P. in connection with a guaranty of indebtedness to Imperial Bank.

20) In March 1999, we issued series B convertible subordinated promissory notes to our president and chief operating officer in the aggregate principal amount of $200,000.

21) In April 1999, we issued a warrant to acquire 12,000 shares of our common stock to one of our lenders.

22) In April 1999, we granted options to purchase 90,000 shares of common stock to one of our executive officers at an exercise price of $5.00 per share.

23) In May 1999, we issued 36,000 shares of common stock to Stolberg Partners, L.P. and Stolberg, Meehan & Scano II, L.P. in connection with a $1,000,000 guaranty of our indebtedness to one of our lenders.

24) In July 1999, we issued a warrant to acquire 428,500 shares of common stock to one of our lenders.

25) In August 1999, we granted options to purchase 60,000 shares of common stock to our president and chief operating officer at an exercise price of $5.00 per share.

26) In August 1999, we granted options to purchase 33,000 shares of common stock to one of our executive officers at an exercise price of $.01 per share.

27) In August 1999, we granted options to purchase 90,000 shares of common stock to one of our executive officers at an exercise price of $5.00 per share.

28) In August 1999, we issued 76,260 shares of common stock to former One Call Telecom stockholders in connection with the merger of One Call
    Telecom, Inc. with and into Cady Communications, Inc.

29) In August 1999, we issued 11,880 shares of common stock pursuant to an earnout provision under the merger agreement with Tele-Contracting, Inc. and American Telephone Technology, Inc. and us.

30) In September 1999, we granted options to purchase 60,000 shares of common stock to one of our executive officers at an exercise price of $5.00 per share.

31) In September 1999, we issued 8,576,000 shares of our series C convertible preferred stock to a group of accredited investors at a price per share of $5.00.

32) In September 1999, we issued 1,349,506 shares of series B1 convertible preferred stock, 1,552,154 shares of series B2 convertible preferred stock, 1,296,704 shares of series B3 convertible preferred stock and 294,254 shares of series B4 convertible preferred stock to a group of 24 accredited investors.

33) In November 1999, we issued 114,300 shares of common stock to One Call Telecom shareholders in connection with the merger of One Call Telecom, Inc. with and into Cady Communications.

34) In December 1999, we issued 580,000 shares of series C convertible preferred stock to Stolberg, Meehan & Scano II, L.P.

35) In January 2000, we granted options to purchase 45,000 shares of common stock to one of our executive officers at an exercise price of $6.00 per share.

36) In January 2000, we issued an aggregate of 1,684,634 shares of series C1 convertible preferred stock issued to a group of accredited investors at an exercise price of $6.00 per share.

37) In January 2000, we issued 569,166 shares of our common stock to shareholders of Fishnet.com in connection with our acquisition of them.

38) In January 2000, we issued an aggregate of 40,000 shares of common stock to two members of our board of directors at a price per share of $6.00.

39) In March 2000, we granted options to purchase 378,575 shares of common stock to our chairman and chief executive officer at an exercise price of $6.00 per share.

40) In March 2000, we granted options to purchase 378,525 shares of common stock to our president and chief operating officer at an exercise price of $6.00 per share.

41) In March 2000, we granted options to purchase 250,000 shares of common stock to our chief financial officer at an exercise price of $6.00 per share.

42) In March 2000, we granted options to purchase 20,000 shares of common stock to one of our executive officers at an exercise price of $6.00 per share.

43) In October 1999, we granted options to purchase 60,000 shares of common stock to our president and chief operating officer at an exercise price of $5.00 per share.

44) In March 2000, we granted options to purchase 20,000 shares of common stock to one of our executive officers at an exercise price of $6.00 per share.

45) In April 2000, we issued an aggregate of 480,206 shares of common stock to a group of investors at a price of $6.54 per share.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
  1.1*                  Form of Underwriting Agreement
  2.1.1                 Agreement and Plan of Merger Dated July 14, 1998 by and
                        among Eschelon Telecom, Inc., American Telephone Technology,
                        Inc., Tele-Contracting Specialists, Inc.,
  2.1.2                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., One Call Acquisition Corp and One Call Telecom, Inc.
                        dated June 22, 1998
  2.1.3                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., Cady Communications, Inc. and One Call Telecom, Inc.
                        dated June 22, 1998
  2.1.4                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., Fishnet Acquisition Corp., Fishnet.com, Inc. and
                        Stevens Solbrack, Steven Holland and Steven G. Kolar dated
                        December 23, 1999.
  3.1.1                 Second Amended and Restated Certificate of Incorporation
                        dated December 10, 1999
  3.1.2                 Certificate of Amendment to Second Amended and Restated
                        Certificate of Incorporation, dated April   , 2000
  3.1.3*                Form of Third Amended and Restated Certificate of
                        Incorporation (to be effective immediately after the closing of this offering)
  3.1.4                 Bylaws dated September 30, 1999
  3.1.5                 First Amendment to Bylaws dated September 30, 1999
  3.1.6*                Second Amendment to Bylaws dated April   , 2000
  3.1.7*                Form of Amended and Restated Bylaws (to be effective
                        immediately after the closing of this offering)
  4.1*                  Specimen stock certificate for shares of common stock
  5.1*                  Form of opinion of Piper Marbury Rudnick & Wolfe LLP,
                        regarding legality of securities being registered
 10.1.1                 Amended and Restated Stockholders Agreement dated
                        September 30, 1999 by and among Eschelon Telecom, Inc. and the Persons listed herein.
 10.1.2                 Baker Center Lease of Office Space dated August 14, 1996
                        between St. Paul Properties, Inc. and Eschelon Telecom, Inc.
 10.1.3                 First Amendment to Baker Center Lease dated September 5,
                        1996 between St. Paul Properties, Inc. and Eschelon
                        Telecom, Inc.
 10.1.4                 Baker Center Lease of additional office space dated
                        January 22, 1997 between St. Paul Properties and Eschelon
                        Telecom, Inc.
 10.1.5                 Baker Center Amendment of Lease dated May 15, 1997 between
                        St. Paul Properties and One Call Telecom, Inc.
 10.1.6                 Baker Center Second Lease of additional office space dated
                        August 4, 1997 between St. Paul Properties, Inc. and
                        Eschelon Telecom, Inc.
 10.1.7                 Baker Center Lease dated September 15, 1997 between
                        St. Paul Properties and Eschelon Telecom, Inc.
 10.1.8                 Baker Center Second Amendment of Lease dated October 15,
                        1998 between St. Paul Properties, Inc. and Eschelon
                        Telecom, Inc.
 10.1.9                 Lease Agreement between Denver FDS, L.P. and Eschelon
                        Telecom, Inc. dated November 29, 1999
 10.1.10                Lease Agreement between Alco Investment Company and Eschelon
                        Telecom, Inc. dated November 29, 1999
 10.1.11                Lease Agreement between SOFI-IV SIM Office Investors II,
                        Limited Partnership and Eschelon Telecom, Inc. dated
                        December 1, 1999

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
 10.1.12                Lease Agreement between Seattle Telecom and Eschelon
                        Telecom, Inc. dated December   , 1999
 10.1.13                Lease Agreement between Parkside Salt Lake Corporation and
                        Eschelon Telecom, Inc. dated December 28, 1999.
 10.1.14                Lease Agreement between Timeshare Systems, Inc, and Eschelon
                        Telecom, Inc.
 10.1.15*               Eschelon Telecom, Inc. Series C Preferred Stock Purchase
                        Agreement dated as of September 30, 1999.
 10.1.16                Loan and Security Agreement dated as of July 16, 1999 among
                        ATI Operating Company, as Borrower, Eschelon Telecom, Inc.
                        and Certain Operating Subsidiaries of Eschelon Telecom,
                        Inc., as Guarantors, NTFC Capital Corporation, as Lender,
                        The other Lenders party hereto and General Electric Capital
                        Corporation as Administrative Agent
 10.1.17                Stock Purchase Warrant Agreement dated as of July 19, 1999, by and between ATI and General Electric Capital Corporation
 10.1.18                General Electric Capital Corporation Warrant Certificate
 10.1.19                Form of Non-competition Agreement
 10.1.20                1996 Amended and Restated Stock Option Plan
 10.1.21                Employment Agreement dated July 1, 1996 between Eschelon
                        Telecom, Inc. and Clifford D. Williams
 10.1.22                Employment Agreement dated April 15, 1999 between Eschelon
                        Telecom, Inc. and Satish Tiwari
 10.1.23                Employment Agreement dated August 4, 1999 between Eschelon
                        Telecom, Inc. and Michael J. Robinson
 10.1.24                Employment Agreement dated March 19, 1999 between Eschelon
                        Telecom, Inc. and David A. Kunde
 10.1.25                Employment Agreement dated July 16, 1999 between Eschelon
                        Telecom, Inc. and John E. Beesley
 10.1.26                Employment Agreement dated March 7, 2000 between Eschelon
                        Telecom, Inc. and Geoffrey Boyd
 10.1.27                Employment Agreement dated July 19, 1999 between Eschelon
                        Telecom, Inc. and Steven K. Wachter
 10.1.28                Employment Agreement dated June 4, 1998 between Eschelon
                        Telecom, Inc. and Richard Smith
 10.1.29                Amendment to Employment Agreement dated March 10, 1999
                        between Eschelon Telecom, Inc. and Richard Smith
 10.1.30                Advisory Agreement
 21                     Subsidiaries of Eschelon Telecom, Inc.
 23.1                   Consent of Ernst & Young LLP
 23.2                   Consent of Piper Marbury Rudnick & Wolfe LLP (included as
                        part of Exhibit 5.1 hereto)
 24.1                   Power of Attorney (included in signature pages)
 27                     Financial Data Schedule

------------------------

*   To be filed by amendment

    (B) FINANCIAL STATEMENT SCHEDULES:

    Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on the 14th day of April, 2000.

                                                       ESCHELON TELECOM, INC.

                                                       By:           /s/ CLIFFORD D. WILLIAMS
                                                            -----------------------------------------
                                                                       Clifford D. Williams
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appointed Clifford D. Williams and Richard A. Smith, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
/s/ CLIFFORD D. WILLIAMS                               Chairman of the Board and      April 14, 2000
-------------------------------------------              Chief Executive Officer
Clifford D. Williams                                     (Principal Executive
                                                         Officer)

/s/ RICHARD A. SMITH                                   President and Chief            April 14, 2000
-------------------------------------------              Operating Officer
Richard A. Smith

/s/ GEOFFREY M. BOYD                                   Chief Financial Officer        April 14, 2000
-------------------------------------------              (Principal Accounting and
Geoffrey M. Boyd                                         Financial Officer)

/s/ TANSUKH V. GANATRA                                 Director                       April 14, 2000
-------------------------------------------
Tansukh V. Ganatra

/s/ MICHAEL A. KRUPKA                                  Director                       April 14, 2000
-------------------------------------------
Michael A. Krupka

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
/s/ MARVIN C. MOSES                                    Director                       April 14, 2000
-------------------------------------------
Marvin C. Moses

/s/ MARK E. NUNNELLY                                   Director                       April 14, 2000
-------------------------------------------
Mark E. Nunnelly

/s/ E. THEODORE STOLBERG                               Director                       April 14, 2000
-------------------------------------------
E. Theodore Stolberg

/s/ PETER M. VAN GENDEREN                              Director                       April 14, 2000
-------------------------------------------
Peter M. Van Genderen

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
  1.1*                  Form of Underwriting Agreement
  2.1.1                 Agreement and Plan of Merger Dated July 14, 1998 by and
                        among Eschelon Telecom, Inc., American Telephone Technology,
                        Inc., Tele-Contracting Specialists, Inc.,
  2.1.2                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., One Call Acquisition Corp and One Call Telecom, Inc.
                        dated June 22, 1998
  2.1.3                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., Cady Communications, Inc. and One Call Telecom, Inc.
                        dated June 22, 1998
  2.1.4                 Agreement and Plan of Merger by and among Eschelon Telecom,
                        Inc., Fishnet Acquisition Corp., Fishnet.com, Inc. and
                        Steven Solbrack, Steven Holland and Steven G. Kolar dated
                        December 23, 1999.
  3.1.1                 Second Amended and Restated Certificate of Incorporation
                        dated December 10, 1999
  3.1.2                 Certificate of Amendment to Second Amended and Restated
                        Certificate of Incorporation, dated April   , 2000
  3.1.3*                Form of Third Amended and Restated Certificate of
                        Incorporation (to be effective immediately after the closing of this offering)
  3.1.4                 Bylaws dated September 30, 1999
  3.1.5                 First Amendment to Bylaws dated September 30, 1999
  3.1.6                 Second Amendment to Bylaws dated April   , 2000
  3.1.7*                Form of Amended and Restated Bylaws (to be effective
                        immediately after the closing of this offering)
  4.1*                  Specimen stock certificate for shares of common stock
  5.1*                  Form of opinion of Piper Marbury Rudnick & Wolfe LLP,
                        regarding legality of securities being registered
 10.1.1                 Amended and Restated Stockholders Agreement dated
                        September 30, 1999 by and among Eschelon Telecom, Inc. and the Persons listed herein.
 10.1.2                 Baker Center Lease of Office Space dated August 14, 1996
                        between St. Paul Properties, Inc. and Eschelon Telecom, Inc.
 10.1.3                 First Amendment to Baker Center Lease dated September 5,
                        1996 between St. Paul Properties, Inc. and Eschelon
                        Telecom, Inc.
 10.1.4                 Baker Center Lease of additional office space dated
                        January 22, 1997 between St. Paul Properties and Eschelon
                        Telecom, Inc.
 10.1.5                 Baker Center Amendment of Lease dated May 15, 1997 between
                        St. Paul Properties and One Call Telecom, Inc.
 10.1.6                 Baker Center Second Lease of additional office space dated
                        August 4, 1997 between St. Paul Properties, Inc. and
                        Eschelon Telecom, Inc.
 10.1.7                 Baker Center Lease dated September 15, 1997 between
                        St. Paul Properties and Eschelon Telecom, Inc.
 10.1.8                 Baker Center Second Amendment of Lease dated October 15,
                        1998 between St. Paul Properties, Inc. and Eschelon
                        Telecom, Inc.
 10.1.9                 Lease Agreement between Denver FDS, L.P. and Eschelon
                        Telecom, Inc. dated November 29, 1999
 10.1.10                Lease Agreement between Alco Investment Company and Eschelon
                        Telecom, Inc. dated November 29, 1999
 10.1.11                Lease Agreement between SOFI-IV SIM Office Investors II,
                        Limited Partnership and Eschelon Telecom, Inc. dated
                        December 1, 1999
 10.1.12                Lease Agreement between Seattle Telecom and Eschelon
                        Telecom, Inc. dated December   , 1999
 10.1.13                Lease Agreement between Parkside Salt Lake Corporation and
                        Eschelon Telecom, Inc. dated December 28, 1999.
 10.1.14                Lease Agreement between Timeshare Systems, Inc, and Eschelon
                        Telecom, Inc.

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
 10.1.15                Eschelon Telecom, Inc. Series C Preferred Stock Purchase
                        Agreement dated as of September 30, 1999.
 10.1.16                Loan and Security Agreement dated as of July 16, 1999 among
                        ATI Operating Company, as Borrower, Eschelon Telecom, Inc.
                        and Certain Operating Subsidiaries of Eschelon Telecom,
                        Inc., as Guarantors, NTFC Capital Corporation, as Lender,
                        The other Lenders party hereto and General Electric Capital
                        Corporation as Administrative Agent
 10.1.17                Stock Purchase Warrant Agreement dated as of July 19, 1999, by and between ATI and General Electric Capital Corporation
 10.1.19                Form of Non-competition Agreement
 10.1.20                [2000 Stock Incentive Plan]
 10.1.21                Employment Agreement dated July 1, 1996 between Eschelon
                        Telecom, Inc. and Clifford D. Williams
 10.1.22                Employment Agreement dated April 15, 1999 between Eschelon
                        Telecom, Inc. and Satish Tiwari
 10.1.23                Employment Agreement dated August 4, 1999 between Eschelon
                        Telecom, Inc. and Michael J. Robinson
 10.1.24                Employment Agreement dated March 19, 1999 between Eschelon
                        Telecom, Inc. and David A. Kunde
 10.1.25                Employment Agreement dated July 16, 1999 between Eschelon
                        Telecom, Inc. and John E. Beesley
 10.1.26                Employment Agreement dated March 7, 2000 between Eschelon
                        Telecom, Inc. and Geoffrey Boyd
 10.1.27                Employment Agreement dated July 19, 1999 between Eschelon
                        Telecom, Inc. and Steven K. Wachter
 10.1.28                Employment Agreement dated June 4, 1998 between Eschelon
                        Telecom, Inc. and Richard Smith
 10.1.29                Amendment to Employment Agreement dated March 10, 1999
                        between Eschelon Telecom, Inc. and Richard Smith
 10.1.20                [Employee Stock Option Grant Agreements]
 10.1.21                Advisory Agreement
 21                     Subsidiaries of Eschelon Telecom, Inc.
 23.1                   Consent of Ernst & Young LLP
 23.2                   Consent of Piper Marbury Rudnick & Wolfe LLP (included as
                        part of Exhibit 5.1 hereto)
 24.1                   Power of Attorney (included in signature pages)
 27                     Financial Data Schedule

------------------------

*   To be filed by amendment